Exhibit 10.1

EXECUTION COPY

CORPORATE HEADQUARTERS LEASE

FOR

TRIPADVISOR LLC

CENTER 128

NEEDHAM, MASSACHUSETTS

TRIPADVISOR LEASE

CENTER 128

NEEDHAM, MASSACHUSETTS

TABLE OF CONTENTS

ARTICLE 1. BASIC TERMS AND EXHIBITS	1

1. Defined Terms	1

2. Exhibits	10

ARTICLE 2. PREMISES AND APPURTENANT RIGHTS	12

2.1. Lease of Premises	12

2.2. Appurtenant Rights	12

2.3. Reservations	20

2.4. Project Development Documents	20

2.5. Landlord’s Interest in the Building	21

ARTICLE 3. LEASE TERM	24

3.1 Lease Term	24

3.2 Building Construction and Delivery	24

3.3 Extension Options	24

ARTICLE 4. RENT	24

4.1 Base Rent	24

4.2 Additional Rent	25

4.3 Method of Payment	27

4.4 Audit Rights	28

4.5 Cooperation With Tenant’s Accounting Requirements	29

ARTICLE 5. TAXES	30

5.1 Taxes	30

5.2 Definition of “Taxes”	30

5.3 Personal Property Taxes	32

5.4 TIF Incentives	32

ARTICLE 6. UTILITIES	32

6.1 Utilities	32

ARTICLE 7. INSURANCE	35

7.1 Tenant’s Coverage	35

7.2 Action Increasing Rates	36

7.3 Waiver of Subrogation	36

7.4 Landlord’s Insurance and Indemnity	37

ARTICLE 8. OPERATING EXPENSES	37

8.1 Operating Expenses	37

ARTICLE 9. USE OF PREMISES	38

9.1 Permitted Uses	38

9.2 Indemnification	38

9.3 Compliance With Legal Requirements	39

9.4 Hazardous Substances	40

9.5 Signage	42

9.6 Landlord’s Access	42

9.7 Security	43

ARTICLE 10. CONDITION AND MAINTENANCE OF PREMISES AND PROPERTY	44

10.1 Condition of Premises and Property	44

10.2 Tenant Property	44

10.3 Landlord’s Obligations for Building Services, Repair and Maintenance	45

10.4 Tenant’s Obligations for Repair and Maintenance	50

10.2. Tenant Work	52

10.6 Condition upon Termination	57

ARTICLE 11. ROOFTOP EQUIPMENT	57

11.1 Rooftop Installations	57

11.2 Installation and Maintenance of Rooftop Equipment	58

11.3 Operation of Rooftop Equipment	58

ARTICLE 12. DAMAGE OR DESTRUCTION; CONDEMNATION	59

12.1 Damage or Destruction of Premises	59

12.2 Eminent Domain	61

ARTICLE 13. ASSIGNMENT AND SUBLETTING	62

13.1 Landlord’s Consent Required	62

13.2 Permitted Transfers	62

13.3 Consent Procedures	63

13.4 Sharing of Transfer Profits	64

13.5 No Release	64

13.6 Additional Provisions	65

ARTICLE 14. EVENTS OF DEFAULT AND REMEDIES	65

14.1 Events of Default	65

14.2 Right to Terminate	66

14.3 Remedies for Default	67

14.4. Late Charge	69

14.5. Interest	69

14.6. Letter of Credit	70

14.7. Guaranty	72

14.8. Holdover	72

ARTICLE 15. PROTECTION OF LENDERS	73

15.1 Subordination and Superiority of Lease	73

15.2 Attornment	73

15.3 Rent Assignment	74

15.4 Other Instruments	74

15.5 Estoppel Certificates	75

ARTICLE 16. MISCELLANEOUS PROVISIONS	75

16.1 Landlord’s and Tenant’s Consent	75

16.2 Notice of Landlord’s Default	75

16.3 Quiet Enjoyment	75

16.4. Limitations on Liability	76

16.5. Notices	76

16.6. Notice of Lease	76

16.7. Corporate Authority	77

16.8. Joint and Several Liability	77

16.9. Force Majeure	77

16.10. Limitation of Warranties	77

16.11. Brokers	78

16.12. Applicable Law and Construction	78

16.13. Construction on the Property or Adjacent Property	79

16.14. Confidentiality of Information	80

TRIPADVISOR LEASE

CENTER 128

NEEDHAM, MASSACHUSETTS

This Lease (the “Lease”) is hereby entered into as of the Lease Date set forth below by and between the undersigned Landlord and Tenant.

ARTICLE 1.

BASIC TERMS AND EXHIBITS

1. Defined Terms. The following capitalized terms used in this Lease shall have the meanings set forth below. A reference table for all defined terms used in this Lease is attached hereto as Exhibit O. All references in this Lease to Sections shall mean the Sections of this Lease, unless otherwise expressly specified.

1.1	Lease Date and Parties:

	Lease Date:	June 20, 2013

	Landlord:	Normandy GAP-V Needham Building 3, LLC, a Delaware limited liability company

	Tenant:	TripAdvisor LLC, a Delaware limited liability company

	Guarantor:	TripAdvisor, Inc., a Delaware corporation

1.2	Terms related to the Building:

	Building:	The six-(6)-story building, with a mechanical penthouse level, to be constructed by Landlord under Section 3.2 and Exhibit B on the Building Site (as defined below). For clarity in certain contexts, the Building is also sometimes referred to herein as the “TA Building” or the “Original Building.”

	Building Site:	The portion of the Project Land on which the Building is located together with the immediately surrounding exterior areas on the Building Site that exclusively serve the Building, as shown on the Building Site Plan and more particularly described in this Lease.

	Building Site Plan:	The detailed site plan for the Building Site attached hereto as Exhibit A-2, subject to the final design process under Exhibit B.

	Preliminary Plans:	The preliminary plans, specifications, and renderings attached hereto as Exhibit B-1.

	Base Building Work:	The base building work and initial site work for the Building to be performed by Landlord under Exhibit B, as more particularly defined in the definition of “Base Building Work” in Exhibit B.

	TI Work:	The Tenant Work (as defined in Section 10.5) for the Building to be performed by Tenant under Exhibit B, pursuant to the final TIW Construction Documents (as defined in Exhibit B).

1.3.	Terms related to the Project:

	Project:	The phased development project known as Center 128 in Needham, Massachusetts to be developed on the Project Land pursuant to the Project Condominium Documents (as defined below). The Project, when fully developed, is expected to contain (a) a total of approximately 740,000 gross square feet in four (4) new buildings (inclusive of the TA Building), (b) a hotel containing approximately 128 guest rooms and related hotel facilities and amenities (currently under construction), (c) two (2) multi-level parking garages adjacent to the Project buildings (shown as Garage A and Garage B on the attached Project Site Plan), as well as surface parking, and (d) open space, landscaping, and other amenities and improvements now or hereafter required or permitted by the applicable Master Plan Permits (as defined in the Project Condominium Documents).

	Project Land:	The land described in Exhibit A.

	Special Permit Amendment:	The Special Permit Amendment referenced in Paragraph 4 of Exhibit B.

	Project Site Plan:	The general site plans for the Project attached hereto as Exhibit A-1, as the same may be revised from time to time (a) pursuant to the final design process and the Special Permit Amendment and

(b) pursuant to the remaining Project development rights reserved to the Project Declarant (as defined below) under the Project Condominium Documents, as the same may be affected by the exercise (if applicable) of Tenant’s Expansion/Purchase Rights as more particularly provided in this Lease.

	Project Common Facilities:	The common areas and facilities of the Project from time to time that are for the use of the Building in common with all or certain other Project buildings pursuant to the Project Condominium Documents, including without limitation the roadways, sidewalks, common stairways, common driveways and non-exclusive parking areas and non-exclusive garages and other improvements on the Condominium Land, as more particularly provided for under the Project Condominium Documents.

	Limited Common Elements:	As defined in the Project Condominium Documents. The Limited Common Elements for the Building are set forth in the Building Condominium Instruments under Section 2.4(a) and referenced in the applicable provisions of this Lease.

	Project Condominium Documents:	As defined in Exhibit A.

	Project Declarant:	The Declarant as defined under the Project Condominium Documents.

1.4	Terms related to the Premises:

	Premises:	The entire rentable area of the Building, subject to the exclusions set forth in Section 2.1.

	Premises RSF:	The entire RSF of the Building, comprising a total of 280,892 square feet of Premises RSF as set forth in Paragraph 3.5(a) of Exhibit B, subject to adjustment (if any) in accordance with Paragraph 3.5(b) of Exhibit B.

	RSF:	The rentable square footage based on the BOMA International Standard Method of Measurement for Office Buildings ANSI/BOMA Z65.1-1996 for single tenant buildings (the “Measurement Standard”), as set forth in Paragraph 3.5(a) of Exhibit B and subject to adjustment (if any) in accordance with Paragraph 3.5(b) of Exhibit B.

	Tenant’s Pro Rata Share:	The percentage determined by dividing (x) the Premises RSF by (y) the entire RSF of the Building. Accordingly, Tenant’s Pro Rata Share for the original Premises under this Lease shall be one hundred percent (100%).

1.5	Terms related to the Lease Term:

	Term:	The Initial Term, as the same may be from time to time extended.

	Initial Term:	The period commencing on the Commencement Date (as defined below) and expiring on the Term Expiration Date (as defined below).

	TIW Access Date:	The date on which the Base Building Work shall have achieved the conditions for Building Enclosed/Weather Tight as set forth in Exhibit B-3, as provided in Paragraph 6.3 of Exhibit B.

	Early Occupancy Period:	See Section 4.2(a).

	Commencement Date:	The date that is eight (8) months after the TIW Access Date.

	Partial Rent Commencement Date:	The date that is four (4) months after the Commencement Date. See Section 4.1(a).

	Rent Commencement Date:	The date that is forty nine (49) days after the Partial Rent Commencement Date, subject to adjustment (if any) in accordance with Paragraph 3.5(c) of Exhibit B. See Section 4.1(a).

	Term Expiration Date:	The last day of the Partial Final Lease Year (as defined below).

	Lease Year:	Each successive twelve-(12)-month period commencing on the Commencement Date and on each anniversary thereof, provided that the “Partial Final Lease Year” shall mean the seven-(7)-month period immediately following the end of fifteenth (15th) Lease Year and (if such seven-(7)-month period does not end on the last day of a calendar month) shall further include the balance of the calendar month in which such seven-(7)-month period ends.

	Extension Terms:	Two (2) extension periods of five (5) years each, as set forth in, and subject to the provisions of, Section 3.3 and Exhibit D-1.

1.6	Base Rent (per square foot of Premises RSF per annum):

	For the Initial Term:	Lease Year 1:	$33.00 per RSF per annum, subject to abatement as set forth in Section 4.1(a).

		Lease Year 2:	$33.00 per RSF per annum
		Lease Year 3:	$33.00 per RSF per annum
		Lease Year 4:	$33.00 per RSF per annum
		Lease Year 5:	$33.00 per RSF per annum

		Lease Year 6:	$33.75 per RSF per annum
		Lease Year 7:	$33.75 per RSF per annum
		Lease Year 8:	$33.75 per RSF per annum
		Lease Year 9:	$33.75 per RSF per annum
		Lease Year 10:	$33.75 per RSF per annum

		Lease Year 11:	$34.50 per RSF per annum
		Lease Year 12:	$34.50 per RSF per annum
		Lease Year 13:	$34.50 per RSF per annum
		Lease Year 14:	$34.50 per RSF per annum
		Lease Year 15:	$34.50 per RSF per annum
		Partial Final Lease Year:	$34.50 per RSF per annum

	For each Extension Term, if applicable:	Ninety five percent (95%) of the Fair Market Rent Rate for the Premises for the applicable Extension Term, as determined pursuant to Exhibit D-1.

1.7	Other Basic Economic Terms:

	Rent:	Base Rent and Additional Rent. (See Sections 4.1 and 4.2.)
	Additional Rent:	Tenant’s Pro Rata Share of Total Operating Costs, together with all other amounts payable by Tenant under this Lease other than Base Rent. As provided in Section 4.2(b), Total Operating Costs include

(i) Taxes (Article 5), (ii) utility expenses under Article 6 to the extent provided and paid for by Landlord, (iii) costs of insurance under Section 7.4, and (iv) Operating Expenses (Article 8).

	Expenses Paid Directly by Tenant:	All utilities for the Premises (except as set forth in Article 6), and the services to the Premises from time to time provided by Tenant in accordance with Sections 10.3 and 10.4 and other provisions of this Lease.

	Building Services:	See Sections 10.3 and 10.4 and Exhibit E.

	TI Allowance:	An amount equal to $16,561,530.00, subject to adjustment (if any) in accordance with Paragraph 3.5(b) and/or 3.5(c) of Exhibit B. See Paragraph 11.2 of Exhibit B.

	Letter of Credit:	An initial amount equal to $807,564.50, subject to increase in accordance with Section 14.6.

	Guaranty:	The guaranty of Tenant’s obligations under the Lease provided by Guarantor in accordance with Section 14.7.

1.8	Appurtenant Rights:

	General Common Areas:	See Section 2.2(a).

	Parking Rights:	See Section 2.2(b).

	Signage Rights:	See Section 2.2(c).

	Rooftop Equipment:	See Section 2.2(d) and Article 11.

	Amphitheater Area:	See Section 2.2(e).

1.9	Expansion/Purchase Rights:	The following expansion and purchase rights affecting other Project buildings:

	a) Building 2 Expansion Option:	See Exhibit C-1.

	b) Building 2 Development Rights Purchase Option	See Exhibit C-2.

	c) Building 2 Lease ROFO:	See Exhibit C-3.

	d) Building 4 Lease ROFO:	See Exhibit C-4.

1.10	ROFO on Building Sale:	See Exhibit D-2.

1.11	Permitted Uses:	Professional, business, and administrative office uses (including, as ancillary thereto, an employee cafeteria or café, lunch rooms, meeting areas, fitness center, and other ancillary uses of the Premises for Tenant’s employees and not for the general public), in each case consistent with the operation of a first-class suburban office building, the Special Permit Amendment and other applicable Legal Requirements, the Project Condominium Documents, and the provisions of this Lease.

1.12	Original Notice Addresses:

	For Landlord:	c/o Normandy Real Estate Partners
57 Maple Avenue
Morristown, NJ 07960
Attn: General Counsel

with copies to:

c/o Normandy Real Estate Partners
57 Maple Avenue
Morristown, NJ 07960
Attn: Head of Property Management

and

c/o Greenfield Partners, LLC
50 North Water Street
South Norwalk, CT 06854
Attn: Barry P. Marcus

and

DLA Piper LLP (US)
33 Arch Street
Boston, MA 02110
Attn: William B. Forbush III, Esq.

	For Tenant:	Before the Commencement Date:

TripAdvisor
141 Needham Street

Newton, MA 02464
Attn: Chief Financial Officer

with copies to:

TripAdvisor
141 Needham Street
Newton, MA 02464
Attn: General Counsel

and

Paul Jakubowski, Esq.
WilmerHale LLP
60 State Street
Boston, MA 02109

After the Commencement Date:

TripAdvisor
400 First Avenue
Needham, MA 02494
Attn: Chief Financing Officer

with copies to:

TripAdvisor
400 First Avenue
Needham, MA 02494
Attn: General Counsel

and

Paul Jakubowski, Esq.
WilmerHale LLP
60 State Street
Boston, MA 02109

1.13	Brokers:	Columbia Group Realty Advisors, Inc. and
Cushman & Wakefield of MA, Inc.
(as Tenant’s Brokers)

and

Richards Barry Joyce & Partners
(as Landlord’s Broker)

1.14	Management Company:	Normandy Real Estate Management, subject to Article 10.

1.15	Additional Terms:

	Financial Condition Standard:	As of the applicable date under the Lease provision referring to this term, the Financial Condition Standard shall be deemed satisfied if either (a) Tenant has a Net Worth (as defined in Section 14.6) of at least Five Hundred Million Dollars ($500,000,000), as evidenced by then current financial information provided by Tenant and reasonably acceptable to Project Declarant and Landlord, or (b) Tenant then has a public company investment grade credit rating of not less than BBB as determined by Standard & Poors (or the equivalent credit rating as determined by Moody’s or Fitch), and to the extent more than one such rating agency has rated Tenant’s credit, such credit rating has been determined by each such rating agency.

	Material Event of Default:	As of the applicable date under the Lease provision referring to this term, an Event of Default (as defined in Section 14.1) has occurred and is continuing, other than (a) a non-monetary Event of Default that is of an immaterial and readily curable nature (such as a temporarily lapsed insurance certificate due to administrative oversight), provided that Tenant shall cure such Event of Default within thirty (30) days after notice that such an Event of Default has occurred; and (b) a monetary Event of Default for non-recurring Additional Rent charges not exceeding $10,000 in the aggregate, provided that Tenant shall pay such delinquent amounts within thirty (30) days after notice that such an Event of Default has occurred.

2. Exhibits. The following Exhibits are attached to this Lease and shall be incorporated into this Lease by reference. All references in this Lease to Exhibits shall mean the Exhibits attached to this Lease, unless otherwise expressly specified.

Exhibit A:	Project Land and Documents
Exhibit A-1:	Project Site Plan
Exhibit A-2:	Building Site Plan

Exhibit B:	Base Building Construction and TI Work Letter
Exhibit B-1:	Preliminary Plans
Exhibit B-2:	Scope of Base Building Work
Schedule 1: Base Building Work Alternates
Schedule 2: Base Building Work Allowances
Exhibit B-3:	Requirements for Building Enclosed/Weather Tight
Exhibit B-4:	Construction Schedule
Exhibit B-5:	Form of Confirmation of Commencement Date
Exhibit B-6:	General Requirements for Tenant Work Construction Documents
Exhibit B-7:	Additional Parking Costs
Exhibit B-8:	Building Measurement Calculations
Exhibit B-9:	Special Permit Amendment Costs

Exhibit C-1:	Building 2 Expansion Option
Schedule 1: Free-Standing Expansion Plan
Schedule 2: Connected Expansion Plan
Schedule 3: Integrated Expansion Plan

Exhibit C-2:	Building 2 Development Rights Purchase Option
Schedule 1: Development Services for Building 2
Schedule 2: Form of Building 2 Development Rights Assignment
Schedule 3: Form of Amendment to Master Deed for Building 2
Schedule 4: Form of Unit Deed for Building 2 Unit

Exhibit C-3:	Building 2 Lease ROFO
Exhibit C-4	Building 4 Lease ROFO

Exhibit D-1:	Extension Options

Exhibit D-2:	ROFO on Building Sale
Schedule 1: Due Diligence Materials
Schedule 2: Standard Provisions

Exhibit E:	Initial List of Building Services
Exhibit E-1:	Operating Expenses and Exclusions

Exhibit F:	Rules and Regulations
Exhibit G:	Tenant Work Insurance Schedule
Exhibit H:	Form of Lender’s Subordination, Nondisturbance and Attornment Agreement
Exhibit I:	Letter of Credit Requirements
Exhibit J:	Environmental Reports

Exhibit K:	Form of Development Rights Assignment for Original Building
Exhibit K-1	Form of Amendment to Master Deed for Original Building Unit
Exhibit K-2	Form of Unit Deed for Original Building Unit

Exhibit L:	Form of Notice of Lease
Exhibit M:	Form of Guaranty
Exhibit N:	Tenant Competitor Restriction
Exhibit O:	Reference Table for Defined Terms

ARTICLE 2.

PREMISES AND APPURTENANT RIGHTS

2.1. Lease of Premises. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term set forth herein, upon and subject to the terms and conditions of this Lease. The Premises exclude (a) the exterior walls, windows, and roof of the Building, (b) the base building mechanical and service rooms within the Building, (c) the base building equipment and systems installed by Landlord as part of the Base Building Work, including without limitation base building pipes, ducts, conduits, wires and appurtenant fixtures located within the Building or on the Building Site and serving the Building and/or other parts of the Project, whether exclusively or in common, and (d) the Project Common Facilities and Limited Common Elements serving the Premises. If the Premises include less than the entire rentable area of any floor from time to time, then the Premises shall also exclude the common corridors, lobbies, elevator lobby, and restrooms located on such floor.

2.2. Appurtenant Rights. During the Term, Tenant shall have, as appurtenant to its lease of the Premises, the rights, in common with others (as applicable) and subject to the terms of this Lease, to use the following facilities serving the Building and/or other portions of the Project. Tenant shall be permitted access to the Building, the Premises, and the Project’s parking facilities serving the Building on a 24-hour-per-day, 7-day-per-week basis during the Term, subject to the terms of this Lease.

(a) Building Site Facilities and General Common Areas. During the Term, Tenant shall have (i) the exclusive right to use the Building’s loading dock and other facilities serving the Building that are located on the Building Site and shown on the Building Site Plan (except that Landlord may use such facilities in connection with performing its service, repair, and other obligations for the Building under this Lease) and (ii) the non-exclusive right to use the walkways, driveways, and other Project Common Facilities that serve the Building (including, without limitation, the driveways and walkways on other portions of the Project Land) in common with others, in each case for their customary, intended purposes and subject to the terms of this Lease.

(b) Parking. During the Term, Tenant shall have the right to use the following parking areas of the Project for daily and transient parking by Tenant’s employees, visitors, and other business invitees:

(i) Parking Allocation. The Base Building Work to be constructed by Landlord under Exhibit B includes the first phase of Garage B and certain surface parking spaces along the Project roadways as indicated on the “Phase 2A” portion of the Preliminary Plans. The Preliminary Plans for the Initial Site Work (which is part of the Base Building Work described under Exhibit B) indicate approximately 1,047 parking spaces in the first phase of Garage B and approximately 14 surface parking spaces (for a total of approximately 1,061 parking spaces for the Initial Site Work hereunder), subject to final design and striping under Exhibit B. Accordingly, the parking spaces that are initially allocated to the Building under this Section 2.2(b) shall consist of (x) the number of parking spaces in the first phase of Garage B that, when combined with such surface spaces, satisfies the Minimum Parking Ratio (as defined below) for the Premises RSF (as the final Premises RSF may be adjusted, if applicable, under Paragraph 3.5(b) of Exhibit B), and (y) the balance of the parking spaces (not to exceed the Additional Parking Ratio) in the first phase of Garage B. The “Garage B Spaces” means the number of parking spaces in Garage B that are from time to time allocated to the Building under the provisions of this Section 2.2(b). The “Minimum Parking Ratio” shall mean 3.6 parking spaces per 1,000 square feet of Premises RSF (rounded to the nearest integer), and the “Minimum Parking Allocation” shall mean the number of parking spaces required to satisfy the Minimum Parking Ratio (i.e., a total of approximately 1,011 parking spaces based on the Premises RSF set forth in Section 1.4). The “Additional Parking Ratio” shall mean 0.4 parking spaces per 1,000 square feet of Premises RSF (rounded to the nearest integer) (i.e., a total of approximately 113 parking spaces based on the Premises RSF set forth in Section 1.4), and the “Additional Parking Allocation” shall mean the number of Garage B Spaces actually provided under clause (y) above (i.e., approximately 50 parking spaces based on the Premises RSF set forth in Section 1.4 and the capacity of Garage B set forth above, subject to final design and striping under Exhibit B). The “Total Parking Allocation” means, collectively, the Minimum Parking Allocation and the Additional Parking Allocation. The parties hereby acknowledge and agree that (A) Landlord has re-designed the first phase of Garage B to increase its capacity (by adding a partially below-grade parking level as shown on the Preliminary Plans) in order to accommodate Tenant’s request for a portion of the Additional Parking Allocation, and (B) the exact number of Additional Parking Allocation spaces may vary based on (1) the final Premises RSF for the final Building design (as adjusted, if applicable, under Paragraph 3.5(b) of Exhibit B) and (2) the final design and striping of Garage B and the surface spaces, all in accordance with Exhibit B.

(ii) Additional Parking Costs. Tenant shall be responsible for the costs (the “Additional Parking Costs”) of providing Tenant with (A) the Additional Parking Allocation for the Building as provided in this subparagraph (ii) and (B) the Garage A Additional Parking Spaces under subparagraph (iii) below. The Additional Parking Costs for the Additional Parking Allocation spaces in Garage B are set forth on Exhibit B-7. Additional Parking Costs shall constitute BBW Tenant Costs that are paid by Tenant under Paragraph 11.1 of Exhibit B.

(iii) Garage A Additional Spaces. To the extent the actual number of Additional Parking Allocation spaces initially provided in Garage B under Section 2.2(b)(i) above is less than the number required to fully satisfy the Additional Parking Ratio for the Original Building, then Project Declarant (pursuant to the application of its reserved rights under the Project Condominium Documents) shall cause any remaining spaces required to satisfy the Additional Parking Ratio for the Original Building (anticipated to be approximately 63 parking spaces based on the numbers recited in Section 2.2(b)(i) above) to be allocated to Tenant in Garage A (the “Garage A Additional Parking Spaces”) if, as, and when Garage A may hereafter be constructed. The Additional Parking Costs for any Garage A Additional Parking Spaces so provided (the “Garage A Additional Parking Costs”) shall be based on the per space cost for Garage A spaces, which shall be determined in the manner provided in Exhibit C-1 for the Building 2 Additional Parking Costs, whether Garage A is constructed pursuant to Exhibit C-1 or otherwise. If Garage A is constructed pursuant to the applicable Building 2 Rights, then in connection with the construction of Garage A Tenant shall pay the Garage A Additional Parking Costs to Project Declarant for any Garage A Additional Parking Spaces so provided, as more particularly provided under the applicable Building 2 Rights. If Garage A is constructed but not pursuant to the Building 2 Rights, then Tenant shall pay the Garage A Additional Parking Costs to Project Declarant at least sixty (60) days prior to commencement of Garage A construction, on at least thirty (30) days’ prior notice from Project Declarant of the estimated Garage A Additional Parking Costs (determined in the manner set forth in Exhibit C-1), subject to final reconciliation upon completion of Garage A in the manner set forth in Exhibit C-1. Any Garage A Additional Parking Spaces that are provided hereunder shall, upon the construction and opening of Garage A, be deemed included in Tenant’s Total Parking Allocation for the Original Building. Nothing in this Section 2.2(b) shall be construed to impose on Project Declarant or Landlord any obligation to construct Garage A, except as may be required to be performed by Project Declarant in connection with Tenant’s exercise of the applicable Building 2 Rights.

(iv) Adjustments for Future Development. A portion of the Total Parking Allocation shall be subject to relocation in connection with the further expansion and development of the Project and its parking facilities, as provided below.

(A) Construction of Garage A. If and when Garage A is hereafter constructed (whether pursuant to Tenant’s Building 2 Rights as provided below or otherwise), then to the extent that the capacity of Garage A exceeds the sixty nine (69) parking spaces allocated to the hotel (the “Garage A Hotel Spaces”) and the appurtenant parking spaces for Building 2 (the number of such excess spaces in Garage A being referred to herein as the “Excess Garage A Capacity”), Project Declarant reserves the right to relocate a portion of the Total Parking Allocation to Garage A (after providing the Garage A Additional Parking Spaces as provided above) up to the extent required to utilize the remaining entire Excess Garage A Capacity, as and when directed by Project Declarant following the construction and opening of Garage A. In the event that Tenant has exercised the Building 2 Expansion Option under Exhibit C-1 or the Building 2 Development Rights Purchase Option under Exhibit C-2, then upon the construction and opening of Garage A pursuant thereto, any Excess Garage A Capacity that remains after provision for the Garage A Additional Parking Spaces as set forth above shall be used to re-allocate to Garage A the portion of Tenant’s Total Parking Allocation for the Original Building that is required to use such entire remaining Excess Garage A Capacity (i.e., with the result that, apart from the Garage A Hotel Spaces, all spaces in Garage A are allocated to Tenant through the combination of the foregoing provisions).

(B) Expansion of Garage B. Project Declarant further reserves the right from time to time to enlarge and expand Garage B in connection with the development of other building(s) on the Project Land, provided that the number of Total Parking Allocation spaces for the Building is not reduced. Without limiting the generality of the foregoing, the parties acknowledge and agree that construction of the second phase of Garage B is anticipated to provide for drive lanes between the two phases of Garage B which may thereby displace certain of Tenant’s allocated parking spaces from the first phase to the second phase of Garage B and that Project Declarant will use reasonable and diligent efforts to cause such construction to be carried out in a manner designed to minimize interference with Tenant’s on-going use of the first phase of Garage B during such construction activities.

(C) Allocation of Surface Spaces. Project Declarant further reserves the right to allocate, designate, relocate, or replace one or more surface spaces for other Project buildings or purposes (e.g., a future building’s allocation of such common spaces based on its gross square footage, adjacent roadway location, or construction-related requirements), as Project Declarant may direct, and re-allocate the portion of such Tenant spaces to Garage A, Garage B, and/or other surface parking areas that are reasonably proximate to the Building, in connection with such development.

(D) Construction Activities. Project Declarant further reserves the right to temporarily relocate any parking spaces required hereunder that may from time to time be temporarily displaced by construction activities, or, if such relocated spaces are not available, render certain spaces temporarily unavailable during such construction activities provided that reasonable and diligent efforts are used to minimize such disruption as set forth in subparagraph (B) above.

(E) Visitor Parking Areas. Project Declarant further reserves the right, whether at the request of Tenant under subparagraph (vi) below or otherwise, to designate certain spaces in the Project’s common parking facilities for visitor parking purposes, with any such visitor spaces so requested by Tenant (or otherwise allocable to Tenant in Garage B or other parking facility serving the Building pursuant to the provisions of this Section 2.2(b)) being included in Tenant’s applicable parking allocation hereunder.

(F) Interim Surface Parking Lot for Remaining Spaces. If requested by Tenant, by written notice to Project Declarant and Landlord on or before December 31, 2016, Project Declarant will reasonably cooperate with Tenant to seek to obtain applicable permits for, and to design and construct (after BBW Substantial Completion has occurred under Exhibit B and prior to construction of Garage A) an interim surface parking lot on an unimproved portion of site for the future Garage A (in an area between the hotel’s surface parking lot and Garage B), which interim surface parking lot (if constructed hereunder) shall be sufficient to provide for Tenant’s temporary use a number of surface parking spaces at least equal to the number of parking spaces for the Additional Parking Ratio for the Original Building that were not provided in Garage B (i.e., approximately 63 spaces based on the numbers recited in Section 2.2(b)(i) above), subject to the following terms and conditions. Tenant shall pay to Project Declarant, in advance at the times and manner reasonably designated by Project

Declarant, one hundred percent (100%) of all hard and soft costs (including a 3% development fee on all such costs) incurred by Project Declarant to permit, design, and construct such interim surface parking lot (inclusive of all costs of related site improvements and related re-configurations of any roadways, sidewalks, or other Project Common Facilities in connection with such interim surface parking lot). Prior to commencing construction of such interim surface parking lot, Project Declarant shall provide Tenant with a reasonably detailed budget for such work. Any scheduling, funding, or other delivery requirements relating to the interim surface parking lot (including the timing and manner of Tenant’s payment of any costs in excess of the estimated costs and the refund to Tenant of any unapplied deposits made by Tenant for the estimated costs of the interim surface parking lot) shall be as may be mutually agreed by Project Declarant and Tenant prior to commencement of construction of such work. Tenant reserves the right, by written notice to Project Declarant (with a copy to Landlord) at any time prior to commencement of construction of the interim surface parking lot, to withdraw its request that Project Declarant construct such interim surface parking lot, provided that (i) Tenant shall remain responsible for paying all costs incurred (including permitting, planning, pre-construction services, and other similar soft costs) in connection with Tenant’s prior request for such interim surface parking lot and (ii) Project Declarant shall return to Tenant any pre-funded estimated hard costs of construction (if any) that Tenant may have paid to Project Declarant in anticipation of such work. If such interim surface parking lot is constructed, all costs to operate and maintain the interim surface parking lot and related walkways leading from such lot to the Building shall be allocated to and paid by Tenant as Project Common Facilities Expenses allocable to the Building under Section 4.2(d) and Article 8. If, as, and when construction of Garage A (or any construction staging for Garage A or Building 2 on such site) is scheduled to commence (whether pursuant to the Building 2 Rights or otherwise) Project Declarant reserves the right to permanently discontinue Tenant’s use of such interim surface parking lot, effective upon not less forty (45) days prior written notice to Tenant, and without any obligation to provide any replacement parking spaces of any kind. Tenant’s payment for and use of such interim surface parking lot shall have no effect on Project Declarant’s obligations under Section 2.2(b)(iii) or (iv) above to provide, or on Tenant’s obligation to accept and pay for, the Garage A Additional Parking Spaces if, as, and when provided under the terms of Section 2.2(b)(iii) or (iv) above. Landlord shall have no obligation or liability to Tenant of any kind in respect of the development, delivery, or operation of any such interim surface parking lot, and any delay or failure by Project Declarant in causing such interim surface parking lot to be provided shall not give rise to any default by Landlord under this Lease or otherwise affect any of Tenant’s rights and obligations under this Lease. Project Declarant reserves the right, at its election, to defer the development of any such interim surface parking lot in the event that (1) Project Declarant determines that development of such interim surface parking lot would adversely impact the schedule for developing or obtaining permits or approvals for any other phase of the Project, (2) a Material Event of Default by Tenant then exists, or (3) the Lease is assigned to any Third Party or Tenant has entered into one or more subleases or other agreements with one or more Third Parties for the use of occupancy of more than fifty percent (50%) of the Premises.

(v) General Parking Provisions. During the Term, Tenant’s use of parking spaces for the Total Parking Allocation shall be without separate charge to Tenant, other than for (A) the Additional Parking Costs (including, as applicable, any Garage A Additional Parking Costs) as set forth above, and (B) the Building’s allocable share of Project Common Facilities Expenses (as defined below) in respect of the Total Parking Allocation pursuant to the Project Condominium Documents, which shall be allocated to the Building and paid by Tenant as part of Operating Expenses under Article 8, including any additional costs for extra operational measures requested by Tenant pursuant to Section 2.2(b)(vi) below. Tenant’s use of the Project’s parking facilities hereunder shall be subject to, and undertaken in compliance with, the Project Condominium Documents and applicable rules and regulations thereunder with respect to the use of such Project parking facilities. The parking rights provided to Tenant under this Section 2.2(b) are provided solely for the purposes set forth above, shall not be used by Tenant or any other Tenant Party (as defined below) for any other purpose, and shall not be assigned, sublicensed, or otherwise transferred to any other party, except in connection with a sublease or assignment of this Lease permitted or approved in accordance with Article 13.

(vi) Garage Operational Matters. During the Term, if Tenant from time to time believes that other Project users are materially infringing on Tenant’s allocated parking spaces in the garage(s) hereunder, Tenant may from time to time request the implementation of reasonable controlled access mechanisms (e.g., card readers, gates, or parking pass systems) that are designed to ensure that the parking spaces from time to time allocated to Tenant in accordance with this Section 2.2(b) remain available for Tenant’s use. In such event, Landlord shall reasonably cooperate with Tenant to develop such controlled access mechanisms in conjunction with Project Declarant (or, as applicable, the condominium association responsible for administering the parking garage facilities under the Project Condominium Documents) and any other Project users that from time to time share the applicable parking garage in common with Tenant (e.g., the implementation of a card reader system for Garage B during the period when both phases of Garage B are operational and used by Tenant and other Project users). During the period when Tenant is entitled to use all of the Garage A spaces (through the combination of rights provided above under this Section 2.2(b)) other than the Garage A Hotel Spaces, such controlled access measures may include, if requested by Tenant, the installation of an interior gate regulating the portion of Garage A allocated for Tenant’s exclusive use, provided that such gate shall be removed at Tenant’s expense at such time as Tenant shall cease to be entitled (through the combination of rights provided above under this Section 2.2(b)) to use all of the Garage A spaces other than the Garage A Hotel Spaces, whether due to the expiration or termination of the Lease, the occupancy of all or part of Building 2 by a third party, or otherwise. In addition, if Tenant from time to time requests that a reasonable number of its allocated parking spaces under Section 2.2(b) be designated for visitor parking purposes, Landlord shall reasonably cooperate with Tenant, Project Declarant (or the condominium association, as applicable), and other Project users to implement such visitor parking areas for Tenant and, as applicable, other Project users in accordance with the Project Condominium Documents. The implementation of any measures requested by Tenant under this Section 2.2(b)(vi) shall be at Tenant’s sole cost and expense, whether as a direct reimbursement of the costs of installing, maintaining, replacing, and removing at the expiration or earlier termination of the Term any such special parking equipment or access systems or as on-going reimbursements of additional operating, maintenance, personnel, and other costs, as the case may be, which amounts in each case shall be added to the Project Common Facilities Expenses that are allocated to the Building and paid by Tenant as part of Operating Expenses under Article 8.

(c) Exterior Building Sign. During the Term, Tenant shall have the right, at its sole cost and expense, to install and maintain (i) a prominent exterior sign identifying Tenant’s name and corporate logo (using Tenant’s graphics and colors) in at least one location on the Building’s façade and (ii) a so-called monument sign identifying Tenant’s name and corporate logo (using Tenant’s graphics and colors) in a location on the Building Site reasonably approved by Landlord, in accordance with and subject to the following requirements. All such exterior signage shall comply with applicable Legal Requirements and shall be consistent with first-class single-building office tenant signage suitable for a first-class suburban office park, taking into account its prominent visibility from Route 128 and its proximity to other Project buildings (the “First-Class Signage Standard”). Prior to installing any such exterior signage, Tenant shall submit to Landlord for its review and approval (which shall not be withheld or unreasonably delayed following Tenant’s submission if such exterior signage complies with the requirements of this Section 2.2(c)) detailed construction plans and specifications showing the location, size, height, graphics, materials, electric lighting, manner of installation, and other details of the proposed signage installation. Landlord acknowledges that such signage may include a lighted or back-lit sign consistent with a first-class suburban office park, subject to receiving all required governmental permits. Tenant shall be solely responsible, at its sole cost and expense, for installing, maintaining, operating, and repairing all such exterior signage in compliance with all Legal Requirements and in accordance with the First-Class Signage Standard. Tenant shall be responsible for obtaining all governmental permits and approvals required for the installation of such exterior signage. Landlord shall cooperate, in its capacity as owner of the Property, as may be reasonably requested by Tenant in connection with applications for approvals from municipal authorities for any exterior signage hereunder, provided that Tenant shall reimburse Landlord, as Additional Rent, for its reasonable, out-of-pocket third-party expenses (if any) incurred by Landlord in connection with such efforts. At the expiration or earlier termination of the Term, Tenant shall remove all such exterior signage (together with all related mounting brackets, supports, fasteners, wiring, and any other signage-related equipment), repair any damage to the Building or the Building Site caused by such installations and removal, and restore the affected areas to their prior condition. Except for Tenant’s exterior signage rights hereunder, Landlord shall not grant exterior signage rights on the Building to any third party.

(d) Rooftop Equipment. During the Term, Tenant shall have the right, at its sole cost and expense, to install and maintain a satellite dish or other rooftop telecommunications device, and other equipment on the roof of the Building, all as more particularly provided in Article 11.

(e) Amphitheater Area. The “Amphitheater Area” means the portion of the Project Land immediately adjacent to the Building Site that is outlined as the “Amphitheater Area” on the Preliminary Plans. The site improvements for the Amphitheater Area are more particularly shown on the “Phase 2A” portion of the Preliminary Plans and are to be constructed by Landlord as part of the Initial Site Work in accordance with Exhibit B.

(i) Tenant’s Use of Amphitheater Area. During the Term, Tenant shall have the right to use the Amphitheater Area for non-exclusive routine exterior usage (e.g., for employee lunch-time outdoor seating) and for occasional special event usage (e.g., organized employee gatherings or weekend special events) incident to Tenant’s use and occupancy of the Premises, in each case in a manner suitable for a prominent exterior area of a first-class suburban office park, taking into account its proximity to the Building and other then existing Project buildings and facilities, and in compliance with applicable Legal Requirements and applicable provisions of the Project Condominium Documents (the “First-Class Exterior Use Standard”). The on-going costs of operating and maintaining the Amphitheater Area shall be allocated as provided in Section 4.2(d) below.

(ii) Limited Common Element; Allocation of Costs. The parties acknowledge that, pursuant to the Building Condominium Instruments under Section 2.4(a) below, (A) the Amphitheater Area constitutes a Limited Common Element of the Original Building Unit (as defined below) under the Project Condominium Documents and shall not become a Limited Common Element of any other Project building without the approval of the owner of the Original Building Unit, (B) any substantial alteration of the Amphitheater Area after its initial construction under Exhibit B (excluding routine maintenance and periodic replacement of worn landscaping elements) and any special event usage of the Amphitheater Area shall require the prior approval of the owner of the Original Building Unit, (C) the costs of operating, maintaining, and (as applicable) replacement of worn elements of the Amphitheater Area shall be allocated entirely to the Original Building (which amounts shall be included in Total Operating Expenses under this Lease), and (D) the Amphitheater Area shall be an open space within the Project available for use by occupants and visitors of other Project buildings for purposes of routine exterior usage (e.g., for employee lunch-time outdoor seating) in accordance with the First-Class Exterior Use Standard, with any proposed special event usage by occupants of any other Project building requiring the prior approval of the owner of the Original Building Unit. Tenant’s rights to use of the Amphitheater Area shall be without a separate user charge under the provisions of the Project Condominium Documents, other than for Total Operating Costs attributable to the Amphitheater Area as provided in this Lease and costs and expenses arising from any special event usage by Tenant or any Tenant Party.

(iii) Tenant Approval Rights for Alterations or Special Event Usage. Landlord hereby agrees that, during the Term provided no Material Event of Default then exists, (A) any substantial alteration of the Amphitheater Area after its initial construction under Exhibit B (excluding routine maintenance and periodic replacement of worn landscaping elements with comparable items consistent with the First-Class Exterior Use Standard) shall require Tenant’s prior approval, which approval shall not be unreasonably withheld for alterations from time to time required to replace worn-out exterior site improvements, to remedy unsafe conditions, to comply with applicable Legal Requirements, and for other improvements consistent with the First-Class Exterior Use Standard, (B) any proposed special event usage by any occupant of any other Project building shall require Tenant’s prior approval in its sole discretion, and (C) Landlord shall not approve the Amphitheater Area becoming a Limited Common Element of any other Project building without obtaining Tenant’s prior approval in its sole discretion.

(iv) Routine Use by Other Project Buildings. Tenant acknowledges and agrees that (A) the Amphitheater Area shall remain an open space within the Project, without fences or barriers, and shall be freely accessible by means of the common walkways leading around and through the Project, (B) employees and visitors of any Project buildings may from time to time use such area for non-exclusive routine exterior purposes (e.g., employee lunch-time outdoor seating) in accordance with the First-Class Exterior Use Standard, and (C) neither Landlord, Project Declarant (or its respective successors and assigns as owners of other Project phases), nor the condominium association under the Project Condominium Documents shall have any obligation to monitor or restrict access to the Amphitheater Area by Project occupants, their guests or invitees, or other third parties who may from time to time enter such areas.

2.3. Reservations. In addition to other rights reserved herein or by law, Landlord reserves the right from time to time, without unreasonable (except in emergency) interference with Tenant’s rights hereunder, including without limitation Tenant’s use and occupancy of the Premises and access thereto: (i) to perform repairs to or reconstructions of the Building and to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building, or elsewhere on the Building Site or the Project Land, provided, however, such work shall not materially adversely affect the use of the Premises or access thereto for their intended purposes (other than on a temporary basis to accommodate such work); (ii) to construct, alter, or relocate any portion of the Project Common Facilities from time to time in connection with the current or future development of the Project and the construction, maintenance, repair, and replacement from time to time of Project Common Facilities in accordance with Section 16.13, (iii) to grant easements and other rights with respect to the Project Land in accordance with Section 16.13, and (iv) to designate the street address of the Building prior to the Commencement Date (and thereafter to change such address with Tenant’s written consent, not to be unreasonably withheld, conditioned or delayed). Installations, replacements and relocations within the Building under clause (i) shall be located as far as practicable in the base building core areas of the Building, above ceiling surfaces, below floor surfaces, or within perimeter walls of the Premises. Any entry by Landlord into the Building hereunder shall be subject to the provisions of Section 9.6, and Landlord shall use reasonable efforts to minimize disruption to Tenant’s business activities to the degree reasonably practicable and endeavor to perform during non-business hours any such work that would materially interfere with Tenant’s occupancy if the same were performed during business hours.

2.4. Project Development Documents. For purposes of the phased development of the Project and separately owning and/or financing different Project buildings, the Project Land was submitted to a commercial condominium regime under the provisions of Chapter 183A of the

General Laws of Massachusetts (the “Condominium Statute”) pursuant to the Project Condominium Documents as set forth in Exhibit A. This Lease, and Tenant’s rights hereunder, are subject and subordinate to the Project Condominium Documents, the Master Plan Permits (as defined in the Project Condominium Documents) as affected by the Special Permit Amendment obtained under Exhibit B, all other matters of record, and all Legal Requirements (as defined below) affecting the Building, the Building Site, and the Project Land (collectively, as amended from time to time, the “Project Documents”), subject to and in accordance with the provisions of this Lease (including, without limitation, the provisions of this Section 2.4 set forth below).

2.5. Landlord’s Interest in the Building. Concurrently with the execution of this Lease, (1) the Project Declarant has assigned to Landlord, an affiliate of the Project Declarant, the development rights reserved under the Project Condominium Documents with respect to the construction of the Building (including site work and related parking areas set forth in Exhibit B) required under this Lease pursuant to that certain Deed of Easements and Assignment and Conveyance of Development Rights of even date herewith (the “Development Rights Assignment”) (the form of which is attached hereto as Exhibit K), and (2) the parties have executed and recorded a Notice of Lease (in the form attached hereto as Exhibit L) in respect of this Lease (the “Notice of Lease”). Pursuant to the Project Condominium Documents and the Development Rights Assignment, after Landlord’s construction of the portions of the Base Building Work sufficient under the Condominium Statute to permit the preparation of condominium unit floor plans and the recording of a unit deed for the condominium Unit for the Building, the Project Declarant will add the condominium unit for the Building (the “Building Unit” or the “Original Building Unit”) to the Condominium pursuant to an amendment to the Master Deed substantially in the form attached hereto as Exhibit K-1 (the “Building Master Deed Amendment”) and issue to Landlord and record a unit deed for the Building Unit substantially in the form attached hereto as Exhibit K-2 (the “Building Unit Deed”). The Development Rights Assignment, together with the Building Master Deed Amendment and the Building Unit Deed, are collectively referred to herein as the “Building Condominium Instruments.” The parties hereby acknowledge and agree that the rights and obligations of Landlord and Tenant under this Lease are binding upon and inure to the benefit of Landlord (as holder of the development rights for the Building under the Development Rights Assignment) and Tenant, respectively, and shall automatically be binding upon and inure to the benefit of Landlord (as the holder of the Building Unit Deed upon its recording) and Tenant, respectively, with the same effect as if the Notice of Lease had been recorded immediately after the recording of the Building Master Deed Amendment and the Building Unit Deed, without the requirement for Landlord and Tenant to execute any further instrument, but in confirmation thereof at the request of either party the parties shall execute and record, immediately after the recording of the Building Master Deed Amendment and the Building Unit Deed as set forth above, an amended and restated Notice of Lease acknowledging the foregoing. As used in this Lease, references to “Property” or Landlord’s interest in the Property shall be deemed to mean, as of the Lease Date, all of Landlord’s right, title, and interest to the Building and the Building Site under the Development Rights Assignment and, upon the recording of the Building Master Deed Amendment and the Building Unit Deed as set forth above, all of Landlord’s right, title, and interest in and to the Building Unit. Landlord reserves the right, if deemed necessary in connection with the construction financing for the Building, to cause the Building Site (and related areas of the Project Land necessary to perform the Base Building Work) to be subjected to a ground lease for the period prior to the recording of the Building Unit Deed, in which event this Lease shall be subject and subordinate to such ground lease and the related ground leasehold mortgage as provided in Article 15, provided that such subordination shall be conditioned upon delivery of a subordination, non-disturbance and attornment agreement with respect to such ground lease as provided in Article 15 which provides for the protection of Tenant’s rights under this Lease in a manner substantially equivalent to the subordination, non-disturbance and attornment agreement for mortgages required under Article 15.

Landlord shall not amend or terminate any of the Project Condominium Documents in a manner that (i) materially adversely affects the use of the Premises for their intended purposes (or with access thereto or the appurtenant parking rights for the Building from time to time provided under the terms of Section 2.2(b) for their intended purposes) in each case as more particularly set forth under the terms and conditions of this Lease; (ii) conflicts with Tenant’s rights or privileges under the express terms of this Lease, or (iii) imposes on Tenant any Materially Increased Obligation (as defined below), without the prior written consent of Tenant. As used herein, “Materially Increased Obligation” shall mean a material increase in the obligations under the Project Condominium Documents beyond the obligations from time to time arising as contemplated and provided for under the terms of the Project Condominium Documents existing as of the Lease Date (as amended by the Building Condominium Instruments and as may hereafter be further amended in accordance with the Master Deed, subject to the limitations set forth in Sections 8.08(q) and 8.12 of the Master Deed, the “Phased Project Condominium Documents”). For avoidance of doubt, the parties acknowledge and agree that the development of future phases of the Project under the Phased Project Condominium Documents, the construction, addition, alteration, replacement, or other changes of or to any buildings or common elements of the Project thereunder (including, without limitation, roadways, sidewalks, landscaped areas, and other facilities thereunder) in connection the development or re-development of the Project from time to time, and the allocation of costs in connection with such development or re-development of the Project and the common elements thereunder, all as contemplated and provided for under the terms of the Phased Project Condominium Documents, shall not be deemed to violate the standards set forth in the first sentence of this paragraph or to require any consent by Tenant with respect thereto. Landlord shall cause the trustee appointed by Landlord (as owner of the Building Unit) to the condominium association under the Project Condominium Documents to exercise the Building Unit’s voting rights thereunder in conformity with the foregoing restrictions and otherwise in a manner consistent with the requirements of this Lease.

(b) Joinder by Project Declarant. The Project Declarant, as holder of the remaining development rights for the Project under the Project Condominium Documents, has executed the Joinder attached to this Lease for the sole purposes of:

(1) acknowledging the Development Rights Assignment and Project Declarant’s obligation to record the Building Master Deed Amendment and issue the Building Unit Deed to Landlord as set forth therein;

(2) granting to Tenant the Expansion/Purchase Rights under Exhibits C-1, C-2, and C-3 in respect of the Building 2 phase of the Project (the “Building 2 Rights”) and under Exhibit C-4 in respect of the Building 4 phase of the Project (the “Building 4 Rights”), in each case subject to and in accordance with the terms more particularly set forth therein;

(3) agreeing not to amend or terminate the Project Condominium Documents in a manner that (i) materially adversely affects the use of the Premises for their intended purposes (or with access thereto or the appurtenant parking rights for the Building from time to time provided under the terms of Section 2.2(b) for their intended purposes) in each case as more particularly set forth under the terms and conditions of this Lease; (ii) conflicts with the Building 2 Rights or the Building 4 Rights granted hereunder, or (iii) imposes on Tenant any Materially Increased Obligation, without the prior written consent of Tenant; provided that the development of future phases of the Project under the Project Condominium Documents, the construction, addition, alteration, replacement, or other changes of or to any buildings or common elements of the Project thereunder (including, without limitation, roadways, sidewalks, landscaped areas, and other facilities thereunder) in connection the development or re-development of the Project from time to time, and the allocation of costs in connection with such development or re-development of the Project and the common elements thereunder, all as contemplated and provided for under the terms of the Phased Project Condominium Documents, shall not be deemed to violate the standards set forth in this clause (3) or to require any consent by Tenant with respect thereto. By way of illustration, the addition or alteration of Project Common Facilities in connection with the development of a future phase of the Project, or the allocation to the Building of its Proportionate Share (as defined in the Master Deed) of the costs of maintaining and operating such added or altered Project Common Facilities, or the adjustment of the Proportionate Shares of the Units in accordance with Section 8.08(q)(ii) of the Master Deed shall not be deemed to constitute a Materially Increased Obligation;

(4) agreeing to the provisions of Sections 2.2(b) and 16.13 that are applicable to the Project Declarant; and

(5) agreeing to the Tenant Competitor Restriction set forth in Exhibit N.

Concurrently with the execution of this Lease, the Project Declarant has also executed the joinder to the Notice of Lease to give record notice of the Expansion/Purchase Rights and Tenant Competitor Restriction, which shall establish record priority for the respective Expansion/Purchase Rights and Tenant Competitor Restriction and, unless the same have lapsed or been terminated in accordance with their respective terms, shall be binding (as to Building 2) on the Project Declarant (and its successors and assigns) in respect to the Building 2 phase of the Project and (as to Building 4) on the Project Declarant (and its successors and assigns) in respect to the Building 4 phase of the Project. The provisions of Section 16.4 shall also be deemed to apply to the Project Declarant (and its successors and assigns) in respect of their respective obligations under this Section 2.4(b), as though for purposes thereof the limitations of liability under Section 16.4 referred to the Project Declarant’s (and its successors’ and assigns’) respective interests in the Building 2 phase of the Project and the Building 4 phase of the Project, as applicable. Tenant acknowledges and agrees that (i) the rights granted to Tenant by the Project Declarant under this Section 2.4(b) may not be amended or modified except by written instrument executed by the Project Declarant (or its respective successors and assigns in respect to the respective rights for other Project buildings) and (ii) the rights inuring to or reserved for the benefit of the Project Declarant under the express terms of this Lease (including, without limitation, under Section 2.2(b) above and Section 16.13 below) shall inure to the benefit of, and shall be directly enforceable by, the Project Declarant (or such respective successors and assigns). For so long as the Building 2 Rights, the Building 4 Rights, or the Tenant Competitor Restriction remain applicable to other portions of the Project, respectively, Landlord and Tenant shall from time to time provide the Project Declarant (or such respective successors and assigns) with such information as may from time to time be reasonably requested by Landlord or the Project Declarant (or such respective successors and assigns) to establish whether the conditions to the applicability of such rights or restrictions have been satisfied by Tenant.

ARTICLE 3.

LEASE TERM

3.1 Lease Term. The Initial Term of this Lease is set forth in Section 1.5. Following the Commencement Date, at the request of either party, Landlord and Tenant shall enter into a recordable instrument confirming the occurrence of the Commencement Date in the form of Exhibit B-5, provided, however, that the failure by either party to execute such an instrument shall not be deemed to delay the occurrence of the Commencement Date as determined in accordance with the provisions of this Lease.

3.2 Building Construction and Delivery. Landlord shall perform the Base Building Work for the Building and Tenant shall perform the TI Work for the Building, all in accordance with and subject to the provisions of Exhibit B. The procedures for developing the final Construction Documents for the Base Building Work and for the final Construction Documents for the TI Work, along with relevant milestone dates and applicable Tenant and Landlord remedies with respect thereto, are all set forth in Exhibit B.

3.3 Extension Options. Tenant shall have two (2) options to extend the Initial Term of the Lease, each for a successive extension period of five (5) years, subject to and in accordance with the terms and conditions set forth in Exhibit D-1.

ARTICLE 4.

RENT

4.1 Base Rent. Tenant covenants and agrees to pay to Landlord the Base Rent (at the rate set forth in Section 1.6) commencing on the Commencement Date (subject to Section 4.1(a)) and thereafter on the first day of each calendar month during the Term, in accordance with Section 4.3 below.

(a) Rent Waiver Periods. Notwithstanding the foregoing, subject to the provisions of Section 14.3(c) below (if applicable), Landlord agrees to waive payment of (i) the monthly installments of Base Rent (together with the monthly installments of Additional Rent for Taxes, Operating Expenses, and other Total Operating Costs defined below) for the four-(4)-month period commencing on the Commencement Date through the date immediately preceding the Partial Rent Commencement Date (the “Gross Rent Waiver Period”) and (ii) the monthly installments of Base Rent (only) during the period commencing on the Partial Rent

Commencement Date through the date immediately preceding the Rent Commencement Date (the “Base Rent Waiver Period”), it being agreed that during the Base Rent Waiver Period Tenant shall pay all Additional Rent attributable to such period.

(b) Property Management Fee During Rent Waiver Periods. The parties further agree that (x) no Property Management Fee (as defined in Paragraph 1(a)(17) of Exhibit E-1) shall be charged to Tenant during the Gross Rent Waiver Period, (y) during the Base Rent Waiver Period, the Property Management Fee shall be charged to Tenant at the monthly rate (pro-rated on a per diem basis) based on 2.5% of an imputed monthly Base Rent at the rate that would have applied during the first Lease Year under Section 1.6 in the absence of the foregoing waiver of Base Rent, and (z) the Property Management Fee shall thereafter be charged to Tenant on a monthly basis in advance in accordance with Paragraph 1(a)(17) of Exhibit E-1 (or, as applicable, Section 10.3(a)(v)).

(c) General. If the Gross Rent Waiver Period ends on a day that is not the last day of a calendar month, then on the Partial Rent Commencement Date Tenant shall make a pro-rated payment of Additional Rent (calculated on a per diem basis) for the balance of the partial calendar month in which the Gross Rent Waiver Period expires. If the Base Rent Waiver Period ends on a day that is not the last day of a calendar month, then on the Rent Commencement Date Tenant shall make a pro-rated payment of Base Rent (calculated on a per diem basis) and continue to pay the Additional Rent for the balance of the partial calendar month in which the Base Rent Waiver Period expires. For any partial calendar month at the expiration or earlier termination of the Term, the regular monthly installment of Base Rent and Additional Rent shall be pro-rated on a per diem basis.

4.2 Additional Rent. Tenant covenants and agrees to pay to Landlord during the Term (except as provided in Section 4.1(a) for the Gross Rent Waiver Period) all Additional Rent (as defined in Section 1.7) as provided in this Section 4.2 and the applicable provisions of the Lease referred to herein.

(a) Early Occupancy Period. In the event that prior to the Commencement Date Tenant, at its election, first commences the regular conduct of its business in any portion(s) of the Premises comprising at least 10,000 RSF in the aggregate (which commencement of business shall not be deemed to have occurred by virtue of Tenant’s performance of the TI Work for the Premises or the installation or testing of computers, equipment, or other personal property in the Premises in preparation for such commencement of business), then during the period (if any) from such commencement of business through the end of the day that immediately precedes the Commencement Date (the “Early Occupancy Period”), all of the provisions of the Lease applicable to the Premises (including without limitation under Article 4) shall be applicable to the Premises, other than the obligation to pay the Base Rent for the Premises during the Early Occupancy Period, and Tenant shall pay to Landlord all Additional Rent under this Article 4 that is attributable to such Early Occupancy Period, including, without limitation, the Property Management Fee under Paragraph 1(a)(17) of Exhibit E-1 at the monthly rate (pro-rated on a per diem basis) based on 2.5% of an imputed monthly Base Rent at the rate that would have applied during the first Lease Year under Section 1.6 in the absence of the waiver of Base Rent. For any portion(s) of the Premises comprising less than 10,000 RSF in the aggregate that Tenant may occupy for the regular conduct of its business prior to the Commencement Date, such occupancy shall be on all of the terms of this Lease, other than the obligation to pay Base Rent or Additional Rent, provided that Tenant shall be responsible for the costs of any utilities used by Tenant during such period (in the manner set forth in Section 7.1) and for the costs of any Building Services or services for parking facilities or other Project Common Facilities actually provided by Landlord under Section 10.3 during such period, which amounts to the extent incurred by Landlord shall be paid by Tenant as Additional Rent.

(b) Estimated and Final Payments. For each calendar year or portion thereof during the Term, Landlord shall estimate the amounts of (i) all Taxes under Article 5, (ii) all utility costs (to the extent the same are not separately metered and required to be paid to the applicable utility company by Tenant) under Article 6, (iii) all insurance premiums to be paid by Landlord under Article 7, and (iv) all Operating Expenses under Section 8.1 (collectively, the “Total Operating Costs”). Commencing on the Commencement Date (except for the Gross Rent Waiver Period under Section 4.1(a)) and thereafter on the first day of each calendar month during the Term, Tenant shall pay one-twelfth of Tenant’s Pro Rata Share of such estimated Total Operating Costs monthly in advance together with the monthly installment of Base Rent then due. Landlord shall endeavor to provide Tenant with such estimate on or before the Partial Rent Commencement Date (for the balance of such calendar year) and on or before each subsequent December 1 (for the next ensuing calendar year) during the Term of the Lease. Landlord may adjust its estimates of Total Operating Costs at any time based upon its experience and reasonable anticipation of costs. Such adjustments shall be effective as of the next Rent payment date after notice to Tenant. Within approximately one hundred twenty (120) days after the end of each calendar year following the Commencement Date, Landlord shall provide Tenant with a final statement of the Total Operating Costs paid or incurred by Landlord during the immediately preceding calendar year of the Term and a calculation of Tenant’s Pro Rata Share of such Total Operating Costs; provided that any Project Common Facilities Expenses (as defined in Section 8.1) under the Project Condominium Documents shall be reconciled separately within sixty (60) days following Landlord’s receipt of annual accountings thereunder during the Term. Within thirty (30) days after delivery of such statements, Tenant shall pay to Landlord any underpayment, or Landlord shall credit any overpayment to Tenant against Additional Rent next due, of Tenant’s Pro Rata Share of such Total Operating Costs (or, if the Term has expired, promptly refund such amount to Tenant, after deduction of any amounts due to Landlord for unsatisfied Tenant obligations under the Lease). If the Term expires or this Lease is terminated as of a date other than the last day of a calendar year, Tenant’s payment of Additional Rent pursuant to this Section 4.2(b) for such partial year shall be based on Landlord’s best estimate of the items otherwise includable in Total Operating Costs and shall be made on or before the later of (i) thirty (30) days after Landlord delivers such estimate to Tenant or (ii) the last day of the Term, with an appropriate payment or refund (in the manner provided above) to be made upon Tenant’s receipt of Landlord’s statement of Total Operating Costs for such calendar year. This Section 4.2(b) shall survive expiration or earlier termination of the Term.

(c) General Provisions. This Lease requires Tenant to pay directly to suppliers, vendors, carriers, contractors, and other parties, certain insurance premiums, utility costs, personal property taxes, maintenance and repair costs, and other expenses. In the event that, in accordance with the express provisions of this Lease, Landlord from time to time shall pay any such amounts, Tenant shall reimburse Landlord for such costs in full upon demand with the next monthly Rent payment. Unless this Lease expressly provides otherwise, Tenant shall pay all

Additional Rent within thirty (30) days after the same has been billed to Tenant. In no event shall Landlord’s failure to demand payment of Additional Rent be deemed a waiver of Landlord’s right to such payment.

(d) Allocation of Certain Operating Costs. The parties acknowledge that, in the event that certain services or facilities are provided solely to the Building or jointly to the Building and other buildings in the Project at any time during the Term, then the applicable expenses for such services or facilities shall be charged entirely to those buildings, including the Building if applicable, receiving such services. By way of illustration, in the event that certain facilities initially serve only the Original Building (or, following the construction of Building 2, serve only the Original Building and Building 2) the costs relating to such facilities would be shared by the buildings served by such facilities, in accordance with the Project Condominium Documents governing the allocation of costs for facilities serving one or more Project buildings but not all Project buildings. Landlord and Tenant agree that (i) the costs of maintaining and operating the Amphitheater Area under Section 2.2(e) above, which is a Limited Common Element of the Building, shall include, without limitation, costs of trash removal, grass-cutting, snow removal, and general landscaping work, and that such costs shall be allocated entirely to the Building, (ii) the costs of maintaining and operating the first phase of Garage B, which is initially a Limited Common Element of only the Building, shall be initially allocated entirely to the Building and (during such portion of the Term in which Garage B may become Limited Common Elements of the Building and other Project building(s) as provided in Section 2.2(b) above) an allocable portion of the costs of maintaining and operating Garage B shall be allocated to the Building in the proportion that the number of parking spaces in Garage B that are from time to time allocated to Tenant under the applicable provisions of Section 2.2(b) above bears to the total number of parking spaces in Garage B (as the same may be expanded), (iii) pursuant to the applicable provisions of Section 2.2(b) above, if and when Garage A is constructed, an allocable portion of the costs of maintaining and operating Garage A shall be allocated to the Building under this Lease in the proportion that the number of parking spaces in Garage A that are allocated to the Building under the terms of this Lease bears to the total number of parking spaces in Garage A, (iv) the costs of maintaining and operating any interim surface parking lot (if any) installed under Section 2.2(b)(iv)(F) shall be allocated entirely to the Building, (v) the costs of maintaining and repairing the sidewalks that lead from Garage B (and, if applicable, from the interim surface parking lot under Section 2.2(b)(iv)(F)) to the Original Building, which sidewalks serve only the Building, shall be allocated entirely to the Original Building, and (vi) if, as, and when Garage A is constructed, the costs of maintaining and repairing the sidewalks that lead from Garage A to the Original Building and Building 2 shall be allocated between the Original Building and Building 2 in the respective proportions that the number of parking spaces in such parking facility that are allocable to each such building bears to the total number of parking spaces in such parking facility that are allocable to such buildings.

4.3 Method of Payment. Tenant shall pay the Base Rent to Landlord in advance in equal monthly installments by the first of each calendar month during the Term (except as provided in Section 4.1(a) above) and the monthly installment of Tenant’s Pro Rata Share of Total Operating Costs as provided in Section 4.2. Tenant shall make a pro-rata payment (on a per diem basis) of Base Rent and Additional Rent for any period of less than a month at the beginning or end of the Term. All payments of Base Rent, Additional Rent and other sums due shall be paid, without demand, set-off or other deduction, except as otherwise expressly set forth herein, in current U.S. exchange. Tenant shall pay the regular monthly installments of Base Rent under Section 4.1 and Additional Rent under Section 4.2(b) by electronic fund transfer pursuant to wire instructions from time to time provided by Landlord unless and until otherwise directed by Landlord. All other amounts due to Landlord hereunder shall be paid by Tenant either in the manner provided under the preceding sentence or by check drawn on a clearinghouse bank and delivered to the Address of Landlord set forth in Article 1 or to such other place or account as Landlord may from time to time direct.

It is intended that the Base Rent payable hereunder shall be a net return to Landlord throughout the Term, free of expense, charge, offset, diminution or other deduction whatsoever (except as expressly provided herein) on account of the Premises (excepting Landlord’s financing expenses, federal and state income taxes of general application, and those expenses that this Lease expressly makes the responsibility of Landlord), and all provisions hereof shall be construed in light of such intent. Without limiting the foregoing, except as expressly provided in this Lease, Tenant’s obligation to pay Rent shall be absolute, unconditional, and independent of any Landlord covenants and shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or (except as expressly provided herein) any casualty or taking, or any failure by Landlord to perform or other occurrence; and Tenant waives all rights now or hereafter existing to quit or surrender this Lease or the Premises or any part thereof, or to assert any counterclaim or defense in any action seeking to recover Rent (unless such counterclaim or defense would be lost by Tenant if not raised in such proceeding).

4.4 Audit Rights. Landlord shall keep books and records regarding Total Operating Costs for each year during the Term. All records shall be retained for at least three (3) years after the end of the applicable year. At the request of Tenant (“Tenant’s Audit Notice”) given within one hundred twenty (120) days after Landlord delivers Landlord’s final statement of Total Operating Costs with respect to any calendar year during the Term, Tenant shall have the right to examine Landlord’s books and records regarding Total Operating Costs for such year. Such right to examine the records shall be exercisable (a) upon reasonable advance notice to Landlord and at reasonable times during Landlord’s business hours, (b) only during the ninety-(90)-day period (the “Audit Period”) following Tenant’s Audit Notice, and (c) only if no Material Event of Default then exists. Landlord shall make such books and records available at Landlord’s office in Massachusetts or at the Project, or in electronically accessible form. The audit of Landlord’s Total Operating Costs for such year may be conducted, at Tenant’s election, either by members of Tenant’s internal financial staff or by a certified public accountant experienced in suburban Boston office lease audits as to which Landlord does not reasonably object. If Tenant reasonably requests copies of any such materials, Tenant shall reimburse Landlord for the out-of-pocket costs thereof. Tenant shall not engage any such accountant or any other party on a contingency fee basis in connection with any examination of Landlord’s books and records hereunder. As a condition precedent to performing any such examination of Landlord’s books and records, Tenant’s examiners shall be required to execute and deliver to Landlord an agreement in form reasonably acceptable to Landlord agreeing to keep confidential any non-public, confidential information about Landlord, the Building, or the Project in connection with such examination and not to disclose the results of such examination except as required by law. If the Additional Rent due as finally determined for such year is less than the Additional Rent paid by Tenant, Landlord shall credit the excess against Additional Rent next due from Tenant

(or, if the Term has expired, promptly refund such amount to Tenant, after deduction of any amounts due to Landlord for unsatisfied Tenant obligations under the Lease). Notwithstanding the foregoing, Tenant’s request to audit Landlord’s books and records shall not extend the time within which Tenant is obligated to pay the amounts shown on Landlord’s statement of Total Operating Costs, and Tenant may not make any request to audit Landlord’s books and records at any time when Tenant is in default of such payments. In the event that, as a result of such an audit, Tenant has been overcharged by five percent (5%) or more of the Additional Rent actually due for Total Operating Costs for such year, Landlord shall (in addition to refunding or crediting the amount overcharged as provided above) reimburse Tenant for the reasonable third-party costs of engaging its auditor, not to exceed $20,000. In all other cases, Tenant shall pay for the cost of such audit.

If requested by Tenant from time to time, Landlord shall authorize Tenant, under Article 9 of the by-laws of the Project’s condominium association and at Tenant’s expense, to inspect or examine the books and records of the Project condominium association with respect of the Project Facilities Expenses allocated to Tenant hereunder. If Tenant reasonably determines that the Project condominium association has improperly allocated to the Building any element of Project Facilities Expenses that are in turn charged to Tenant under the provisions of this Lease, Tenant may from time to time so notify Landlord of such claimed improper allocation, and if requested by Tenant, Landlord shall use reasonable efforts at Tenant’s expense (which may but need not include pursuing arbitration under Article 13 of the condominium association’s by-laws) to correct any such misallocation under the applicable provisions of the Project Condominium Documents or, if such Landlord efforts are unavailing or if Landlord determines not to pursue such remedies, to permit Tenant, as Landlord’s designated agent, to pursue the correction of such misallocation under the applicable provisions of the Project Condominium Documents, provided that Tenant shall be responsible for all costs thereof (including any late charges or interest assessed under Section 3.11 of the by-laws of the condominium association in respect to the disputed amounts in question) and the payment of all amounts due under the Lease in order to ensure that the Property remains free of all liens, including without limitation any liens arising under the Project Condominium Documents from the disputed amounts in question.

4.5 Cooperation With Tenant’s Accounting Requirements. If requested by Tenant from to time, Landlord will provide, not more often than quarterly, financial information to Tenant with respect to Total Operating Costs incurred to date for the then-current year to the extent available to Landlord, as is reasonably required by Tenant’s accountants and auditors for Tenant to comply with lease accounting requirements applicable to Tenant (provided that nothing herein shall be deemed to expand, modify or limit Tenant’s rights under Article 4 above, and any such information and Tenant’s rights to the same shall be subject to the provisions of Section 4.4 as if it were an audit of Landlord’s books and records). Tenant shall reimburse Landlord for the reasonable out-of-pocket costs to provide such information as Additional Rent within thirty (30) days after invoice.

ARTICLE 5.

TAXES

5.1 Taxes. Tenant covenants and agrees to pay to Landlord, as Additional Rent, Tenant’s Pro Rata Share of the Taxes for each fiscal tax period, or ratable portion thereof, included in the Term (except for the Gross Rent Waiver Period under Section 4.1(a)). If Landlord receives a refund of any such Taxes (other than with respect to such Gross Rent Waiver Period), Landlord shall credit against Additional Rent next due or, at Landlord’s election, refund to Tenant (or, if the Term has expired, remit to Tenant any such amounts not then fully credited or refunded hereunder, after deduction of any amounts due to Landlord for unsatisfied Tenant obligations under the Lease) Tenant’s Pro Rata Share of the refund of the Taxes previously paid by Tenant, in each case after deducting Landlord’s reasonable costs and expenses incurred in obtaining the refund (to the extent such costs and expenses were not previously included in Operating Expenses or Taxes), but in any event such refund to Tenant shall not exceed amounts paid by Tenant for Taxes on account of the period subject to such refund. Upon Tenant’s request from time to time, Landlord shall furnish Tenant with a copy of the applicable real estate tax bill. Tenant shall make estimated payments on account of Taxes in monthly installments on the first day of each month, in amounts reasonably estimated from time to time by Landlord pursuant to Section 4.2(b).

5.2 Definition of “Taxes”. The term “Taxes” means all real estate taxes, assessments, betterments, excises, user fees and all other governmental charges and fees of any kind or nature, or impositions or agreed payments in lieu thereof or voluntary payments made in connection with the provision of governmental services or improvements of benefit to the Building, the Building Site, or the Property, and all penalties and interest thereon (to the extent due to Tenant’s failure to make timely payments hereunder), assessed or imposed against the Building, the Building Site, or the Property (including without limitation any personal property taxes levied on the Building or the Property or on fixtures or equipment used in connection therewith), other than a federal or state income tax of general application.

(a) Exclusions. Notwithstanding the foregoing, Taxes shall not include (i) any of the foregoing which are levied or assessed against the Property to the extent (x) the same are not attributable to the Term (other than for the Early Occupancy Period, if applicable) or (y) the same are special development fees or governmental development assessments (as opposed to general real estate taxes) for the initial construction of on-site or off-site street or intersection improvements, roads, rights of way, lighting, and traffic signals for the initial development or construction of the Building or any other building of the Project, (ii) any inheritance, estate, gift, excise, franchise, income, gross receipts, capital levy, revenue, rent, state, payroll, stamp or profit taxes, however designated; (iii) any interest or penalties resulting from the late payment of taxes by Landlord (except to the extent due to Tenant’s failure to make timely payments hereunder); or (iv) reserves for future Taxes.

(b) Allocations for Common Elements. Subject to the foregoing exclusions, to the extent not already included in the municipality’s assessment for the Building Unit, (i) Taxes imposed with respect to any Limited Common Elements that are exclusive to the Building (including, without limitation, the Amphitheater Area during the Term and the first phase of Garage B during the period such garage exclusively serves the Building) shall be allocated entirely to the Building, (ii) Taxes imposed with respect to any Limited Common Elements that are shared by the Building and any other Project building(s) (e.g., the shared Garage A under the circumstances set forth in Section 2.2(b)) shall be allocated among such buildings based on their respective Proportionate Shares (or, in the case of any shared garage facility, based on the respective number of parking spaces allocated to the respective buildings), and (iii) Taxes for any other Project Common Facilities shall be included in the Project Common Facilities Expenses allocable under Article 8.

(c) Changes in Taxation. If during the Term the present system of taxation of real or personal property shall be changed so that, in lieu of or in addition to the whole or any part of such tax there shall be assessed, levied or imposed on the Property or Premises or on Landlord any kind or nature of federal, state, county, municipal or other governmental capital levy, income, sales, franchise, excise or similar tax, assessment, levy, charge or fee (as distinct from the federal and state income tax in effect on the Lease Date) measured by or based in whole or in part upon Building valuation, mortgage valuation, rents, services or any other incidents, benefits or measures of real property or real property operations, then any and all of such taxes, assessments, levies, charges and fees shall be included within the term of Taxes; provided, however, that Tenant’s obligation with respect to such substitute taxes shall be limited to the amount thereof as computed at the rates that would be payable if the Building and Property were the only property of Landlord.

(d) Abatement Expenses. Taxes shall also include reasonable expenses, including reasonable fees of attorneys, appraisers and other consultants, incurred by Landlord in connection with any efforts to obtain abatements or reduction or to assure maintenance of Taxes for any year wholly or partially included in the Term, whether or not successful and whether or not such efforts involved filing of actual abatement applications or initiation of formal proceedings.

(e) Taxes Prior to Assessment of Building Unit. In the event that the condominium trust receives an assessment from the Town for any period of the Term or the Early Occupancy Period before the Building Unit is separately assessed by the Town for real estate tax purposes, Landlord will reasonably and equitably allocate to the Building, in accordance with the Building Condominium Instruments, (i) the portion of the assessment received by the condominium trust attributable to the Building, any other improvements on the Building Site, and any improvements on the Project Land that are Limited Common Elements of the Building or otherwise exclusively serve the Building (e.g., the municipal assessor’s work sheets regarding the valuation of the Building, any other improvements on the Building Site, and the first phase of Garage B) and (ii) an allocable share of the assessment for the Project Land and other general common elements of the Project based on the proportion that the gross square footage of the Building bears to the gross square footage of the Project phases that have not been separately assessed, whether undeveloped or developed (including the Building), and provide Tenant with reasonable back-up documentation for such allocations of the assessment received by the condominium trust for such period.

(f) Abatements. Landlord shall, upon the written request of Tenant provided no Event of Default then exists, commence a proceeding for abatement of real estate Taxes attributable to the Building Unit, provided Landlord shall thereafter have the right to settle such proceeding in its reasonable discretion. From and after the date on which Landlord acquires the unit deed for the Building Unit, Tenant may, in its sole discretion if Landlord declines to pursue an abatement proceeding for the applicable fiscal year during the Term, initiate an abatement proceeding for real estate Taxes payable for such year at Tenant’s sole cost and expense by prior written notice to Landlord and in compliance with any Legal Requirements applicable to such proceeding. If Tenant pursues an abatement of real estate Taxes pursuant to the immediately preceding sentence, then any abatement proceeds shall be payable to Landlord after deducting Tenant’s reasonable expenses incurred in obtaining such abatement. In the event of any abatement of Taxes for a period occurring during the Term of this Lease, Tenant shall be entitled to Tenant’s Pro Rata Share of any refund (after deducting Landlord’s or Tenant’s, as applicable, reasonable cost in obtaining an abatement, if any, to the extent not previously included in Operating Expenses or Taxes) but in any event such refund to Tenant shall not exceed the amounts on account of Taxes actually paid by Tenant with respect to the period subject to the abatement.

5.3 Personal Property Taxes. Tenant shall pay directly all taxes charged against Tenant’s trade or business fixtures, furnishings, equipment, inventory, or other personal property (collectively, “Tenant Property”). Tenant shall use commercially reasonable efforts to have Tenant Property taxed separately from the Property. Landlord shall notify Tenant if any of Tenant Property is taxed with the Property, and Tenant shall pay such taxes to Landlord within thirty (30) days after such notice.

5.4 TIF Incentives. Any exemption from real property taxes for the Building or the Property due to any Tax Increment Financing Agreement entered into by the Tenant and the Town of Needham shall be allocated entirely to the Building, so that Taxes payable by Tenant during the Term reflect the full amount of the exemption to which Tenant is entitled under the terms of such Tax Increment Financing Agreement for the applicable periods provided thereunder.

ARTICLE 6.

UTILITIES

6.1 Utilities. Tenant shall pay all charges for water, sewer, gas, electricity, telecommunications, and other utilities or like services used or consumed at the Premises, the Building, or the Building Site (each, a “Utility Service” and collectively the “Utility Services”), including without limitation any Utility Services used or consumed by all mechanical equipment serving the Premises, the Building, or the Building Site, wherever located, whether called use charge, tax, assessment, fee or otherwise as the same become due. Each company or third party providing the applicable Utility Service hereunder is referred to a “Utility Service Provider.”

(a) Tenant’s Direct-Metered Utilities. Tenant shall pay, directly to the applicable Utility Service Provider, all costs and expenses associated with all separately metered Utility Services exclusively serving the Premises or (while Tenant is the sole tenant) the Building as and when due to such Utility Service Provider (“Tenant’s Direct-Metered Utilities”). The costs of Tenant’s Direct-Metered Utilities, to the extent paid by Tenant directly to the applicable Utility Service Provider, shall not constitute part of the reimbursable Operating Expenses under Article 8. Tenant shall be responsible for maintaining all utility deposits required by the applicable Utility Service Provider for such Tenant’s Direct-Metered Utilities and will from time to time upon Landlord’s reasonable request provide evidence of Tenant’s payment of all charges to the applicable Utility Service Provider.

(b) Landlord Utilities. For any Utility Services serving the Building or the Building Site that from time to time are not paid by Tenant as Tenant Direct-Metered Utilities (e.g., a Utility Service, if any, that is not metered separately to the Building or that may serve the Building or the Building Site in common with other portions of the Project) and are paid by Landlord (“Landlord Utilities”), Tenant shall pay to Landlord, as Additional Rent, all costs and expenses associated with such utility charges based on check-meters or similar sub-metering equipment (or, if none exists, on reasonable allocations prepared by Landlord’s building engineer) and periodic reading of such meters, at the same rate paid by Landlord to the Utility Service Provider; provided that Additional Rent for any such metered (or sub-metered) utilities paid by Landlord may be reasonably estimated monthly by Landlord, subject to periodic reconciliations based on actual readings, and shall be paid monthly by Tenant within thirty (30) days after being billed with a final accounting based upon actual bills received from the applicable Utility Service Providers following the conclusion of each year. The costs of such Landlord Utilities shall be included as part of the reimbursable Operating Expenses under Article 8.

(c) Metering. The Base Building Work will include a common switching point(s) at the Building for certain Utility Services for the Building (collectively, the “Utility Switching Points”), as and to the extent specified in Exhibit B-2 to be part of Base Building Work. Metering equipment for or within the Building will be installed by the respective parties as specified under Exhibit B-2. Tenant shall pay for any and all costs to install and connect Utility Services from the Utility Switching Points to the Premises and other parts of the Building and the Building Site used by Tenant hereunder. Landlord shall be under no obligation as to any Utility Services beyond the foregoing responsibility to install the Utility Services to the Utility Switching Points, and Landlord shall not be liable for any interruption or failure in the supply of any utilities or Utility Services, except to the extent expressly set forth below.

(d) Utility Service Providers. At either party’s request from time to time (or at annual service meetings under Section 10.3), the parties shall review alternative Utility Service Providers for the Building. The parties acknowledge that such alternatives may from time to time include Utility Service Providers for Utility Services to the Building and other Project building(s) or facilities (e.g., for multi-year electricity service contracts for multiple buildings), provided that Landlord makes no representation or warranty as to the availability or terms from time to time of any such multi-year or multi-building arrangements for any such Utility Service. For any Tenant’s Direct-Metered Utilities under Section 6.1(a), Tenant shall have the right to select or approve (or thereafter change) the applicable Utility Service Provider. For any Landlord Utilities under Section 6.1(b), to the extent permitted by law, Landlord shall have the right at any time and from time to time during the Term to contract for or purchase one or more of such Utility Services as Landlord may determine to reflect market terms and conditions; provided that if such Utility Service exclusively serves the Premises, the same shall be subject to Tenant’s approval, not to be unreasonably withheld, conditioned, or delayed. In requesting Tenant’s approval for any such proposed Utility Service Provider, Landlord shall provide Tenant with such information as Tenant may reasonably request regarding the proposed contract for such service. Provided there shall be no unreasonable interference with Tenant’s operations within the Premises, Tenant agrees reasonably to cooperate with Landlord and the Utility Service Providers and at all times as reasonably necessary, and on reasonable advance notice, shall allow Landlord and the Utility Service Providers reasonable access to any utility lines, equipment, feeders, risers, fixtures, wiring and any other such machinery or personal property within the Building or the Building Site and associated with the delivery of Utility Services. If Tenant desires to select or change a particular Utility Service Provider from time to time as set forth above, (i) as to any Utility Service Provider for Tenant’s Direct-Metered Utilities under Section 6.1(a), Tenant shall provide Landlord with reasonable prior notice of such change and any alterations in connection therewith shall be subject to Tenant’s compliance with Section 10.5 and other provisions of this Lease, (ii) as to any Utility Service Provider for Landlord Utilities under Section 6.1(b), Landlord shall not unreasonably withhold its approval of the same (subject to Tenant’s compliance with Section 10.5 and other provisions of this Lease), and (ii) in all cases, Tenant shall be responsible for all costs relating thereto, including without limitation all costs of designing and installing new service lines or equipment, granting or otherwise coordinating under the applicable Project Documents any necessary utility easements, connecting to and/or removing other existing base building equipment or other equipment in the Building or elsewhere on the Building Site or the Project Land, and terminating the prior Utility Service Provider, and any such installation shall comply with the applicable provisions of Section 10.5 and other provisions of this Lease.

(e) Service Interruption. Tenant shall look solely to the applicable Utility Service Provider for all service issues with respect to all Tenant’s Direct-Metered Utilities under Section 6.1(a), and Landlord shall (to the maximum extent permitted by law) have no liability to Tenant, nor shall Rent be abated, for any interruption, curtailment, or suspension of any such service. In the event that there shall be an interruption, curtailment, or suspension of any Landlord Utilities under Section 6.1(b) (and no reasonably equivalent alternative service or supply is provided by Landlord or Tenant, e.g., Tenant’s own emergency generator or other back-up power supply equipment) that renders all or a portion of the Premises untenantable for its intended purposes for a period of three (3) consecutive days (in the case of service interruption due to the negligence of Landlord or its employees, contractors, or agents (“Landlord Parties”)) or seven (7) consecutive days (in the case of service interruption not due to such negligence) following receipt by Landlord of written notice from Tenant of such event, other than as caused, in whole or in part, by reasons beyond Landlord’s reasonable control (such as a generally applicable power outage or other off-site occurrence) or by an act or omission in violation of this Lease by Tenant or by any negligence or willful misconduct of any of Tenant’s agents, employees, contractors, invitees, subtenants, successors or others using the Premises under or through Tenant (collectively, with Tenant, the “Tenant Parties” or any one of them, including Tenant, a “Tenant Party”) (an event that satisfies the foregoing conditions being referred to herein as a “Service Interruption”), then Tenant shall be entitled to an equitable abatement of Base Rent and Tenant’s Pro Rata Share of Total Operating Costs, based on the nature and duration of the Service Interruption, the area of the Premises so affected, and the then current Rent amounts, for the period that commencing on the expiration of such three-day or seven-day period and ending on the day such Service Interruption shall cease. The provisions of this paragraph shall not apply to any Service Interruption caused by fire or other damage or destruction of the Building, which shall be governed by Section 12.1 of this Lease.

ARTICLE 7.

INSURANCE

7.1 Tenant’s Coverage. Tenant shall maintain during the Term insurance for the benefit of Tenant and Landlord (as their interests may appear) from insurers rated at least A-/X by A. M. Best (subject to the provisions of Section 7.2 below), with terms and coverages reasonably satisfactory to Landlord and with such increases in limits as Landlord may from time to time reasonably request, consistent with requirements at other comparable first class suburban office buildings in the “Route 128 West, Class A Market” (“Comparable Properties”). Initially, Tenant shall maintain the following:

(a) Commercial general liability insurance naming Landlord, Landlord’s property manager, Landlord’s mortgagee(s), and other parties designated by Landlord from time to time as additional insureds, with coverage for premises/operations, personal injury, and contractual liability with combined single limits of liability of not less than $10,000,000 for bodily injury and property damage per occurrence with a per location aggregate;

(b) Property insurance that shall be primary on all Tenant Property (including Tenant’s FF&E) and, if applicable, on any Tenant-Insured Work (as defined below) in an amount adequate to cover their replacement cost, including a vandalism and malicious mischief endorsement, and sprinkler leakage coverage; business interruption insurance, loss of income and extra expense insurance covering all perils covered by a standard, “Special Form” (as defined from time-to-time by the insurance industry) property insurance policy. As used herein, “Tenant-Insured Work” shall mean any Tenant Work that is not required to be insured as Leasehold Improvements under Landlord’s property insurance policy for the Building under Section 7.4(b) below. Tenant’s insurance on any Tenant-Insured Work shall name Landlord and Landlord’s mortgagee(s) from time to time as additional loss payees as their interests may appear. Tenant’s property insurance under this subparagraph (b) shall cover special perils including theft and such other risks Landlord may from time to time reasonably designate if such risks are required by landlords to be insured by tenants of Comparable Properties under similar circumstances, for the full replacement cost value of the covered items and in amounts that meet any co-insurance clause of the policies of insurance;

(c) Workers’ compensation insurance with statutory benefits, and employers’ liability insurance with customary limits (in no event less than $100,000 per employee and $500,000 per policy); and

(d) Automobile liability insurance on vehicles operated by employees of Tenant including own and non-owned automobiles, if applicable.

In addition, Tenant shall carry such other coverages, and in such amounts, as are required by Landlord from time to time, so long as such coverages and amounts are within the range of coverages typically required for comparable tenancies in Comparable Properties or are required under the Project Condominium Documents.

Prior to the Commencement Date and on each anniversary of that date (or on the policy renewal date), Tenant shall give Landlord certificate(s) evidencing such coverage in a customary form (for institutionally-owned properties) reasonably specified by Landlord and with an affirmative statement from the issuer of such policy that it may not be canceled or coverage limits reduced without at least thirty (30) days’ prior written notice to Landlord and Tenant; provided that if the issuer will not provide such affirmative statement, then the statement will require the issuer to endeavor to provide notice of such cancellation or change to Landlord at least thirty (30) days in advance and Tenant shall provide Landlord with notice of such cancellation or change at least thirty (30) days in advance. Liability insurance maintained by Tenant shall be deemed to be primary insurance, and any liability insurance maintained by Landlord shall be deemed secondary to it.

Tenant may use blanket or excess umbrella coverage to satisfy any of the requirements of this Section 7.1, provided that the Premises is specifically named in any blanket coverage and the limits thereon are available on a per property basis and on such basis comply with the required limits set out herein and that any umbrella coverage is provided on a “following form” basis.

7.2 Action Increasing Rates. Tenant shall comply with Sections 9.1, 9.2, 9.3, and 9.4 and in addition shall not, directly or indirectly, use the Premises in any way that is prohibited by law. If Tenant, directly or indirectly, uses the Premises in any way that jeopardizes any insurance coverage carried by Landlord or Tenant as reasonably documented by evidence provided by Landlord to Tenant, then Tenant shall, if such use is in violation of the other terms and conditions of this Lease, promptly stop such use. Tenant shall, in any event, reimburse Landlord upon demand for all of Landlord’s costs incurred in providing any insurance to the extent attributable to any special endorsement or increase in premium resulting from the particular business or operations of Tenant, and any special or extraordinary risks or hazards resulting therefrom, including without limitation, any risks or hazards associated with the generation, storage and disposal of hazardous or toxic materials. Notwithstanding the foregoing, Tenant’s use of the Premises for the Permitted Uses specified in Section 1.11 (as opposed to Tenant’s particular use) in compliance with the terms and conditions of this Lease shall not be deemed legally prohibited or dangerous to people or property for the purposes of this Section 7.2. Tenant shall cure any breach of this Lease on account of Tenant’s failure to carry the insurance required by this Section 7.2 within ten (10) days after notice from Landlord and Tenant shall have no further notice or cure right under Article 14 for any such breach.

7.3 Waiver of Subrogation. Landlord and Tenant each waive any and every claim for recovery from the other for any and all loss of or damage to the Premises, the Building, or the Property or any part of it, or to any of its contents (including without limitation any Tenant Property), to the extent such loss or damage is covered by property insurance or would have been covered by property insurance required hereunder. Landlord waives any and every such claim against Tenant that would have been covered had the insurance policies required to be maintained by Landlord by this Lease been in force, to the extent that such loss or damage would have been recoverable under such policies. Tenant waives any and every such claim against Landlord that would have been covered had the insurance policies required to be maintained by Tenant under this Lease been in force, to the extent that such loss or damage would have been recoverable under such policies. This mutual waiver precludes the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), and Landlord and Tenant each agree to give written notice of this waiver to each insurance company that has issued or shall issue any property insurance policy to it, and to have the policy properly endorsed, if necessary, to prevent invalidation of the insurance coverage because of this waiver. Reference is further made to the provisions on waivers of claims and subrogation rights set forth in the Project Condominium Documents, which shall apply in accordance with their terms.

7.4 Landlord’s Insurance and Indemnity. Landlord shall purchase and maintain, during the Term, policies with insurance companies and with such coverages, amounts, and deductibles as may be required under the Project Condominium Documents or by Landlord’s mortgagee (or otherwise determined by Landlord to be prudent or appropriate in a manner consistent with Comparable Properties), for the following: (a) commercial general liability insurance for incidents occurring in or about the common areas of the Building or the Building Site; and (b) property insurance written on a “special form” policy (or its then equivalent) covering property damage to the Building and improvements on the Building Site (including the Leasehold Improvements, but excluding Tenant’s FF&E and other Tenant Property) and loss of rental income (covering a period of not less than eighteen (18) months from the date of fire of other casualty), covering special perils for the full replacement cost value, together with such other policies for coverages, amounts, deductibles, and risks as may be required under the Project Condominium Documents or such mortgagee or otherwise determined by Landlord to be prudent or appropriate in a manner consistent with Comparable Properties. As used herein, “Leasehold Improvements” shall mean (i) the TI Work initially installed by Tenant under Exhibit B and (ii) any other Tenant Work that may be installed in the Building from time to time during the Term in accordance with and pursuant to plans approved by Landlord under Section 10.5, in each case exclusive of Tenant’s FF&E and other Tenant Property. As set forth in Section 4.2(b), the cost of such insurance shall be included in Total Operating Costs, and Tenant’s Pro Rata Share of the cost thereof shall be borne by Tenant. The Building’s allocable share of insurance costs for the Project Common Facilities maintained under the Project Condominium Documents shall also be included in Operating Expenses under Article 8. Subject to the terms and limitations set forth in this Lease (including, without limitation, Sections 7.3 and 16.4), and except to the extent due to the negligence or willful misconduct of Tenant or any Tenant Party, Landlord shall indemnify, save harmless and defend Tenant from and against any claims, damage, loss, cost, or expense (including without limitation reasonable legal fees) made against Tenant for injury or damage to person or property in the common areas of the Building or the Building Site to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Party.

ARTICLE 8.

OPERATING EXPENSES

8.1 Operating Expenses. “Operating Expenses” shall mean (a) all costs and expenses associated with the operation, management, maintenance and repair of the Building, the Building Site, and the Property as more particularly described, and subject to the exclusions set forth, in Exhibit E-1 and (b) the portion of the Common Expenses and Parking Expenses (as defined in the Project Condominium Documents) that is allocated and assessed to the Building for the Project Common Facilities and any Limited Common Elements in accordance with the Phased Project Condominium Documents as amended from time to time in accordance with the requirements set forth in Section 2.4 above (the “Project Common Facilities Expenses”). The Project Common Facilities Expenses include, without limitation, the costs of operating and maintaining the Amphitheater Area (as provided in Section 2.2(e) and Section 4.2(d) above) and the share of the Parking Expenses that is allocable under the Project Condominium Documents to Tenant’s Total Parking Allocation under Section 2.2(b) and Section 4.2(d) above, subject to the limitations set forth in Exhibit E-1. For avoidance of doubt, with respect to the initial portion of the Term when the first phase of Garage B is a Limited Common Element of the Original Building and all parking spaces in the first phase of Garage B are allocated to Tenant under Section 2.2(b), all Parking Expenses for the first phase of Garage B (except as limited under the terms of Exhibit E-1) shall be allocated to Tenant as part of the Project Common Facilities Expenses hereunder. For any portion of the Term during which Tenant shares the use of Garage B (or Garage A, as applicable) as shared Limited Common Elements serving the Building and other Project buildings, the Parking Expenses for such shared parking facilities shall be allocated to Tenant based on the number of spaces allocated to Tenant under this Lease in the applicable garage. Tenant shall pay Tenant’s Pro Rata Share of Operating Expenses in accordance with Section 4.2.

ARTICLE 9.

USE OF PREMISES

9.1 Permitted Uses. Tenant may use the Premises only for the Permitted Uses described in Section 1.11 and shall not use the Premises for any other purpose. Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by applicable laws or insurance requirements relating to Tenant’s use of the Premises. Tenant shall comply with Landlord’s rules and regulations (the “Rules and Regulations”) reasonably promulgated from time to time for the Building and the Building Site and provided to Tenant, provided the same are not inconsistent with the provisions of this Lease, and Tenant shall use reasonable efforts to cause its agents, contractors, customers and business invitees to comply therewith. Landlord’s initial Rules and Regulations for the Building and the Building Site are attached hereto as Exhibit F and shall further be deemed to include the Rules and Regulations applicable to the Project Common Facilities and other areas of the Project under the Project Condominium Documents (copies of which have been provided to Tenant). Without limiting the generality of the foregoing, Tenant shall not use the Premises or any Appurtenant Exterior Area (as defined below) in a manner that violates the Project Condominium Documents or the Rules and Regulations thereunder.

9.2 Indemnification. From and after the Commencement Date, subject to the provisions of this Lease, (a) Tenant shall assume exclusive control of all areas of the Premises, including all improvements, utilities, equipment, and facilities therein, and (b) Tenant shall be responsible for the Premises and all of Tenant’s improvements, equipment, facilities and installations, wherever located on the Property and all liabilities, including without limitation tort liabilities incident thereto. Tenant shall indemnify, save harmless and defend Landlord, and its members, managers, officers, directors, employees, property manager, and mortgagees (collectively, “Indemnitees”) from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including reasonable attorneys’ fees) arising in whole or in part out of (i) any injury, loss, theft or damage (except to the extent due to the negligence or willful misconduct of any Indemnitee or Landlord Party) to any person or property while in or about the Premises or the Building or (to the extent caused by the negligence or willful misconduct of any Tenant Party) elsewhere on the Building Site, the Project Common Facilities, or other areas of the Project (collectively, the “Appurtenant Exterior Areas”); (ii) any condition in or about the

Premises, the Building, or the Appurtenant Exterior Areas caused by any work or installations by any Tenant Party or the negligence or willful misconduct of any Tenant Party; (iii) the use of the Premises, the Building, or the Appurtenant Exterior Areas by, or any act or omission of, any Tenant Party, (iv) any mechanics lien or similar lien against the Building, the Building Site, the Property, or the Project Land arising from work or services provided for or arranged by any Tenant Party, and (v) any other failure by Tenant to perform its obligations under this Lease. The provisions of this Section 9.2 are subject to the limitations set forth elsewhere in this Lease (including, without limitation, Section 16.4(b)) and shall survive the expiration or earlier termination of this Lease.

9.3 Compliance With Legal Requirements. Tenant shall not cause or (by any Tenant Party) permit the Premises or any Appurtenant Exterior Areas to be used in any way that violates any applicable laws, ordinance, orders, codes, rules, regulations, permits and approvals of any court, governmental entity, or governmental agency of competent jurisdiction or any restrictive covenant, encumbrance, or other Project Document applicable to the Premises, the Building, or the Appurtenant Exterior Areas (each a “Legal Requirement” and collectively the “Legal Requirements”) or any provision of this Lease, or constitutes a nuisance or waste, and shall comply with all Legal Requirements applicable to the Premises and Tenant’s use of the Property. Tenant shall obtain and pay for all permits and shall promptly take all actions necessary to comply with all Legal Requirements applicable to Tenant’s use of the Premises, including without limitation the Occupational Safety and Health Act. Notwithstanding the foregoing two sentences to the contrary, Landlord shall be responsible for the compliance of the Base Building Work with all Legal Requirements that are applicable to the Base Building Work as of the Commencement Date, in each case in accordance with and subject to the terms of Exhibit B. Tenant shall maintain in full force and effect all certificates of occupancy, governmental permits, certifications, or approvals required for Tenant’s operations at the Premises (collectively, the “Operating Permits”). Tenant shall be solely responsible for procuring and complying at all times with any and all necessary Operating Permits and shall provide Landlord with a copy of all Operating Permits promptly upon issuance. Tenant shall also be solely responsible for complying with all reporting requirements directly relating or incident to the conduct of its activities on the Premises, including without limitation (if applicable) with respect to the transportation, storage, handling, use and disposal of any Hazardous Substances (if any) in connection with Tenant’s operations at the Property. Within ten (10) business days after a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise requested by any purchaser, investor, or mortgagee of Landlord, Tenant shall furnish Landlord with copies of all Operating Permits that Tenant possesses or has obtained together with a certificate certifying that such Operating Permits are all of the Operating Permits that Tenant possesses or has obtained with respect to the Premises. Tenant shall promptly give notice to Landlord of any written orders, warnings or violations relative to the above received from any federal, state, or municipal agency or by any court of law and shall promptly comply with and cure the conditions causing any such violations in accordance with applicable Legal Requirements. Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that (i) any such contest is made reasonably and in good faith, (ii) Tenant makes provisions, including, without limitation, posting bond(s) or giving other security, reasonably acceptable to Landlord to protect Landlord, the Building and the Property from any liability, costs, damages or expenses arising in connection with such alleged violation and failure to cure, (iii) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses arising in connection with such alleged condition and/or violation, (iv) Tenant shall promptly cure any violation in the event that it exhausts all available appeals without success, and (v) Tenant shall certify to Landlord’s reasonable satisfaction that Tenant’s decision to delay such cure shall not result in any actual or threatened bodily injury or property damage to Landlord, any tenant or occupant of the Building or the Project, or any other person or entity.

9.4 Hazardous Substances.

(a) Definitions. As used in this Lease:

“Environmental Law” means all statutes, laws, rules, regulations, codes, ordinances, authorizations and orders of federal, state and local public authorities pertaining to any Hazardous Substances or to environmental compliance, contamination, cleanup or disclosures of any release or threat of release to the environment, of any Hazardous Substances, including, without limitation, the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Water Act, 33 U.S.C. § 1251, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f-300j, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1321, et seq.; the Solid Waste Disposal Act, 42 U.S.C § 6901, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Superfund Amendments and Reauthorization Act of 1986, Public Law No. 99-499 (signed into law October 17, 1986); M.G.L. c.21C; and oil and hazardous materials as defined in M.G.L. c.21E, as any of the same are from time to time amended, and the rules and regulations promulgated thereunder, and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments, and all other federal, state and local statutes, laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations and orders regulating the generation, storage, containment or disposal of any Hazardous Substances, including but not limited to those relating to lead paint, radon gas, asbestos, storage and disposal of oil, biological, chemical, radioactive and hazardous wastes, substances and materials, and underground and above-ground oil storage tanks; and any amendments, modifications or supplements of any of the foregoing.

“Hazardous Substances” means, but shall not be limited to, any hazardous substances, hazardous waste, environmental, biological, chemical, radioactive substances, oil, petroleum products and any waste or substance, which because of its quantitative concentration, chemical, biological, radioactive, flammable, explosive, infectious or other characteristics, constitutes or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including without limitation any asbestos (whether or not friable) and any asbestos-containing materials, lead paint, waste oils, solvents and chlorinated oils, polychlorinated biphenyls (PCBs), toxic metals, etchants, pickling and plating wastes, explosives, reactive metals and compounds, pesticides, herbicides, radon gas, urea formaldehyde foam insulation and chemical, biological and radioactive wastes, or any other similar materials that are regulated by any Environmental Law.

(b) Tenant Operations. Tenant shall not generate, produce, bring upon, use, store or treat Hazardous Substances in the Premises, the Building, the Appurtenant Exterior Areas or any other portion of the Project, except and unless (x) the same are for customary office uses (e.g., normal office cleaning supplies and printing supplies) for its operations at the Premises, (y) such use is in compliance with all applicable Legal Requirements, including without limitation Environmental Laws, and in compliance with the terms and conditions of this Lease, and (z) as to any Hazardous Substances, processes, or procedures not then subject to Legal Requirements, such activities are conducted in accordance with standard practices for tenants conducting similar office operations in Comparable Properties, and do not endanger or create a hazard to public health, safety or welfare or to the environment, within the Premises, the Building, or any Appurtenant Exterior Areas, or other areas in the vicinity thereof generally. Furthermore, beginning on the Commencement Date, on an annual basis or upon Landlord’s request following the occurrence of any environmental incident, or on no more than one additional occasion during any year if reasonably requested by Landlord’s mortgagee(s) in connection with any financing or refinancing of the Property, Tenant shall provide Landlord with a list detailing the types and amounts of all Hazardous Substances being generated, produced, brought upon, used, stored, treated or disposed of by or on behalf of Tenant in or about or on the Premises, Building or Property and, upon Landlord’s request, copies of any manifests or other federal, state or municipal filings by Tenant with respect to such Hazardous Substances (redacted to protect confidential information to the extent such redactions are permitted by the applicable federal, state or municipal authorities having jurisdiction over such filings). Tenant agrees to pay the reasonable cost of any environmental inspection or assessment requested by any lender that holds a security interest in the Property or this Lease, or by any insurance carrier, to the extent that such inspection or assessment pertains to any release, reasonable threat of release, contamination, or a loss or damage or determination of condition related to the foregoing in the Premises, the Building, the Appurtenant Exterior Areas, or any other portion of the Project caused by Tenant or any other Tenant Party.

(c) Tenant Environmental Incident. If any transportation to or from, or any storage, use or disposal of Hazardous Substances on or about, the Premises, the Building, or the Appurtenant Exterior Areas by any Tenant Party results in any escape, or release, reasonable threat of release, contamination of the soil or surface or ground water or any loss or damage to person or property (any such event, a “Tenant Environmental Incident”), Tenant agrees to: (a) notify Landlord immediately of the occurrence; (b) after consultation with Landlord, clean up the occurrence in full compliance with all applicable Environmental Laws; and (c) indemnify, save harmless and defend the Indemnitees from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including reasonable attorneys’ fees) arising in whole or in part out of such occurrence. In the event of such occurrence, Tenant agrees to cooperate fully with Landlord and provide such documents, affidavits, and information and take such actions as may be requested by Landlord from time to time (1) to comply with any Environmental Law or Legal Requirement, (2) to comply with any reasonable request of any mortgagee, insurer, or other affected owner or tenant in the Project, and/or (3) for any other reason deemed reasonably necessary by Landlord in a manner consistent with standard practices for Comparable Properties. In the event of any such occurrence that is required to be reported to a governmental authority under any Environmental Law or Legal Requirement, Tenant shall simultaneously deliver to Landlord copies of any notices given or received by Tenant and shall promptly pay when due any fine or assessment against Landlord, Tenant, or the Premises, the Building, or other portions of the Project relating to such occurrence.

(d) Environmental Reports. Tenant acknowledges that it has received and reviewed certain environmental reports listed on Exhibit J (the “Environmental Reports”) regarding the condition of the Project Land. Landlord represents to Tenant that, as of the Lease Date, to the best of Landlord’s knowledge and except as set forth in the Environmental Reports, the Building Site does not contain any material amounts of Hazardous Substances that would constitute a violation of applicable Environmental Laws or adversely affect in any material way Tenant’s use and occupancy of the Premises, the Building, or the Building Site under this Lease. Landlord shall indemnify Tenant from and against any breach by Landlord of such representation.

(e) Environmental Insurance. At no cost to Tenant, Landlord shall cause Tenant to be named as an additional insured on the Pollution Legal Liability Select Policy number PLS 16850034, issued by Lexington Insurance Company, that is currently in effect as of the Lease Date through April 20, 2014, with respect to the following Insured Properties: 360 First Avenue, 410 First Avenue, 66B Street and 37 A Street, all in Needham, MA (the “Policy”). If the Policy is extended beyond its current expiration date, or if Landlord is from time to time named as an insured under any new environmental insurance policy covering all or any part of the Project Land, then at Tenant’s request Landlord shall use reasonable efforts to cause Tenant to be named as an additional insured on such extended Policy or new policy, as the case may be, if the same can be done at no cost to Tenant (or, if the same can be done at an additional cost, at Tenant’s request and expense), in each case subject to any customary exclusions (if any) arising from Tenant’s use of or conduct at the Building, provided that this sentence shall not give rise to any obligation of Landlord or any of its affiliates or any other party to obtain, maintain, extend, or replace any such environmental insurance policy from time to time during the Term.

(f) General. The provisions of this Section 9.4 shall survive the expiration or earlier termination of this Lease.

9.5 Signage. Landlord shall install, or cause to be installed, standard directional signage within the Project Common Facilities to direct employees, visitors, and other business invitees of Tenant and other Project occupants to the appropriate building within the Project. Such initial standard directional signage for Tenant shall be installed at Landlord’s expense. During the Term, the general costs of maintenance and repair of such signage shall be included in Project Common Facilities Expenses, with any changes in such signage requested or required by Tenant being allocated to the Building. Tenant shall be responsible, at its sole cost and expense, for installing (a) Tenant’s directional signage in the lobby and other areas of the Building and (b) as provided in Section 2.2(c), Tenant’s exterior Building signage. Except as set forth in Section 2.2(c), Tenant shall not install any other exterior signage on the Building, the Building Site, or the Project Land.

9.6 Landlord’s Access. Landlord or its agents may enter the Building and the Premises at all reasonable times (i) to perform the service, maintenance, and repair obligations of Landlord hereunder, (ii) to inspect and monitor Tenant’s compliance with the terms of this Lease and applicable Legal Requirements, (iii) for purposes described in Sections 2.3, 9.4, 10.3 and/or 10.4, as applicable, (iv) to show the Premises to prospective and actual buyers, investors, and lenders at any time or, in the last two years of the Term, to prospective tenants; or (v) for any other purpose Landlord reasonably deems necessary in connection with the exercise of Landlord’s rights and obligations under this Lease. Except in cases of regularly scheduled services provided under clause (i) or in cases of emergency, any entry under this Section 9.6 shall require at least two (2) business days’ prior notice (which notice may be made orally or by email to Tenant’s Designated Representative (as defined below)) and shall be made during normal business hours (unless otherwise scheduled by mutual agreement). Landlord shall cooperate with Tenant to schedule any such entry and activity at a time designed to reduce any inconvenience to Tenant’s business operations in the Premises. Tenant shall have the right to have a representative of Tenant accompany Landlord during any such entry, but entry shall not be prohibited if Tenant fails to provide an accompanying representative. However, in case of emergency, Landlord may enter any part of the Premises or the Building with such notice as is reasonably practicable or without prior notice if notice is impracticable and without Tenant’s representative, if necessary, and shall, if no notice was provided (Landlord agreeing that it shall endeavor to provide an oral or e-mail notice to Tenant’s Designated Representative as provided above), promptly notify Tenant of the nature and extent of such entry. During Landlord’s access to the Premises, Landlord shall comply with reasonable security provisions required by Tenant to preserve the confidential nature of information in whatever form maintained within the Premises. For safety, security, confidentiality or compliance with law purposes, Tenant may designate certain limited areas as limited access areas to be shown on plans provided by Tenant to Landlord (as updated by Tenant as reasonably necessary in the future) to which Landlord and related parties shall not have access except in an emergency or as otherwise reasonably necessary and then only in accordance with a mutually agreed-upon plan to protect Tenant’s reasonable concerns regarding safety, security and confidentiality, provided that such limited access areas shall be reasonably identified and necessary to protect the health of persons or security of confidential and proprietary information. Landlord and Tenant will develop a protocol limiting and controlling the distribution of Landlord’s keys or other access devices to the Premises. “Tenant’s Designated Representative” shall mean (a) a person with an office at the Premises identified by Tenant in writing to Landlord from time to time as the primary point of contact for Landlord’s access to the Premises and (b) the on-site supervisor of Tenant’s private security, if any, that is then on duty. Tenant shall provide Landlord with a phone number for Tenant’s Designated Representative with any notice designating such person, and any change in the identification of Tenant’s Designated Representative shall take effect two (2) business days following delivery of such notice to Landlord and its property manager.

9.7 Security. Tenant shall be solely responsible, at Tenant’s sole cost and expense, to provide any security measures that Tenant deems necessary, appropriate, or desirable for the Building and the Building Site, which may include, without limitation, Tenant’s security personnel, lobby attendants, and/or security access card readers, security video cameras, and other security equipment installed by Tenant from time to time (whether in connection with the initial TI Work or subsequent Tenant Work during the Term) in or around entrances, exits, lobbies, and loading docks for the Building, on or within different floors of the Premises, and/or elsewhere on the Building Site. Tenant shall have reasonable access to portions of the Building or the Building Site outside the Premises to install and operate any such security measures, subject to Landlord’s reasonable approval in accordance with Exhibit B or Article 10, as applicable, provided that such security measures shall not restrict or impede access through Project Common Facilities serving other parts of the Project. Tenant shall provide Landlord with a written description of its security plan from time to time, outlining Tenant’s security measures to the extent applicable to visitors, guests, and others entitled to access the Premises (Tenant being permitted to redact from such security plan any Confidential Information, as defined in Section 16.14). Tenant’s security plan shall include the designation of a person or persons (as a Tenant’s Designated Representative under Section 9.6) who shall be on the Premises 24 hours, 7 days a week, but only to the extent required for the purposes of fulfilling municipal fire command obligations (Landlord acknowledging that such person may be a third-party contractor or designee thereof).

The parties acknowledge that the operation of the Project Common Facilities may from time to time (but shall not be required to) involve security personnel, equipment, and/or procedures, the costs of which (to the extent provided and generally applicable to the Project as opposed to a particular building within the Project) shall be included in Project Common Facilities Expenses. Notwithstanding the fact that Landlord, the Project Declarant, or the condominium association may from time to time provide such services during the Term, to the maximum extent permitted by applicable law, neither Landlord nor such other parties shall be deemed to owe Tenant, or any person claiming by, through or under Tenant, any special duty or standard of care as a result of such provision of such security services or be responsible for the efficacy of any such security measures.

ARTICLE 10.

CONDITION AND MAINTENANCE OF PREMISES AND PROPERTY

10.1 Condition of Premises and Property. Tenant acknowledges that, except for any express representations in this Lease, neither Landlord nor any person acting under Landlord has made any representation as to the condition of the Property or the suitability of the Property for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection and inquiry regarding the Property and is not relying on any representations of Landlord or any Broker or persons acting under either of them except for any express representations in this Lease.

10.2 Tenant Property. Tenant shall insure its personal property, Tenant’s FF&E (as defined in Exhibit B), and all other Tenant Property under a “Special Form” (as defined by the insurance industry) policy in accordance with Section 7.1. Landlord shall not be liable for any damage or injury to such Tenant Property or to other person, property or business (including loss of revenue, profits or data) of any Tenant Party, to the maximum extent permitted by law and subject to the provisions of Section 7.3 and limitations on liability set forth in Section 16.4, provided that nothing in this sentence shall be construed to limit Tenant’s express remedies pursuant to Sections 6.1(e) and 12.1 of this Lease. Tenant Property expressly includes all business fixtures and equipment, including without limitation any security or access control systems installed for the Premises, filing cabinets and racks, removable cubicles and partitions, kitchen and cafeteria equipment, computers and related equipment, raised flooring, supplemental cooling equipment, audiovisual and telecommunications equipment, non-building standard signage, and other tenant equipment installations, in each case including related conduits, cabling, and brackets or mounting components therefor and any connectors to base building systems and in each case whether installed, bolted, or otherwise affixed in or about the Premises, in building core areas, or elsewhere in the Project. Except as otherwise expressly provided in this Lease, the exemption hereunder shall apply whether such damage or injury to Tenant Property is caused by (among other things): (i) fire, steam, electricity, water, gas, sewage, sewer gas or odors, snow, ice, frost or rain; (ii) the breakage, leaking, obstruction or other defects of pipes, faucets, sprinklers, wires, appliances, plumbing, windows, air conditioning or lighting fixtures or any other cause; (iii) any other casualty or any Taking; (iv) theft; (v) conditions in or about the Property or from other sources or places; or (vi) any act or omission of any other Project tenant or occupant or their respective employees, visitors, or business invitees.

10.3 Landlord’s Obligations for Building Services, Repair and Maintenance.

(a) Building Services. During the Term, subject to the provisions of this Section 10.3 below, Landlord shall provide or cause to be provided the general office cleaning, trash removal, exterior window washing, general base building systems maintenance, exterior landscaping and snowplowing services, and other general services for the Building, in each case as initially set forth on the preliminary list of services set forth on Exhibit E or as subsequently adjusted from time to time during the Term pursuant to the following provisions. For purposes hereof, the services for the Premises, the Building, and the Building Site are referred to herein as the “Building Services” (which term, for avoidance of doubt, does not include the Project Common Facilities Services), and the services provided under the Project Condominium Documents for the Project Common Facilities (including Limited Common Elements serving the Building but not on the Building Site) are referred to herein as the “Project Common Facilities Services.” The costs of all Building Services provided to the Building or its appurtenant areas by or through Landlord shall be included in Operating Expenses in accordance with and subject to Article 8 and other provisions of this Lease. The allocable share of the costs of all Project Common Facilities Services provided to the Building or its appurtenant areas by or through Landlord or the condominium association, as the case may be, shall be included in Operating Expenses in accordance with and subject to Article 8 and other provisions of this Lease.

(i) Selection of Service Contractors. At least ninety (90) days prior to the Term Commencement Date, at the request of either party, the parties (or their designated property management representatives) shall meet to review the scope of initial Building Services set forth on Exhibit E, including any adjustments thereto that may be necessary, appropriate, or desirable in relation to the final design, fit-out, and expected initial Tenant operations in the Premises, and to confirm the adjusted scope of services initially to be provided to Landlord under this Section 10.3. Landlord shall solicit, or cause its designated property manager to solicit, bids from at least three (3) qualified, reputable service contractors for each of the separate Building Services (e.g., cleaning services, trash removal services, HVAC maintenance, elevator maintenance, and the like) for which the annual cost is expected to exceed $25,000 for the Building. All such service contractors shall be experienced in providing the applicable service in comparable first-class suburban office buildings and provide a level and quality of services consistent with the operation and maintenance of a first-class suburban office building, without creating labor disharmony, without impairing applicable warranties for the Building’s base building systems, roof, or exterior shell, and otherwise in compliance with the terms of this Lease (collectively, the “First-Class Service Standard”) and mutually approved by

Landlord and Tenant. After soliciting bids from such service contractors, Landlord and Tenant shall review the bids and Tenant shall promptly select from such bidders the service contractor for the applicable service in question. After such a service contractor has been selected for the applicable Building Service pursuant to the foregoing process, Landlord or its property manager may continue to engage such service contractor from year to year, subject to replacement at Landlord’s initiative at any time (for cause or otherwise) or (if requested by Tenant at least ninety (90) days prior to the end of a calendar year) to re-bidding and/or replacement, in which event Landlord shall cause its property manager to solicit bids from applicable service contractors in the manner set forth above. For avoidance of doubt, the parties acknowledge that Landlord intends to engage the Management Company (as defined in Section 1.14) or its affiliate to provide the initial property management services for the Building, that any replacement property management company designated by Landlord shall be a reputable third party property management company experienced in the management of comparable first-class suburban office buildings, and that Landlord shall not be obligated to solicit bids for property management services under the foregoing provisions.

(ii) Periodic Review and Adjustment of Tenant’s Desired Services. At the request of either party, either on an annual basis or otherwise as from time to time reasonably requested, the parties (or their designated property management representatives) shall meet to evaluate the renewal and/or potential replacement of applicable service contractors under subparagraph (i) above and to review the particular scope of Building Services to be provided by Landlord for the ensuing calendar year of the Term, in order to consider reasonable adjustments to such Building Services as may be necessary, appropriate, or desirable in connection with Tenant’s business operations. The implementation of any such replacements of service contractors or any such adjustments to Building Services shall require reasonable prior notice, including without limitation with respect to services being provided under applicable annual service contracts. The resulting costs of any such service contractor replacements or Building Service adjustments (whether increased or decreased) shall be included in Operating Expenses in accordance with Article 8. Tenant may similarly request changes to the level of Project Common Facilities Services from time to time, provided that (A) for any Project Common Facilities that then exclusively serve the Building or are Limited Common Elements of only the Building (e.g., initially the first phase of Garage B and at all times the Amphitheater Area), the resulting costs of any such Project Common Facilities Services adjustments (whether increased or decreased) shall be allocated to the Building and included in Operating Expenses in accordance with Article 8 and (B) for any Project Common Facilities Services that do not then exclusively serve the Building (e.g., shared parking areas, common roadways, or other Project Common Facilities), any increased costs thereof shall be allocated (in proportion to their respective gross square footages or, in the case of parking facilities, the number of allocated parking spaces therein, unless otherwise mutually agreed) to the Building and any other Project building that requested such increased service level for such shared facilities, and any decreased costs of reduced services shall be allocated among the Building and all other Project building(s) served by such Project Common Facilities. Nothing in this subparagraph (ii) shall be construed to require Landlord to reduce any Building Services to a level that Landlord determines would not satisfy the First-Class Service Standard or to cause any

Project Common Facilities Services to be reduced to a level that Project Declarant (or, as applicable, the condominium association then administering the applicable Project Common Facilities) determines would not satisfy the First-Class Service Standard.

(iii) Selected Tenant-Provided Services to the Premises. In connection with such periodic reviews, on Tenant’s reasonable prior notice to Landlord (which may be required to avoid cancellation costs for certain annual service contracts), Tenant may from time elect to use its own personnel or engage its own service contractors, at Tenant’s sole cost and expense, to provide certain services that are provided exclusively to the Premises (which term, for avoidance of doubt, does not include base building systems or equipment or the roof or exterior shell of the Building) and do not affect base building systems or equipment, the roof or exterior shell of the Building, or Project Common Facilities, provided that the level and quality of such services is consistent with the First-Class Service Standard. Such selected services to the Premises under this subparagraph (iii) may from time to time include, for example, one or more of the following: interior office cleaning services, day porter service, restroom cleaning and supplies, interior glass cleaning, carpet and tile cleaning, recycling and trash removal, general maintenance and repairs of tenant improvements and other tenant installations, light bulb replacements, touch-up painting, and the like. To the extent that, pursuant to the foregoing procedures, Tenant should elect to provide any such services for the Premises under this subparagraph (iii), then Tenant shall provide such services in accordance with the First-Class Service Standard pursuant to service plans and service contracts reasonably approved by Landlord, provide Landlord with evidence of appropriate insurance for the service contractors engaged by Tenant, coordinate such Tenant-provided service activities with Landlord’s property management staff, and provide such regular periodic reports as Landlord may reasonably require to ensure that the Premises are being maintained and serviced by Tenant in accordance with the First-Class Service Standard. Any such Tenant rights to provide services for the Premises shall not apply to the Project Common Facilities (which are operated and maintained under the Project Condominium Documents) or to property management services (which are addressed in subparagraph (v) below). For avoidance of doubt, Tenant shall pay directly to the applicable service contractors from time to time engaged by Tenant for its self-provided services under subparagraph (iii) all amounts due to such parties, and such amounts paid directly by Tenant shall not be included in Operating Expenses.

(iv) First-Class Service Standard. If Landlord shall fail to provide Building Services (other than those provided by Tenant under subparagraph (iii) above) in a manner consistent with the First-Class Service Standard, then Tenant shall from time to time give Landlord a written notice advising Landlord of such deficiency, the parties (or their designated property management representatives) shall meet to review the nature and extent of the deficiency, and Landlord shall promptly restore the applicable service to the First-Class Service Standard. Such remedial actions by Landlord may include, without limitation, correction of a particular deficiency at issue, replacement of service contractors or personnel in the case of persistent failure to satisfy the First-Class Service Standard, or other appropriate corrective measures, taking into account the nature and extent of the deficiency. For avoidance of doubt, Landlord shall not be responsible under this Section 10.3 for any deficiencies that may arise in whole or in part from any damage or abuse by Tenant or any Tenant Party, any overloading of base building systems due to Tenant’s particular manner of use, any inadequate sizing or capacity of Tenant’s HVAC distribution system within the Premises, any supplemental cooling equipment or other equipment or installations installed by Tenant, any defects in any Tenant Work, Tenant’s FF&E, or other items installed by Tenant, or any such matters covered by any applicable warranty held by Tenant for any such items installed by Tenant.

(v) Self-Management of Building Services. If, prior to the end of the first three (3) Lease Years, Tenant reasonably determines that the failure by Landlord to provide Building Services (other than those provided by Tenant under subparagraph (iii) above) in accordance with the First-Class Service Standard has continued for more than ninety (90) days after notice from Tenant without Landlord undertaking and implementing appropriate remedial actions that restore such services to the First-Class Service Standard (either at Landlord’s own direction through its property management company or by retaining a replacement property management company meeting the First-Class Service Standard), then Tenant may elect to require Landlord to terminate its existing property management company on not less than thirty (30) days’ notice to Landlord. In addition, after the first three (3) Lease Years, either Tenant or Landlord may elect, with or without cause, on not less than ninety (90) days’ prior written notice to the other party, for Tenant to provide all Building Services hereunder. In the event that Landlord’s property manager is terminated under this subparagraph (v), Tenant shall engage, at its sole cost and expense, a reputable third party property management company that is experienced in the management of comparable first-class suburban office buildings, subject to Landlord’s reasonable approval, who shall provide all such Building Services in accordance with the First-Class Service Standard. Any such property management company engaged by Tenant shall perform such Building Services pursuant to service plans and service contracts reasonably approved by Landlord, provide Landlord with evidence of appropriate insurance for the property management company engaged by Tenant and for the service contractors engaged thereunder, coordinate such Tenant-provided service activities with Landlord’s property management staff, and provide such regular periodic reports as Landlord may reasonably require (such as reports of the type described under Section 10.4(c) for equipment servicing) to ensure that the Premises, the Building’s base building systems, and the Building Site are being maintained and serviced by Tenant in accordance with the First-Class Service Standard, together with immediate reporting of any incidents or conditions adversely affecting any base building systems or equipment, structural or building shell elements (including the roof), or any exterior elements of the Building or the Building Site. Notwithstanding the foregoing, Landlord may from time to time, upon reasonable prior notice to Tenant, elect to retain the maintenance responsibility for the Building’s roof and exterior shell. Any such Tenant rights to engage the property management company under this subparagraph (v) shall not apply to the Project Common Facilities, which are operated and maintained under the Project Condominium Documents. For any period in which Tenant provides Building Services under this subparagraph (v), Tenant shall pay all amounts due directly to the applicable property management company and service vendors from time to time engaged by Tenant (which amounts shall not be included in Operating Expenses), and the Property Management Fee charged by Landlord as part of the Operating Expenses under Paragraph 1(a)(17) of Exhibit E-1 shall be reduced to three quarters of one percent (0.75%) of the Base Rent, provided that if any such termination of Landlord’s property management services occurs during the period between the end of the third (3rd) Lease Year and the third (3rd) anniversary of the Partial Rent Commencement Date, then the Property Management Fee for the period during the period from such termination until the third (3rd) anniversary of the Partial Rent Commencement Date shall continue to be charged to Tenant during such period at the monthly rate (i.e., 2.5% of the monthly Base Rent) set forth in Paragraph 1(a)(17) of Exhibit E-1 and pro-rated on a per diem basis during such period. The parties acknowledge that, notwithstanding any such provision of Building Services by Tenant hereunder, Landlord shall continue to provide services for administering Building insurance, real estate taxes, (if applicable) roof and exterior shell, supervisory Building oversight, accounting, coordination of Project Common Facilities services, and other matters hereunder.

(vi) General. Any such election by Tenant to use its own personnel or service contractors to provide certain Building Services as provided in subparagraph (iii) above, or any such engagement by Tenant of a property management company for Building Services under subparagraph (v) above, as the case may be, in accordance with the foregoing provisions shall continue from year to year unless otherwise agreed by the parties. If Tenant shall fail to provide such Building Services in a manner consistent with the First-Class Service Standard, then Landlord may from time to time (but shall have no obligation to) give Tenant a written notice advising Tenant of such deficiency, the parties (or their designated property management representatives) shall meet to review the nature and extent of the deficiency, and Tenant shall promptly restore the applicable service to the First-Class Service Standard. Such remedial actions by Tenant may include, without limitation, correction of a particular deficiency at issue, replacement of service contractors or personnel in the case of persistent failure to satisfy the First-Class Service Standard, or other appropriate corrective measures, taking into account the nature and extent of the deficiency and its potential adverse impact on the Building or applicable building systems (provided such prior notice shall not be required in cases of emergency or other conditions posing a risk of injury to persons or damage to property), in which event Landlord reserves the right, but shall not be obligated, to implement such curative measures as may be reasonably required to remedy such deficiency in accordance with the procedures set forth in Section 10.4(d). If, notwithstanding such efforts, Landlord reasonably determines that the failure by Tenant to provide such Building Services in accordance with the First-Class Service Standard has continued for more than ninety (90) days after notice from Landlord without Tenant restoring such services to the First Class Service Standard (either at Tenant’s own direction through its existing property management company or by retaining a replacement property management company meeting the First-Class Service Standard), then Landlord may require Tenant to terminate its existing property management company on not less than thirty (30) days’ notice to Tenant, in which event Landlord shall resume providing the Building Services in accordance with Section 10.3(a) above. If Tenant, having made the election to self-provide or “self-manage” the applicable services hereunder for the Building or the Premises, as the case may be, subsequently requests that Landlord resume providing such services, any such service resumption shall require such reasonable prior notice as Landlord may require to engage appropriate personnel or contractors, and Landlord may require that any work (if any) required to restore the base building systems and equipment and other elements of Base Building Work to good working order and repair shall be performed, at Tenant’s cost, either prior to or pursuant to Landlord’s resumption of services.

(b) Repair and Maintenance. Subject to the provisions of Sections 10.3 and 10.4 and Article 12, and except for damage caused by any act or omission of Tenant or any other Tenant Party, Landlord shall make such repairs and replacements to the roof structure and roof membrane; exterior walls; floor slabs, footings, foundations, columns, and other structural components installed as part of the Base Building Work; glass in exterior windows and exterior doors of the Building installed as part of the Base Building Work; and other Base Building Work systems (provided that Tenant shall be responsible for maintaining the utilities distribution and mechanical systems installed by Tenant, whether in the Premises or elsewhere in or about the Building, beyond the applicable Utility Switching Points or (as applicable) beyond the base building equipment and electrical panels installed by Landlord as part of the Base Building Work) as may be necessary to properly maintain them in good repair and condition. Landlord shall have no obligation to repair or maintain any portion of the Premises or perform any service, except as specifically set forth in this Section 10.3. Tenant shall promptly report in writing to Landlord any defective condition known to it that Landlord is required to repair. If, after receiving such report, any failure by Landlord to make necessary repairs unreasonably interferes with Tenant’s use or occupancy of the Premises, then Tenant may, upon reasonable prior notice to Landlord (which shall be not less than thirty (30) days, unless the condition poses a substantial risk to person or property, in which event Tenant shall provide such reasonable prior notice to Landlord as is reasonably possible in the circumstances) if Landlord has not then commenced or undertaken to commence such repairs, perform such repairs at Tenant’s expense, provided that Tenant shall comply with all requirements under Section 10.3 that would have been applicable to such repair work if Tenant had elected to provide such services or self-manage the Premises as provided in Section 10.3(a). If and to the extent reasonably required for Landlord to carry out its maintenance or service obligations hereunder, Tenant shall assign, make available to Landlord, or use reasonable efforts to enforce (but without any obligation to undertake applicable enforcement proceedings) any applicable warranties held by Tenant or any Tenant Party. Tenant waives the benefit of any present or future law that provides Tenant the right to repair the Premises or Property at Landlord’s expense or to terminate this Lease because of the condition of the Property or Premises. Notwithstanding anything to the contrary in this Lease, Landlord shall have no liability or responsibility for the storage, containment or disposal of any Hazardous Substances generated, stored or contained by Tenant or any other Tenant Party in or about the Building or the Building Site, and Tenant hereby agrees to store, contain and dispose of any and all such Hazardous Substances at Tenant’s sole cost and expense in accordance with the provisions of Article 9.

10.4 Tenant’s Obligations for Repair and Maintenance.

(a) General Obligations. Except for work that Section 10.3 or Article 12 requires Landlord to perform, Tenant at its sole cost and expense (i) shall keep the Premises, including all TI Work, Tenant Work, and Tenant Property, initially or thereafter in or about the Premises or on the Building Site, in good order, condition and repair, in compliance with all Legal Requirements, and substantially in the condition the same were in upon completion of the TI

Work (or subsequent TI Work), normal wear and tear, casualty and condemnation (to the extent the repair is the responsibility of Landlord pursuant to Article 12 hereof) excepted, (ii) shall keep in a safe, secure and sanitary condition all trash and rubbish temporarily stored at the Premises (prior to its removal by Landlord’s trash removal service if applicable under Section 10.3), and (iii) shall make all repairs and replacements and do all other work necessary for the foregoing purposes whether the same may be ordinary or extraordinary, foreseen or unforeseen. The foregoing obligations shall not apply to defects in Base Building Work or items covered under any then applicable warranties held by Landlord for Base Building Work, but shall include without limitation Tenant’s obligation to repair, maintain, and replace floors and floor coverings, to paint and repair walls and doors, to replace and repair all glass in windows and doors of the Buildings (except glass in the exterior walls of the Buildings and in exterior doors, unless damage thereto is caused by Tenant or any other Tenant Party), ceiling tiles, lights and light fixtures, pipes, conduits, wires, drains and the like in the Premises and to make as and when needed as a result of misuse by, or neglect or improper conduct of Tenant or any Tenant Party or otherwise, all repairs necessary, which repairs and replacements shall be in quality and class equal to the original work. If and to the extent reasonably required for Tenant to carry out its maintenance or service obligations hereunder, Landlord shall assign, make available to Tenant, or use reasonable efforts to enforce (but without any obligation to undertake applicable enforcement proceedings) any applicable warranties held by Landlord for Base Building Work in the Building. If anything required pursuant to this Section 10.4 to be repaired cannot be fully repaired or restored, Tenant upon prior notice to Landlord shall replace it at Tenant’s cost, in accordance with the requirements of Section 10.5.

(b) Cafeteria/Food Service Operations. Without limiting the generality of the foregoing, Tenant shall be solely responsible, at its sole cost and expense, for installing, operating, cleaning, maintaining, and repairing such employee cafeteria, café, and lunch rooms as may from time to time be installed by Tenant in the Premises, in a good and clean condition, in compliance with applicable Legal Requirements, and otherwise in accordance with the terms of this Lease. Such obligations shall include, without limitation, general cleaning services for such areas, proper storage of food and beverage products, pest control measures, and periodic cleaning of grease traps and ventilation equipment serving such facilities (whether such equipment is located in the Premises or elsewhere in or about the Building), in each case in accordance with applicable Legal Requirements, insurance requirements, and prudent operational standards for a first-class suburban office building, as reasonably approved by Landlord from time to time, taking into account the particular nature of Tenant’s cooking and food service operations in the Building.

(c) Supplemental HVAC and Other Systems. If Tenant shall from time to time install (or at Tenant’s request, cause Landlord to install) supplemental HVAC or similar equipment (or, pursuant to the provisions of Section 10.3 above, undertake maintenance of any base building equipment serving the Premises), Tenant shall secure, pay for, and keep in force third-party maintenance and service contracts with appropriate and reputable service companies approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) providing for the regular maintenance of all such equipment or systems that landlords of Comparable Properties typically service by use of third-party service companies (collectively, the “Service Contracts”), copies of which shall be provided to Landlord, and Tenant shall provide to Landlord in a timely manner such periodic inspection reports (but no less frequently than annually) as are prepared by the service providers under the Service Contracts. Without limitation, Tenant shall be responsible for all supplemental heating, ventilating and air-conditioning systems installed in connection with the initial TI Work or as an upgrade to Base Building Work.

(d) Non-Performance. If Tenant shall fail to perform any of its obligations under Section 10.4, Landlord may provide notice of such failure to Tenant. In the event that Tenant fails to perform or fails to commence and thereafter diligently perform its obligations within ten (10) business days following such notice, then (on not less than a further three (3) days’ notice to Tenant of such failure) Landlord may (but shall not be obligated to) perform such maintenance, repair or replacement on Tenant’s behalf. Notwithstanding the foregoing, in the case of emergency, Landlord may (but shall not be obligated to) undertake such work without prior notice to Tenant and promptly advise Tenant of such work. Tenant shall reimburse Landlord for all costs reasonably incurred by Landlord under this Section 10.4(d), plus an administrative charge of ten percent (10%) of such costs, within thirty (30) days following invoice from Landlord.

10.2. Tenant Work. The terms and provisions of the Work Letter in Exhibit B (and not this Section 10.5) shall apply to Tenant’s design and construction of the initial TI Work. The terms and provisions of this Section 10.5 below (and not Exhibit B) shall apply to any Tenant Work performed after the initial TI Work is completed under Exhibit B.

As used in this Lease, “Tenant Work” shall mean all tenant improvement work performed by or through Tenant in or at the Building or the Building Site, including without limitation (i) the initial TI Work under Exhibit B and (ii) all future work, including demolition, improvements, additions and alterations, in or to the Premises, but excluding the Landlord’s Base Building Work under Exhibit B. Without limitation, Tenant Work includes any penetrations in the walls, partitions, ceilings or floors and all attached carpeting. Tenant Work shall not, however, include Tenant Property, but the provisions of Exhibit B or this Section 10.5 below (as the case may be) shall apply to Tenant’s design, construction, and installation work for all Tenant Property to be installed, attached, or affixed by Tenant in or about the Premises, the Building, or the Building Site. All Tenant Work shall be subject to Landlord’s prior written approval and arranged and paid for by Tenant, all as provided in and subject to the provisions of Exhibit B (with respect to the initial TI Work) or this Section 10.5 (as to future work), as the case may be.

(a) General Provisions.

(i) Submission of Construction Documents. Tenant shall submit Construction Documents (as defined below) for the proposed Tenant Work requiring Landlord’s approval under this Section 10.5. Landlord shall review, comment upon (if desired), and approve or disapprove such plans by written notice in sufficient detail for Tenant to be able to reply, within ten (10) business days following the delivery of such plans to Landlord after Landlord’s actual receipt of such request, provided that such review period shall be reasonably extended as the special nature of the proposed Tenant Work in question may reasonably require (e.g., for structural or exterior work or work affecting base building systems). Landlord shall not unreasonably withhold, condition or delay Landlord’s approval of Tenant Work, but Landlord’s disapproval of proposed Tenant Work shall not be unreasonable where, in Landlord’s reasonable judgment, such proposed Tenant Work (A) adversely affects any structural component of the Building, (B) would be incompatible with the fire-safety, telecommunications, electrical, mechanical, or plumbing systems of the Building (“Core Building Systems”), (C) affects the exterior or the exterior appearance of the Building or common areas within or around the Building or other property than the Premises (except as expressly permitted under the terms of the Lease), or (D) requires unusual expense to readapt the Premises for general office purposes. Landlord shall cooperate with Tenant, at no cost and liability to Landlord, to execute any permit applications requiring execution by the Building owner in connection with Tenant Work. If Landlord shall timely fail to approve, disapprove, or provide comments on the Construction Documents within the time period set forth above, and if such failure by Landlord continues for five (5) business days after Landlord’s receipt of Tenant’s notice of such failure, which notice shall bear the legend “NOTICE FOR LANDLORD’S FAILURE TO APPROVE CONSTRUCTION DOCUMENTS UNDER SECTION 10.5(A) OF THE LEASE; FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL BE DEEMED AN APPROVAL”, then Landlord shall be deemed to have approved the Construction Documents so submitted for the Tenant Work shown thereon, and Tenant may proceed with the performance of such Tenant Work in accordance with the provisions of Section 10.5.

(ii) Minor Alterations. Notwithstanding the foregoing, any interior, non-structural Tenant Work (including any series of related Tenant Work projects) that (A) costs less than $250,000 in the aggregate (the “Tenant Work Threshold Amount”), (B) does not affect any Core Building Systems, and (C) does not affect any penetrations in or otherwise affect any structural walls, floors, roofs, or other structural elements of the Building or any signs visible from the exterior of the Premises or any change in the exterior appearance of the windows in the Premises (including shades, curtains and the like), shall not require Landlord’s prior approval if Tenant delivers the Construction Documents (as defined in Section 10.5(b)) for such work to Landlord at least five (5) business days’ prior to commencing such work.

(iii) Work Affecting HVAC Systems. Prior to commencing any work affecting air disbursement from ventilation systems serving the Premises or the Building, including without limitation the installation of Tenant’s exhaust systems, Tenant shall provide to Landlord, if reasonably requested by Landlord in view of the nature of the proposed work in question, a third party report from a consultant, and in a form, reasonably acceptable to Landlord, showing that such work will not adversely affect the ventilation systems of the Building (or of any other tenant in the Building) and Tenant shall, upon completion of such work, be responsible for ensuring that such work does not adversely affect such systems.

(iv) Identification of Restoration Items. At the time Landlord grants approval of any Tenant Work under this Section 10.5, Landlord shall specify the items of such Tenant Work (if any) that must be removed by Tenant upon the expiration or earlier termination of the Term (which shall be limited to items that are not readily useable for first class office purposes or would require unusual expense to demolish or readapt for general office purposes). For any Tenant Work for which Landlord’s approval is not required (or is performed without obtaining a required approval) under the terms of this Lease, Landlord may designate for removal, prior to the expiration of the Term or otherwise upon Tenant’s reasonable prior request, items of Tenant Work that are not readily useable for first class office purposes or would require unusual expense to demolish or readapt for general office purposes. (Paragraph 3.3(d) of the Work Letter acknowledges certain elements of the initial TI Work that are not required to the removed.) The parties acknowledge that, without limiting the generality of the foregoing provisions, Landlord reserves the right (if so specified by Landlord as provided above) to require Tenant to remove, at the expiration or earlier termination of the Term, any stairwell or floor openings not shown on the Preliminary Plans (if any) and any private or executive restroom facilities (if any) that Tenant may install in the Premises during the Term.

(b) Construction Documents. No Tenant Work shall be effected except in accordance with complete, coordinated construction drawings and specifications (“Construction Documents”) prepared in accordance with Exhibit B-6. Before commencing any Tenant Work (other than work that does not typically involve construction drawings or specifications) requiring Landlord’s approval hereunder, Tenant shall obtain Landlord’s prior written approval of the Construction Documents for such work, which approval shall not be unreasonably withheld, conditioned or delayed as provided in Section 10.5(a) above. The Construction Documents shall be prepared by an architect or, where applicable, a qualified engineer (in either case, “Tenant’s Architect”) registered in the Commonwealth of Massachusetts, experienced in the construction of tenant space improvements in comparable buildings in the area where the Premises are located and, if the value of such Tenant Work will equal or exceed the Tenant Work Threshold Amount or will affect any Core Building Systems or structural components of the Building, the identity of such Tenant’s Architect shall be approved by Landlord in advance, such approval not to be unreasonably withheld, conditioned, or delayed. Tenant shall be solely responsible for the liabilities associated with and expenses of all architectural and engineering services relating to Tenant Work and for the adequacy, accuracy, and completeness of the Construction Documents even if approved by Landlord (and even if Tenant’s Architect has been otherwise engaged by Landlord in connection with the Building). The Construction Documents shall set forth in detail the requirements for construction of the Tenant Work and shall show all work necessary to complete the Tenant Work including all cutting, fitting, and patching and all connections to the mechanical, electrical, and plumbing systems and components of the Building. Submission of the Construction Documents to Landlord for approval shall be deemed to constitute Tenant’s agreement that, except as is specifically and expressly set forth therein, Tenant shall be and remain solely responsible for ensuring that all Tenant Work described in the Construction Documents (i) complies with all applicable Legal Requirements, building codes, and customary industry design standards for first-class suburban office buildings, (ii) does not materially and adversely affect any structural component of the Building, (iii) is compatible with and does not adversely affect the Core Building Systems, (iv) does not affect any property other than the Premises, and (v) conforms to floor loading limits of the Building as specified for the Base Building Work under Exhibit B-2. The Construction Documents shall comply with Landlord’s reasonable requirements for the uniform exterior appearance of the Building. Landlord’s approval of Construction Documents shall signify only Landlord’s consent to the Tenant Work shown and shall not result in any responsibility of Landlord concerning compliance of the Tenant Work with applicable Legal Requirements or building codes, or coordination or compatibility with any component or system of the Building, or the feasibility of constructing the Tenant Work without damage or harm to the Building, all of which shall be the sole responsibility of Tenant. Tenant shall reimburse Landlord for all reasonable out-of-pocket third-party expenses incurred by Landlord in reviewing the Construction Documents and coordinating and inspecting Tenant’s work hereunder, estimates for which Landlord shall provide upon Tenant’s request.

(c) Performance. The identity of any contractor, subcontractor, or other person or entity (including any employee or agent of Tenant) performing or designing any Tenant Work (“Tenant Contractor”) shall, if the cost of such work in any instance is in excess of the Tenant Work Threshold Amount or will affect any Core Building Systems or structural components of the Building or involves any work other than interior, nonstructural alterations, be approved pursuant in advance by Landlord, such approval not to be unreasonably withheld or delayed. Tenant shall procure at Tenant’s expense all necessary permits and licenses before undertaking any Tenant Work. Tenant shall perform all Tenant Work at Tenant’s risk in compliance with all applicable Legal Requirements and in a good and workmanlike manner employing new materials of good quality and producing a result at least equal in quality to the other parts of the Premises. When any Tenant Work is in progress, Tenant shall cause to be maintained insurance as described in the Tenant Work Insurance Schedule attached as Exhibit G and (as indicated, if applicable, in connection with Landlord’s approval of the work in question) such other insurance as may be reasonably required by Landlord covering any additional hazards due to such Tenant Work, and (only if a Material Event of Default then exists, an LC Trigger Event has occurred without cure as provided in Section 14.6 below, or Tenant has suffered within the preceding five-(5)-year period any mechanics or similar lien to be filed with respect to any Tenant Work without a timely discharge under Section 10.5(d) below) also such bonds or other assurances of satisfactory completion and payment as Landlord may reasonably require, in each case for the benefit of Landlord. If the Tenant Work in any instance requires Landlord’s approval hereunder, Tenant shall reimburse Landlord for Landlord’s reasonable out-of-pocket third-party costs of reviewing the Construction Documents and proposed Tenant Work and inspecting installation of the same (estimates for which Landlord shall provide upon Tenant’s request), such reimbursement to be made within thirty (30) days after submission by Landlord of invoices for such costs and expenses. At all times while performing Tenant Work, Tenant shall require any Tenant Contractor to comply with all applicable Legal Requirements and the Rules and Regulations (as defined in Section 9.1) relating to such work. For any work that from time to time affects the roof or any penetrations therein, each Tenant Contractor working on the roof of the Building shall coordinate with Landlord’s roofing contractor, shall comply with its reasonable requirements, and shall not violate existing roof warranties. Each Tenant Contractor shall work on the Premises without causing delay to or impairing of any guaranties, warranties, or the work of any other contractor.

(d) Payment. Tenant shall pay the entire cost of all Tenant Work, including without limitation any services provided to Tenant or those claiming by or through Tenant in connection with Tenant Work giving rise to a lien pursuant to the Massachusetts General Laws, so that the Premises, the Property, and the Project Land, including Tenant’s leasehold hereunder, shall always be free of liens for labor, materials, or services, or as otherwise provided under such statutes. If any such lien is filed, then Tenant shall promptly (and always within twenty (20)

days after receiving notice of such lien from any source) discharge the same. If Tenant shall fail to timely discharge any such lien as and when required under this Section 10.5(d), Landlord may, but shall have no obligation to, discharge such lien or obtain a bond to remove such lien, in which event Tenant shall reimburse Landlord for all costs incurred by Landlord in connection with such discharge or bond, within ten (10) days after written demand for such reimbursement. The provisions of this Section 10.5(d) shall survive the expiration or earlier termination of this Lease.

(e) Work Coordination. Tenant shall schedule and coordinate all aspects of Tenant Work with the Landlord’s property manager or designated representative. If an operating engineer is required by any union regulations, Tenant shall pay for such engineer. If shutdown of risers and mains for electrical, mechanical and plumbing work is required, such work shall be supervised by Landlord’s representative (the reasonable out-of-pocket third party costs of which shall be reimbursed by Tenant). No work shall be performed to portions of Building systems that serve other tenants without Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and all such work shall be performed under Landlord’s supervision. Except in case of emergency, at least two (2) business days’ prior notice must be given to the Building management office prior to the shutdown of fire, sprinkler and other alarm systems, and in case of emergency, prompt notice shall be given. In the event that such work unintentionally alerts the Fire or Police Department or any private alarm monitoring company through an alarm signal, Tenant shall be responsible for any fees or charges levied in connection with such alarm. Tenant shall pay to Landlord such charges as may from time to time be in effect with respect to any such shutdown. All demolition, installations, removals or other work that is reasonably likely to inconvenience other tenants of the Building or interfere with Building services provided by Landlord must be scheduled with the Building manager at least twenty-four (24) hours in advance.

(f) No Labor Disharmony. With respect to any Tenant Work in or around the Building that Tenant may from time to time perform during the Term, Tenant shall be solely responsible for managing, at its expense, any disruption to Tenant’s use and occupy of the Building from labor disputes arising from workers employed by any Tenant Contractor and for ensuring that any such labor disputes do not disrupt the use of the Project Common Facilities or other Project buildings. With respect to any construction work in or around the Building (if any) that Landlord may from time to time perform during the Term, Landlord shall be responsible for ensuring that any such work is carried out without disruption to Tenant’s use and occupancy of the Premises arising from workers employed by Landlord’s contractor.

(g) Work Close-out Requirements. Upon completion of any Tenant Work, Tenant shall provide to Landlord (i) copies of the permanent certificate of occupancy (if and to the extent, if any, such certificate is required for occupancy after the applicable Tenant Work in question) and any other final governmental approvals and sign-offs required for completion of such work, (ii) a record set of Construction Documents (compiling all approved change orders and bulletins) prepared by Tenant’s architect for the Tenant Work in question and a set of “as built” plans prepared by Tenant’s general contractor for the Tenant Work in question (in each case, other than for work that does not typically involve construction drawings or specifications), (iii) proof of payment for all labor and materials, including a reconciliation of total construction-related costs, evidence of payments made, and lien waivers from all Tenant Contractors and other parties who would be entitled to a mechanics lien or similar lien if not paid in full, and (iv) copies of applicable warranties for such Tenant Work (which, as to any such warranty that extends beyond the expiration of the Term and is assignable in accordance with their terms, shall be assigned to Landlord at the expiration or earlier termination of the Term if so requested by Landlord).

10.6 Condition upon Termination. At the expiration or earlier termination of the Term, Tenant (and all persons claiming under or through Tenant) shall, without the necessity of notice or demand, vacate, surrender, and deliver the Premises to Landlord in a broom-clean condition, in compliance with all Legal Requirements, and substantially in the condition the same were in upon completion of the TI Work (or subsequent Tenant Work) installed and maintained by Tenant in accordance with the terms of this Lease, reasonable wear and tear and (subject to the provisions of Article 12) damage by casualty or taking excepted. As part of such delivery, Tenant shall remove all Tenant Property, provide keys (or lock combinations, codes, or electronic passes) to any locks in and to the Premises to Landlord, provide Landlord with copies of any owners’ manuals or software required for the operation of equipment or systems remaining in the Premises, and remove any items of Tenant Work (if any) required to be removed under the provisions of Paragraph 3.3(d) of Exhibit B or Section 10.5(a)(iv), as the case may be. Tenant shall repair all damage that results from the removal of such items and restore the areas affected by such removal. Any property not so removed shall be deemed abandoned, shall at once become the property of Landlord, and may be disposed of in such manner as Landlord shall from time to time determine in its discretion; and Tenant shall pay the cost of removal and disposal to Landlord upon demand to the extent such cost exceeds the value received, if any, from any sale of such property. The covenants of this Section shall survive the expiration or earlier termination of the Term.

ARTICLE 11.

ROOFTOP EQUIPMENT

11.1 Rooftop Installations. Subject to Legal Requirements, Tenant shall have the exclusive right, as appurtenant to its Lease of the Premises and without a separate rental charge, but otherwise subject to the terms and conditions of this Lease, to install (in accordance with Exhibit B or thereafter Section 10.5) and thereafter during the Term to operate, maintain, repair, replace, upgrade and remove, solely for accessory use to Tenant’s business operations within the Premises, (a) a satellite dish or other rooftop telecommunications devices and (b) supplemental HVAC equipment (collectively and in each case including associated wires, cabling, brackets, supports, and conduits located on the roof or in other portions of Building to connect such rooftop equipment to the applicable portions of the Premises, the “Rooftop Equipment”) in locations on the roof of the Building reasonably approved by Landlord and (as to connecting wiring, cabling and other equipment) in Building shafts and conduits pursuant to plans approved by Landlord under Exhibit B or Section 10.5, as the case may be. Notwithstanding the foregoing provisions, Tenant acknowledges that certain base building equipment or other equipment serving the Building or Appurtenant Exterior Areas (such as security cameras) may also from time to time be located on the roof. Any such rooftop equipment on the Building that Landlord from time to time desires to install to serve Appurtenant Exterior Areas of the Project (if any) shall be subject to Tenant’s prior approval, which shall not be unreasonably, conditioned, or delayed. Landlord shall not grant rooftop rights on the Building to any third party.

11.2 Installation and Maintenance of Rooftop Equipment. Tenant shall install the Rooftop Equipment at its sole cost and expense (except as otherwise provided for the TI Allowance in Exhibit B), at such times and in such manner as Landlord may reasonably designate and in accordance with all of the applicable provisions of this Lease regarding Tenant Work. Tenant shall not install or operate the Rooftop Equipment until it receives prior written approval of the Construction Documents in accordance with Exhibit B or Section 10.5, as the case may be, which Construction Documents shall include plans and specifications showing the proposed location, height, dimensions, materials, and other technical specifications, together with such appropriate screening or visual barriers as Landlord may reasonably deem appropriate. Such Construction Documents shall also be sufficient to demonstrate that the proposed installation or operation of the Rooftop Equipment shall not damage the structural integrity of the Building, interfere with other Building operations or systems, or impair any applicable roof warranty.

Tenant shall engage Landlord’s roofer (or another roofing contractor reasonably approved by Landlord and approved by Landlord’s roof manufacturer) before beginning any rooftop installations or repairs of the Rooftop Equipment, whether under this Article 11 or otherwise, and shall always comply with the roof warranty governing the protection of the roof and modifications to the roof. Tenant shall obtain a letter from Landlord’s roof manufacturer following completion of such work stating that the roof warranty remains in effect, if required pursuant to the terms of the roof warranty. Tenant, at its sole cost and expense, shall inspect areas on the rooftop where the Rooftop Equipment is located on a periodic basis as reasonably required by Landlord (taking into account the nature of Tenant’s installations and operational history of the equipment in question) and correct any loose bolts, fittings or other appurtenances and shall repair any damage to the roof caused by the installation or operation of the Rooftop Equipment. Tenant covenants that the installation, existence, maintenance and operation of the Rooftop Equipment shall not violate any Legal Requirements or constitute a nuisance under law. Tenant shall pay Landlord on demand (i) all applicable taxes or governmental charges, fees, or impositions imposed on Landlord because of Tenant’s use of the Rooftop Equipment under this Article 11 and (ii) the amount of any increase in Landlord’s insurance premiums as a result of the installation or existence of the Rooftop Equipment.

11.3 Operation of Rooftop Equipment. Landlord shall have no responsibility for ensuring the proper operation of the Rooftop Equipment, but shall reasonably cooperate with Tenant (at no cost to Landlord) to address Tenant’s reasonable requests regarding any such operational issues in a manner consistent with comparable rooftop usage in Comparable Properties. If Tenant’s Rooftop Equipment (i) causes physical damage to the roof or the structural integrity of the Building, or (ii) materially, adversely interferes with any of the Building’s mechanical or other systems, Tenant shall within five (5) business days after notice of a claim of damage or interference reasonably cooperate with Landlord to determine the source of the damage or interference and effect a prompt solution at Tenant’s expense (if Rooftop Equipment caused such interference or damage). In the event that, after Tenant’s installation of the Rooftop Equipment, Landlord requires any particular elements of the Rooftop Equipment (including, without limitation, any pipes, ducts, conduits, wires and appurtenant equipment) to be relocated on account of other Building-related equipment, the same shall be relocated to comparably functional space on the roof or in other portions of the Building, as applicable, provided that Landlord shall pay or reimburse Tenant for the reasonable costs of moving such equipment to such other space, taking such other steps necessary to ensure comparable functionality of equipment, and installing connecting equipment to a condition comparable to the then condition of the current location of such equipment. Tenant shall arrange for the relocation of the affected equipment within ninety (90) days after a comparable space is agreed upon or selected by Landlord. Any actions by Landlord in connection with a relocation hereunder shall be performed in a manner designed to minimize interference with Tenant’s business.

ARTICLE 12.

DAMAGE OR DESTRUCTION; CONDEMNATION

12.1 Damage or Destruction of Premises.

(a) Repairs and Restoration. If the Building or the Premises or any part thereof shall be damaged by fire or other insured casualty, then, subject to the provisions below, Landlord shall proceed with diligence, subject to then applicable Legal Requirements and the Project Condominium Documents, to repair or cause to be repaired such damage, including the Base Building Work and the Leasehold Improvements, but excluding Tenant’s FF&E, other Tenant Property, and any Tenant-Insured Work. Any restoration of Leasehold Improvements may include such changes or re-designs to the prior Tenant Work that Tenant may desire and are approved by Landlord in accordance with Section 10.5, provided that Tenant shall be responsible for all costs and delays arising from such Tenant-requested changes. To the extent that the cost of repairs is less than the deductible amount in Landlord’s property insurance policy maintained in accordance with Section 7.4, such repairs shall be made by Landlord at Tenant’s expense (including all hard and soft costs incurred by Landlord in making such repairs, which shall be paid by Tenant as Additional Rent hereunder), provided that (i) such repairs shall be made at Landlord’s expense, to the extent the damage was due to the negligence or willful misconduct of Landlord, and (ii) in the case of such a casualty (for which the repair costs are less than such deductible amount) that primarily involves damage to Tenant Work, Landlord reserves the right to require Tenant to perform such repairs at Tenant’s expense.

(b) Tenant Restoration Items. In the case of fire or other casualty, Tenant shall be solely responsible for making, at its expense, all repairs to and replacements of Tenant’s FF&E, other Tenant Property, or Tenant-Insured Work. Tenant shall promptly and diligently restore, replace, or remove any such damaged items as Tenant may determine are then necessary for the conduct of its business in the Premises, with all such work being performed by Tenant at its sole expense in accordance with Section 10.5 and the provisions of the Lease.

(c) Abatement of Rent Due to Casualty. If the Building or the Premises or any part thereof shall have been rendered unfit for use and occupation for the Permitted Use hereunder by reason of such damage, the Base Rent and Tenant’s Pro Rata Share of Total Operating Costs, or a just and proportionate part thereof according to the nature and extent to which the Building or the Premises or applicable portion thereof shall have been so rendered unfit, shall be abated until the Premises (except as to Tenant’s FF&E, other Tenant Property, or Tenant-Insured Work) shall have been restored as nearly as practicable to the condition in which they were immediately prior to such fire or other casualty (excluding the period of any delay due to Tenant’s changes or re-designs to the prior Tenant Work as provided above, or any period beyond the time reasonably required to restore the Premises in the case of repairs to Tenant Work performed by Tenant as provided above) and for such further period (not to exceed thirty (30) days) reasonably required for Tenant to recommence occupancy of the restored portion of the Premises.

(d) Restoration Work. Landlord shall, from time to time upon Tenant’s request, advise Tenant of the then expected date on which Landlord’s repairs will be substantially completed. Landlord shall not be liable for delays in the making of any such repairs that are due to Force Majeure, nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage, subject to the abatement of Rent as provided above, but Landlord shall use diligent efforts to pursue such repairs promptly in view of the nature and extent of such Force Majeure. Landlord shall have the right, but not the obligation, to suspend or delay any repair or replacement work hereunder for so long as a Material Event of Default by Tenant then exists.

(e) Termination Due to Casualty. If (i) the Building or the Premises or any substantial portion thereof are so damaged by fire or other casualty (whether or not insured) at any time during the last three (3) years of the Term (as the same may have been extended, provided that Tenant may irrevocably exercise any then remaining Extension Option under Exhibit D-1 by notice to Landlord within thirty (30) days after such fire or other casualty in order to avoid the application of this clause (i), notwithstanding the fact that the extension procedures set forth in Exhibit D-1 may not have then been commenced) that the cost to repair such damage is reasonably estimated to exceed one-third of the total Base Rent payable hereunder for the period from the estimated completion date of repair until the end of the Term, (ii) the Building or the Premises or any substantial portion thereof are so substantially damaged that Legal Requirements prohibit Landlord from restoring the Building to substantially the same condition and at least the same size existing prior to such casualty, or (iii) the Building or the Premises or any substantial portion thereof are damaged by an uninsured casualty that was not covered (and was not required to be covered) under Landlord’s property policy under the terms of Section 7.4 and Landlord determines not to repair such damage (and Tenant does not elect, by notice given within thirty (30) days after Landlord’s notice of such determination, to pay for the costs of performing such repair work), then and in any of such events, this Lease and the Term hereof may be terminated at the election of Landlord by a notice from Landlord to Tenant within sixty (60) days after such damage, or such longer period as is required to complete adjustment of such casualty loss with the insurer, and the effective termination date pursuant to such notice shall be not less than sixty (60) days after the day on which such termination notice is received by Tenant. Notwithstanding the foregoing, in the event that, in the case of a fire or other casualty event during the last three (3) years of the Term under clause (i) above, at least half of the Premises remains tenantable (without abatement of rent for such portion of the Premises), then Tenant may elect, by notice given to Landlord within thirty (30) days after delivery of Landlord’s termination notice thereunder, to postpone the effective date of Landlord’s termination notice to a date specified in such Tenant’s notice that is not later than eighteen (18) months after the date of the fire or other damage (but not later than the date on which Term would have expired in the absence of such termination), in which event Tenant shall continue to pay rent on the portion of the Premises that is tenantable and Landlord shall have the right, but not the obligation, to restore any portion of the damage hereunder.

If, following any fire or other casualty, Landlord has failed to commence such repair or replacement work as required under this Section 12.1 within three (3) months following adjustment of such casualty loss with the insurer (subject to any delays caused by Tenant, and to events of Force Majeure not exceeding ninety (90) days), then Tenant may, until any such repair or replacement work commences, terminate this Lease by giving at least thirty (30) days prior written notice thereof to Landlord and such termination shall be effective on the date specified in such notice if such repair or replacement work has not then commenced.

If less than twelve (12) months remain in the Term at the time of a fire or other casualty that requires Tenant to cease operations in all or any substantial portion (for such purposes, at least half) of the Premises for a period of at least thirty (30) days and in Landlord’s reasonable estimate the time to restore the Premises will take more than one-half of the then remaining Term, then either party may upon thirty (30) days’ prior written notice terminate this Lease provided that such termination election by Tenant shall be null and void if Landlord completes such restoration within thirty (30) days after such notice; provided that if Landlord so elects to terminate, Tenant may elect, by notice given to Landlord within thirty (30) days after delivery of Landlord’s termination notice thereunder, to defer the effective date of Landlord’s termination notice to a date specified in such notice (but not later than the date on which Term would have expired in the absence of such termination), in which event Tenant shall continue to pay rent on the portion of the Premises that is tenantable and Landlord shall have the right, but not the obligation, to restore any portion of the damage hereunder.

In the event of any termination under this Section 12.1, the Term shall expire as though such effective termination date were the date originally stipulated in Section 1.5 for the end of the Term (with all remaining Extension Options being deemed terminated) and the Base Rent and Additional Rent (to the extent not abated as set forth above) shall be apportioned as of such date.

12.2 Eminent Domain. In the event that all or any substantial part of the Premises or the Building (or the Project Common Facilities necessary for access and use of the Premises or the Building) for Tenant’s business operations as then conducted are taken (other than for temporary use hereafter described) by public authority under power of eminent domain (or by conveyance in lieu thereof), then by notice given within three months following the recording of such taking (or conveyance) in the appropriate registry of deeds, this Lease may be terminated at either party’s election thirty (30) days after such notice, and Rent shall be apportioned as of the date of termination. If this Lease is not terminated as aforesaid, subject to the rights of mortgagees and applicable Legal Requirements, Landlord shall within a reasonable time thereafter diligently restore what may remain of the Premises (excluding any Tenant’s FF&E, other Tenant Property, or Tenant-Insured Work, or other items installed or paid for by Tenant that Tenant is permitted or may be required to remove upon expiration) to a tenantable condition for occupancy by Tenant for the Permitted Uses. In the event some portion of useable floor area of the Premises is taken (other than for temporary use) and this Lease is not terminated, Base Rent shall be proportionally abated for the remainder of the Term. In the event of any taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking that is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, then Tenant shall pay to Landlord a sum equal to the reasonable cost of performing Tenant’s obligations hereunder with respect to surrender of the Premises and upon such payment shall be excused from such obligations.

Any damages that are expressly awarded to Tenant on account of Tenant’s FF&E or other Tenant Property and Tenant’s relocation expenses, and specifically so designated, shall belong to Tenant. Except as provided in the preceding sentence of this paragraph, Landlord reserves to itself, and Tenant releases and assigns to Landlord, all rights to damages accruing on account of any taking or by reason of any act of any public authority for which damages are payable. Subject to its rights hereunder, Tenant agrees to execute such further instruments of assignment as may be reasonably requested by Landlord, and to turn over to Landlord any damages that may be recovered in any proceeding or otherwise.

ARTICLE 13.

ASSIGNMENT AND SUBLETTING

13.1 Landlord’s Consent Required. Except for a Permitted Transfer (as defined below), Tenant shall not transfer, or permit the transfer of, all or any part of the Premises or of its interest in this Lease to any other entity, whether by sale, assignment, mortgage, sublease, license, transfer, operation of law (including, without limitation by merger, consolidation, sale or other transfer of all or substantially all of the stock or business and assets of Tenant, or otherwise) or act of Tenant, subtenant, or any other party acting under or through Tenant (each a “Transfer” to a “Transferee”) without Landlord’s prior written consent as provided in Section 13.3 below. Consent to one Transfer shall not imply consent to any other Transfer or waive the consent requirement as to any other Transfer. As used herein, the term “Third Party” shall mean any party other than a Permitted Transferee (as defined below). Any attempted Transfer without having received the required Landlord consent hereunder shall be void at the election of Landlord. Any entity to which a Transfer is made is a “Transferee”. Notwithstanding anything to the contrary herein, so long as Tenant’s shares are and remain traded on a nationally recognized stock exchange, any sale of Tenant’s shares on such exchange shall not be deemed a Transfer for purposes of this Article 13. Tenant acknowledges that the covenants contained in this Article 13 are material to the transaction contained herein and that Landlord shall have, in addition to any other rights and remedies available under this Lease or at law, the right to seek injunctive relief and/or specific performance in order to enforce such covenants.

13.2 Permitted Transfers. The following transactions set forth in this Section 13.2 (each, a “Permitted Transfer” to a “Permitted Transferee”) shall not require the consent of Landlord provided that (i) Landlord shall receive prior notice (except to the extent prohibited by applicable securities or other laws or regulations, in which event such notice shall be given when such notice is permissible under such laws or regulations) thereof plus reasonable evidence upon closing that the transaction is in fact a Permitted Transfer, and (ii) the Permitted Transfer complies with all other provisions of this Lease (including, without limitation, this Article 13), does not alter Landlord’s rights under this Lease, does not impose any additional obligation on Landlord, and the transaction is not part of a series of transfers that, when taken together, avoids the restrictions on Transfers to a Third Party under this Article 13 (such as a sublease or assignment to a Tenant affiliate that is thereafter acquired by a Third Party):

(a) An assignment of the Lease to an entity acquiring all or substantially all of the stock or business and assets of the Tenant originally named herein (or of any Successor Entity or any Third Party assignee approved by Landlord under Section 13.3), whether by way of merger, consolidation, acquisition, sale of stock or business and assets, or otherwise (any such entity, a “Successor Entity”); or

(b) Any sublease, license, or other Transfer (other than an assignment of the Lease) of all or any portion of the Premises to a Related Entity (as defined below); provided that the Permitted Transferee shall remain a Related Entity of Tenant and Guarantor; or

(c) An assignment of the Lease to a Related Entity, provided that the Related Entity shall have a financial condition sufficient to satisfy Tenant’s then remaining obligations under the Lease and remain a Related Entity of Tenant and Guarantor.

As used herein, “Related Entity” shall mean an entity directly or indirectly controlled, controlling, or under common control with Tenant, and “control” (and its cognates) shall mean possession of more than fifty percent (50%) ownership of the shares, membership interests, or other beneficial ownership interest of the entity in question, together with the power to control and manage the affairs thereof either directly or by election of directors and/or officers. For avoidance of doubt, the parties acknowledge that Tenant is the operating company that owns and operates the TripAdvisor on-line travel services business and that, as recited in the Guaranty, Tenant is a wholly owned subsidiary of TripAdvisor Holdings LLC, a Delaware limited liability company, and TripAdvisor Holdings LLC is a wholly owned subsidiary of Guarantor, a publicly traded company. Accordingly, the parties acknowledge that clause (a) above refers to an assignment of the Lease to a Successor Entity that acquires all or substantially all of the stock or business and assets of Tenant, whether such transaction is structured by way of merger, consolidation, acquisition, or sale of stock or business and assets of Tenant, TripAdvisor Holdings LLC, or Guarantor, or otherwise.

13.3 Consent Procedures. Tenant’s request for Landlord’s consent to any Transfer for which Landlord’s consent is required under this Article 13 shall be made at least thirty (30) days prior to the effective date of the proposed Transfer, describe the details of the proposed Transfer, including the name, business and financial condition of the prospective Transferee, and the financial terms of the proposed Transfer (e.g., payments in consideration of the proposed Transfer, term, rent, construction, and security deposit), and Tenant shall also provide any other information in Tenant’s possession (or reasonably obtainable from the proposed Transferee) Landlord reasonably deems relevant, including without limitation the proposed form of Transfer documentation. Landlord shall not unreasonably withhold, condition or delay (more than twenty (20) days following receipt of Tenant’s request for consent with all information required herein) its consent to any assignment or subletting of the Premises, provided that Tenant is not then in default under this Lease (following the giving of notice of such default, where applicable). It shall not be deemed unreasonable for Landlord to deny consent for the following reasons, among others: (i) the business of the proposed Transferee or the proposed use of the Premises are inconsistent with the Permitted Uses; (ii) the net worth and financial condition of any proposed assignee or subtenant of a substantial portion of the Premises is not reasonably satisfactory to Landlord, taking into account the then remaining obligations under this Lease (in the case of an assignment) or under the sublease (in the case of a sublease) and Tenant’s then net worth and financial condition; (iii) any Material Event of Default shall then exist, (iv) the Transferee’s proposed particular use of the Premises is reasonably incompatible with a first class suburban office building, taking into account the existing tenants and use mix at the Project, or the Transferee’s business reputation is reasonably unsatisfactory to Landlord (e.g., a current or recent criminal conviction or investigation), or the Transferee’s proposed occupancy would result in a use of the Building that is open to the general public, (v) the Transferee or its affiliate has filed a petition for insolvency or for appointment of a receiver, trustee or assignee or for adjudication, reorganization or arrangement under any bankruptcy act, or if any similar petition has been filed against such Transferee or affiliates, or (vi) the Transfer in question would result in a violation of the Project Condominium Documents or any Legal Requirement, including without limitation any Legal Requirement governing contracts or agreements with so-called “prohibited persons” under the laws, rules and regulations promulgated by the Office of Foreign Asset Control in the United States Department of the Treasury or any Legal Requirement under the Employee Retirement Income Security Act of 1974, as amended.

13.4 Sharing of Transfer Profits. Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of the Profits (as defined below) arising from any Transfer (other than a Permitted Transfer) as and when received by Tenant, unless Landlord notifies Tenant and the Transferee that the Transferee shall pay Landlord’s share of the Profits directly to Landlord. “Profits” means (a) all rent, fees and other consideration paid for or in respect of the Transfer (excluding the fair market value of personal property purchased from Tenant by such Transferee, but including consideration in excess of the fair market value of personal property and fees in excess of reasonable amounts under collateral agreements, the intent being to prohibit Tenant from shifting occupancy costs to collateral agreements), less (b) the sum of (i) the Rent and other sums payable under this Lease (or if the Transfer is a sublease of part of the Premises, allocable to the subleased premises) and (ii) all reasonable costs and expenses directly incurred by Tenant for all reasonable real estate broker’s commissions, legal fees, and costs of renovation or construction of tenant improvements in the applicable space required by the Transfer for the applicable space, with the costs of such improvements to be amortized on a straight-line basis over the applicable term of the Transfer transaction. Tenant shall give Landlord a written statement certifying all amounts to be paid from any Transfer (including any collateral agreements) within thirty (30) days after the transfer agreement is signed and from time to time thereafter on Landlord’s request, and Landlord may inspect Tenant’s books and records to verify the accuracy of such statements. On written request, Tenant shall promptly furnish to Landlord copies of all Transfer documents, certified by Tenant to be complete, true and correct. The provisions of this Section shall survive the expiration or earlier termination of the Lease.

13.5 No Release. Notwithstanding any Transfer (whether a Permitted Transfer or a Transfer to a Third Party, and whether or not the same is consented to), the liability of Tenant to Landlord for all obligations under this Lease shall remain direct and primary. Any Transferee shall be jointly and severally liable with Tenant to Landlord for the performance of all of Tenant’s covenants under this Lease, but only to the extent undertaken in the Transfer instrument; and such Transferee shall, upon Landlord’s request, execute and deliver such instruments as Landlord reasonably requests in confirmation thereof. Tenant hereby irrevocably authorizes Landlord, upon the occurrence of a default (following the giving of notice of such default, where applicable) to collect rent directly from any Transferee (and upon notice any

Transferee shall pay directly to Landlord) and apply the net amount collected to the Rent and other charges reserved under this Lease. No Transfer (whether or not consented to by Landlord, and whether or not such consent is required) shall be deemed a waiver of the provisions of this Section, or the acceptance of the Transferee as a tenant, or a release of Tenant from direct and primary liability for the performance of all of the covenants of this Lease. The consent by Landlord to any Transfer shall not relieve Tenant or any Transferee from the obligation of obtaining the express consent of Landlord to any modification of such Transfer or a further Transfer by Tenant or such Transferee. Notwithstanding anything to the contrary in the documents effecting the Transfer, Landlord’s consent shall not alter in any manner whatsoever the terms of this Lease, to which any Transfer at all times shall be subject and subordinate.

13.6 Additional Provisions.

(a) Delivery of Documents, Etc. Within five (5) business days after the final execution of the documents for any Transfer for which Tenant has received Landlord’s consent hereunder or for any Permitted Transfer, Tenant shall deliver to Landlord (i) a true and complete copy of the fully executed instrument or instruments evidencing such Transfer and (ii) a written agreement of the Transferee agreeing with Landlord to perform and observe all of the terms, covenants, and conditions of this Lease undertaken by such Transferee under such Transfer documents. Tenant shall pay to Landlord, as Additional Rent, all reasonable third party costs incurred by Landlord (including, without limitation, reasonable attorneys’ fees) in reviewing any proposed Transfer, whether or not any such proposed Transfer is consummated by Tenant pursuant to the provisions of this Article 13.

(b) Prohibition on Rents Based on Net Profits. Anything contained in the foregoing provisions of this Article 13 to the contrary notwithstanding, neither Tenant nor any Transferee nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, assignment, license, concession or other agreement for use, occupancy or utilization of space in the Premises that provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, assignment, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

ARTICLE 14.

EVENTS OF DEFAULT AND REMEDIES

14.1 Events of Default. As used herein, an “Event of Default” shall mean and be deemed to have occurred if any of the following occurs:

(a) if Tenant fails to pay the Base Rent or any portion thereof under Section 4.1 or any regular monthly installment of Additional Rent under Section 4.2 when due and such default continues for five (5) days after written notice from Landlord, provided that such notice and cure period shall not apply after the second occasion during any twelve-(12)-month period in which a default notice for such a failure is given to Tenant,

(b) if Tenant, with respect to any non-recurring payment of Additional Rent, fails to pay any such Additional Rent when due and such default continues for ten (10) days following notice from Landlord,

(c) if Tenant (or any Transferee) makes any Transfer (each as defined in Article 13) in violation of this Lease,

(d) if a petition is filed by Tenant (or any assignee of Tenant’s interest in this Lease) or any Guarantor for insolvency or for appointment of a receiver, trustee or assignee or for adjudication, reorganization or arrangement under any bankruptcy act, or if any similar petition is filed against Tenant (or such assignee) or any Guarantor and such petition is not dismissed within sixty (60) days thereafter,

(e) if any representation or warranty made by Tenant in this Lease is untrue in any material respect and is not cured within ten (10) days after notice thereof, or

(f) if Tenant fails to perform any other covenant or condition hereunder and such default continues longer than any period (following notice, if expressly required) expressly provided in this Lease for the correction thereof (and if no period is expressly provided, then for thirty (30) days after notice is given, provided, however, that such period shall be reasonably extended in the case of any such non-monetary default that cannot be cured within such period (but in any event shall not exceed ninety (90) days in the aggregate) only if the matter complained of can be cured, Tenant begins promptly and thereafter diligently completes the cure, and Tenant gives Landlord notice of such intent to cure within ten (10) days after notice of such default).

Time is of the essence in performance of all covenants and conditions set forth herein.

14.2 Right to Terminate. If any Event of Default occurs, then, and in any such case, Landlord and its agents lawfully may, in addition to any remedies for any preceding breach, immediately or at any time thereafter without further demand or notice, enter upon any part of the Premises in the name of the whole, or mail or deliver a notice of termination of the Term of this Lease addressed to Tenant at the Premises or any other address herein, and thereby terminate the Term and repossess the Premises in accordance with process of law. At Landlord’s election such notice of termination may be included in any notice of default, subject to any applicable cure period. Upon such entry or mailing of such notice of termination, the Term shall terminate, all executory rights of Tenant and all obligations of Landlord will immediately cease, and Landlord may expel Tenant and all persons claiming under Tenant and remove their effects without any trespass and without prejudice to any remedies for arrears of Rent or prior breach; and Tenant waives all statutory and equitable rights to its leasehold (including rights in the nature of further cure or redemption, if any, to the extent such rights may be waived). If Landlord engages attorneys in connection with any failure by Tenant to perform its obligations hereunder, any collection of amounts not paid when due hereunder, or any enforcement of Tenant’s obligations hereunder that Tenant has failed to perform, Tenant shall reimburse Landlord, as Additional Rent, for the reasonable fees of such attorneys on demand from time to time. Without implying that other provisions do not survive, the provisions of this Article 14 shall survive the expiration of the Term or any earlier termination of this Lease.

14.3 Remedies for Default.

(a) Reletting Expenses Damages. If the Term of this Lease is terminated for default, Tenant covenants, as an additional cumulative obligation after such termination, to pay all of Landlord’s reasonable costs and expenses, including without limitation reasonable attorneys’ fees, related to Tenant’s default and in collecting amounts due and all reasonable expenses in connection with reletting, including tenant inducements to new tenants, brokerage commissions, fees for legal services, expenses of preparing the Premises or part of parts thereof for reletting and the like (collectively, “Reletting Expenses”). It is agreed that Landlord may (i) relet the Premises or part or parts thereof for a term or terms that may be equal to, less than, or exceed the period that would otherwise have constituted the balance of the Term, and may grant such tenant inducements, including free rent and other concessions, as Landlord in its sole good faith discretion considers advisable, and (ii) make such alterations to the Premises or part or parts thereof as Landlord in its sole good faith discretion considers advisable, and no failure to relet or to collect rent under any reletting shall operate to reduce Tenant’s liability hereunder. Any obligation imposed under applicable law on Landlord to use reasonable efforts to relet the Premises shall be subject to Landlord’s reasonable objectives of developing and leasing its property and the Project to reputable first-class tenants in a harmonious manner with appropriate mixes of tenants, uses, floor areas, terms and the like, and in no event shall Landlord shall be obligated to relet the Premises or any portion thereof to any party to whom Landlord or its affiliate may desire to lease other available space in the Project. Landlord’s Reletting Expenses, together with all other sums provided for whether incurred prior to or after such termination, shall be due from Tenant to Landlord upon Landlord’s demand from time to time.

(b) Termination Damages. If the Term of this Lease is terminated for default, unless and until Landlord elects lump sum liquidated damages described in the next paragraph, Tenant covenants, as an additional, cumulative obligation after any such termination, to pay punctually to Landlord all the sums and perform all of its obligations in the same manner as if the Term had not been terminated. In calculating such amounts Tenant will be credited with the net proceeds of any rent (if any) then actually received by Landlord from a reletting of the Premises after deducting all Reletting Expenses that have not then been paid by Tenant to Landlord, provided that in no event shall Tenant be entitled to receive any portion of the re-letting proceeds, even if the same exceed the Rent originally due hereunder.

(c) Lump Sum Liquidated Damages. If the Term of this Lease is terminated for default, Tenant covenants, as an additional, cumulative obligation after any such termination, to pay forthwith to Landlord at Landlord’s election made by written notice at any time after termination, as liquidated damages, a single lump sum payment equal to the sum of (i) all sums to be paid by Tenant and not then paid at the time of such election, plus (ii) the excess of (x) the present value of all of the Rent reserved for the residue of the Term in the absence of such termination (with Additional Rent deemed to increase 5% in each year on a compounding basis) over (y) the present value of the aggregate fair market rent and Additional Rent (with Additional Rent deemed to increase 5% in each year on a compounding basis) payable (if less than the Rent payable hereunder) on account of the Premises during such period, which fair market rent shall be reduced by reasonable projections of vacancies and by Landlord’s Reletting Expenses described above to the extent not theretofore paid to Landlord), plus (iii) the amount of free rent provided under Section 4.1(a) of the Lease (less a pro-rata portion thereof, in proportion that the number of months of the Term after the Rent Commencement Date for which Tenant made payment of all Base Rent due to Landlord bears to the total number of months in the Initial Term following the Rent Commencement Date in the absence of such termination). The Federal Reserve discount rate (or equivalent) shall be used in calculating such present values under clause (ii), and in the event the parties are unable to agree on such fair market rent, the matter shall be submitted, upon the demand of either party, to the office of the American Arbitration Association in Boston, with a request for arbitration in accordance with the expedited commercial arbitration rules of the Association by a single arbitrator who shall be a licensed real estate broker with at least ten (10) years’ experience in the leasing of 1,000,000 or more square feet of floor area of buildings similar in character and location to the Premises, and who shall not be affiliated with either Landlord or Tenant and has not worked for either party or its affiliates at any time during the prior five (5) years, whose decision shall be conclusive and binding on the parties.

(d) Remedies Cumulative; Jury Waiver; Late Performance. The remedies to which Landlord may resort under this Lease, and all other rights and remedies of Landlord are cumulative, and any two or more may be exercised concurrently or in such order as Landlord may from time to time elect, except where this Lease specifically provides otherwise. In addition to the other remedies expressly provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease by Tenant or to a decree compelling specific performance of any such covenants, conditions or provisions. Nothing in this Lease shall limit the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time, but not to exceed the limitations set forth in this Section 14.3; provided that Tenant agrees that the fair value for occupancy of all or any part of the Premises occupied by Tenant under such proceedings at all times shall never be less than the Base Rent and all Additional Rent payable from time to time. Tenant shall also indemnify and hold Landlord harmless, in the manner provided in Section 9.2, if Landlord shall become or be made a party to any claim or action necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION TO WHICH THEY ARE PARTIES, and further agree that any action arising out of this Lease (except an action for possession by Landlord, which may be brought in whatever manner or place provided by law) shall be brought in the Trial Court, Superior Court Department, in the county where the Premises are located.

(e) Waivers; Accord and Satisfaction. No consent by Landlord or Tenant to any act or omission that otherwise would be a default shall be construed to permit other similar acts or omissions. Neither party’s failure to seek redress for violation or to insist upon the strict performance of any covenant, nor the receipt by Landlord of Rent with knowledge of any breach of covenant, shall be deemed a consent to or waiver of such breach. No breach of covenant shall be implied to have been waived unless such waiver is in writing, signed by the party benefiting from such covenant and delivered to the other party; and no acceptance by Landlord of a lesser sum than the Rent due shall be deemed to be other than on account of the earliest installment of such Rent. No endorsement or statement on any check or in any letter accompanying any check or payment shall be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other right or remedy. The acceptance by Landlord of any Rent following the giving of any default and/or termination notice shall not be deemed a waiver of such notice. Tenant shall not interpose any counterclaim or counterclaims (other than compulsory counterclaims that would be lost if not interposed) in a summary proceeding or in any action based on non-payment of Rent, it being agreed that Tenant shall not be deemed to have waived any such claims (other than compulsory counterclaims) that are not so interposed.

(f) Landlord’s Right to Cure. If Tenant fails to perform any covenant within any applicable notice and/or cure period, then Landlord at its option may (without waiving any right or remedy for Tenant’s non-performance), after giving Tenant not less than ten (10) days’ prior notice of Landlord’s intent to exercise its right to undertake such curative work under this Section 14.3(f) at any time thereafter, perform the covenant for the account of Tenant, provided that Tenant has not then effected such cure. Tenant shall, within thirty (30) days after demand therefor accompanied by reasonable supporting documentation, reimburse Landlord’s cost (including reasonable attorneys’ fees) of so performing such work as Additional Rent. Notwithstanding any other provision concerning cure periods, Landlord may cure any non-performance for the account of Tenant after such notice to Tenant, if any, as is reasonable under the circumstances if curing prior to the expiration of the applicable cure period is reasonably necessary to prevent likely damage to the Premises or Building or possible injury to persons, or to protect Landlord’s interest in the Premises or Building.

14.4. Late Charge. Tenant acknowledges that, if Rent is not paid when due under the provisions of this Lease, Landlord shall incur unanticipated costs, which shall be extremely difficult to ascertain exactly. Such costs include processing and accounting charges, together with late charges that may be imposed on Landlord by any mortgage on the Property. Accordingly, if Landlord does not receive any Rent payment within five (5) days following its due date, Tenant shall pay Landlord a late charge equal to two percent (2%) of the overdue amount. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord shall incur by reason of Tenant’s delay or failure to pay the Rent when due. Payment of the late charge shall not cure Tenant’s payment default or prevent Landlord from exercising other rights and remedies. Notwithstanding the foregoing, no late charges under this Section 14.4 shall accrue until Landlord provides notice of such late payment to Tenant and five (5) business days elapse from such notice without Tenant having made such payment; provided, however, that Landlord shall not be required to give such notice more than once during any twelve-(12)-month period.

14.5. Interest. Any Rent not paid when due under the provisions of this Lease shall bear interest from the date due until the date paid at the annual rate (the “Default Rate”) equal to the greater of (a) twelve percent (12%) per annum or (b) the prime rate of interest from time to time published by the Wall Street Journal (or its successor) plus four percent (4%) per annum, provided that, if such Default Rate should exceed the rate permitted by applicable law, the Default Rate shall be reduced to the rate legally permitted. Payment of such interest shall not cure Tenant’s payment default or prevent Landlord from exercising other rights and remedies. Notwithstanding the foregoing, no interest under this Section 14.5 shall accrue until Landlord provides notice of such late payment to Tenant and five (5) business days elapse from such notice without Tenant having made such payment; provided, however, that Landlord shall not be required to give such notice more than once during any twelve-(12)-month period.

14.6. Letter of Credit.

(a) LC Amount. Tenant shall provide to Landlord a clean, irrevocable letter of credit as security for the performance of the obligations of Tenant hereunder, subject to the terms and conditions set forth in this Section 14.6 (together with any renewal, replacement, or increase thereof or supplement thereto in accordance herewith, the “Letter of Credit”). Simultaneously with Tenant’s execution of this Lease, Tenant shall provide the Letter of Credit in the initial amount set forth for the Letter of Credit in Section 1.7 (the “Initial LC Amount”). Any Letter of Credit delivered under this Section 14.6 shall comply with and be subject to the requirements of Exhibit I. The amount of the Letter of Credit that is from time to time required to be maintained under the terms of this Section 14.6 is referred to herein as the “LC Amount.”

(b) Increased LC Amount. Notwithstanding the foregoing, if an LC Increase Trigger Event (as defined below) occurs, Tenant shall (i) give Landlord notice of the LC Increase Trigger Event within ten (10) days after its occurrence and (ii) increase the Letter of Credit to an amount equal to six (6) times the Initial LC Amount (the “Increased LC Amount”) as required herein. Tenant shall cause such increase in the LC Amount to be effected, within thirty (30) days after the occurrence of the LC Increase Trigger Event, by delivering to Landlord either an amendment to the existing Letter of Credit or (if so desired by Tenant) a replacement or supplemental Letter of Credit for such Increased LC Amount, in either case in compliance with the requirements of Exhibit I. Tenant’s obligations under this Section 14.6(b) shall be automatic upon the occurrence of an LC Increase Trigger Event, without the requirement for any notice or demand by Landlord. The failure by Tenant to timely increase the Letter of Credit as and when required under this Section 14.6(b) shall constitute an Event of Default, without any notice or cure period under Section 14.1. After the occurrence of an LC Increase Trigger Event, Tenant shall maintain the Letter of Credit in the Increased LC Amount, except as provided in Section 14.6(e) below.

(c) Definitions. As used herein:

“LC Increase Trigger Event” shall mean the occurrence of either (x) a Credit Agreement Default (as defined below) or (y) a Net Worth Shortfall (as defined below).

“Credit Agreement Default” shall mean a default under the terms of any Credit Agreement (as defined below) beyond (i) any applicable notice and cure period under such Credit Agreement and (ii) any forbearance period or waiver of a covenant violation, if any, that such Credit Agreement lender may have granted prior to the expiration of the such notice and cure period.

“Credit Agreement” shall mean the $400,000,000 credit line agreement with TripAdvisor Inc. (or any subsidiary thereof) existing on the Lease Date, as the same may hereafter be extended, supplemented, or modified from time to time, and any replacement or new credit agreement(s) existing from time to time under which Tenant or any Related Entity is a borrower, including without limitation any credit agreement from time to time maintained by TripAdvisor Holdings LLC (which currently owns 100% of the ownership interests in Tenant) or TripAdvisor, Inc. (which currently owns 100% of the ownership interests in TripAdvisor Holdings LLC).

“Net Worth Shortfall” shall mean that the Net Worth (as defined below) of Tenant is less than Four Hundred Million Dollars ($400,000,000).

“Net Worth” shall mean the Total Stockholder’s Equity of Tenant as defined by generally accepted accounting standards, in a manner consistent with TripAdvisor Inc.’s financial statements as reported in its quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(d) Confirmations. Tenant represents and warrants that, as of the Lease Date, Tenant has disclosed to Landlord the existence of all existing Credit Agreements, no Credit Agreement Default exists, and there has been no material adverse change in Tenant’s Net Worth since the date of the audited Tenant financial statements provided to Landlord prior to the execution of this Lease. Within ten (10) business days after Landlord’s request from time to time, Tenant shall provide Landlord with (i) a certification, signed by Tenant’s chief financial officer, that no Credit Agreement Default or Net Worth Shortfall then exists or has occurred during the preceding twelve-(12)-month period (or, if such an event has occurred, stating that such event has occurred and whether such event continues to exist), (ii) a list of all then existing Credit Agreements, and (iii) a copy of Tenant’s most recent annual and quarterly financial statements, whether then audited or unaudited, evidencing Tenant’s Net Worth as of the date of such financial statements. If requested from time to time by Landlord, on an annual basis, from the Lease Date until the end of the Term, Tenant shall also provide Landlord with a copy of its annual financial statements for the fiscal year just ended (which, if Tenant does not have audited statements, may be unaudited so long as Guarantor remains a publicly traded company and a Related Entity of the then Tenant under the Lease and which shall be audited if Guarantor is no longer a publicly traded company or no longer a Related Entity of the then Tenant under the Lease), within ten (10) business days after the issuance of such financial statements.

(e) Restoration of Initial LC Amount. In the event that the Letter of Credit is increased due to an LC Increase Trigger Event as set forth above, Landlord shall thereafter permit Tenant to reduce the Letter of Credit to the Initial LC Amount, if and only if Tenant, at any time after the date that is six (6) months after the delivery of the Letter of Credit for the Increased LC Amount, submits to Landlord evidence reasonably satisfactory to Landlord that Tenant then satisfies the following conditions (any such submission being referred to herein as a “Reduction Submission”):

(i)	in the case of an LC Increase Trigger Event that arose from a Credit Agreement Default, that no Credit Agreement Default then exists or has existed at any time during the six-(6)-month period immediately preceding the Reduction Submission;

(ii)	in the case of an LC Increase Trigger Event that arose from a Net Worth Shortfall, that (x) for the two consecutive quarterly reporting periods immediately preceding the Reduction Submission, Tenant’s financial statements (which shall be prepared in a manner consistent with the financial statements filed by Guarantor with the SEC) show that the reported Net Worth of Tenant equals or exceeds $400,000,000 and (y) Tenant’s audited financial statements for the most recent calendar year (which shall be prepared in a manner consistent with the financial statements filed by Guarantor with the SEC) subsequent to the occurrence of the Net Worth Shortfall reflect a Tenant’s Net Worth balance of at least $400,000,000; and

(iii)	in the case of either clause (i) or (ii) above, that (x) no draw on the Letter of Credit has occurred within the six-(6)-month-period immediately preceding the Reduction Submission and (ii) no Material Event of Default then exists and no event has occurred or condition then exists which with notice and the passage of time would constitute such a Material Event of Default.

If the LC Amount is reduced to the Initial LC Amount under this Section 14.6(e), the provisions of Section 14.6(b) shall again apply in the event of any subsequent LC Increase Trigger Event.

14.7. Guaranty. Simultaneously with Tenant’s execution of this Lease, Tenant shall cause Guarantor to execute and deliver to Landlord the Guaranty in the form attached hereto as Exhibit M.

14.8. Holdover. If Tenant (or anyone claiming through Tenant) shall remain in occupancy of the Premises or any part thereof after the expiration or earlier termination of the Term (without a written agreement therefor executed and delivered by Landlord), then, without limiting Landlord’s other rights and remedies, the person remaining in possession shall be deemed a tenant at sufferance, and Tenant shall thereafter pay to Landlord monthly rent (pro-rated for such portion of any partial month as Tenant shall remain in possession) at a rate equal to 125% for up to the first thirty (30) days of such holdover (and 150% for any holdover period thereafter) of the greater of (a) the Base Rent applicable to the Premises during the last monthly period immediately preceding such expiration or termination or (b) the fair market rent for the Premises (on a so-called “triple net” basis), in each case with all Additional Rent also payable as provided in this Lease. The foregoing provisions shall not serve as permission for Tenant or anyone claiming by, through, or under Tenant to holdover, nor serve to extend the Term (although Tenant shall remain bound to comply with all provisions of this Lease until Tenant vacates the Premises), and Landlord shall have the right at any time after the expiration or earlier termination of this Lease to enter and possess the Premises and remove all property and persons therefrom or to require Tenant to surrender possession of the Premises as provided in this Lease upon the expiration or earlier termination of the Term. If, within forty (45) days after the expiration or earlier termination of this Lease, Tenant fails to vacate and surrender the Premises as required under this Lease, Tenant shall indemnify, defend and hold harmless Landlord from all costs, loss, expense or liability arising from such failure, including, without limitation, claims made by any succeeding tenant and real estate brokers’ claims and attorneys’ fees. No acceptance by Landlord of any Rent during or for any period following the expiration or termination of this Lease shall operate or be construed as an extension or renewal of this Lease. The provisions of this Section 14.8 shall survive the termination or earlier expiration of this Lease.

ARTICLE 15.

PROTECTION OF LENDERS

15.1 Subordination and Superiority of Lease. Landlord represents and warrants that, as of the Lease Date, there is no mortgage on the Property or the Project Land to which this Lease is subject. Tenant agrees that this Lease and the rights of Tenant hereunder will be subject and subordinate to any lien of the holder of any future mortgage, and to the rights of any lessor under any ground or improvements lease, of the Building or the Property (all mortgages and ground or improvements leases of any priority are collectively referred to in this Lease as a “mortgage,” and the holder or lessor thereof from time to time as a “mortgagee”), and to all advances and interest thereunder and all modifications, renewals, extensions and consolidations thereof; provided that any subordination of this Lease shall, if no Event of Default then exists, be conditioned upon Landlord delivering to Tenant a written, recordable subordination, non-disturbance and attornment agreement from the mortgagee seeking to have this Lease subordinated to its interest in the form attached as Exhibit H or in such other substantially equivalent form as such mortgagee may reasonably request. Such subordination, non-disturbance and attornment agreement shall include, among other things, provisions for the application of casualty insurance proceeds for the restoration of the Building substantially in the form set forth in Section 4.3 of Exhibit H. Tenant shall not be required to execute any subordination, non-disturbance and attornment agreement and this Lease shall not be subordinate to any junior mortgage where a mortgagee having priority over such junior mortgage has prohibited execution of a further subordination, nondisturbance and attornment agreement in any agreement with Tenant and has not consented to Tenant so executing a subordination, nondisturbance and attornment agreement with respect to such junior mortgage.

Tenant agrees that this Lease shall survive the merger of estates of any ground or improvements lessor and lessee, if any. Until a mortgagee (either superior or subordinate to this Lease) forecloses Landlord’s equity of redemption (or terminates or succeeds to a new lease in the case of a ground or improvements lease) no mortgagee shall be liable for failure to perform any of Landlord’s obligations (and such mortgagee shall thereafter be liable only after it succeeds to and holds Landlord’s interest and then only as limited herein). Tenant shall, if requested by Landlord or any mortgagee, give notice of any alleged non-performance on the part of Landlord to any such mortgagee, provided that an address for such mortgagee has been designated to Tenant in writing, and Tenant agrees that such mortgagee shall have a separate, consecutive reasonable cure period of no less than thirty (30) days (to be reasonably extended in the same manner Landlord’s cure period is to be extended and for such additional periods as is necessary to allow such Mortgagee to take possession of the Property) following Landlord’s cure period during which such mortgagee may, but need not, cure any non-performance by Landlord. The agreements in this Lease with respect to the rights and powers of a mortgagee constitute a continuing offer to any person that may be accepted by taking a mortgage (or entering into a ground or improvements lease) of the Premises. This Section 15.1 shall be self-operative, but in confirmation thereof, Tenant shall execute and deliver the subordination, nondisturbance and attornment agreement in the form of Exhibit H or in such other substantially equivalent form as such mortgagee may reasonably request.

15.2 Attornment. If Landlord’s interest in the Property is acquired by mortgagee or purchaser at a foreclosure sale, Tenant shall, at the election of such mortgagee or purchaser (except as may be required pursuant to any applicable subordination, non-disturbance and attornment agreement then in effect), attorn to the transferee of or successor to Landlord’s interest in the Property and recognize it as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which gives Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the mortgagee and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the mortgagee shall not (except as may be required pursuant to any applicable subordination, non-disturbance and attornment agreement then in effect) be (i) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease (nothing in this clause (i) being deemed to relieve any mortgagee succeeding to the interest of Landlord hereunder of its continuing obligations as landlord under this Lease from and after the date of such succession), (ii) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant (except to the extent any such deposit is actually received by such mortgagee), (iii) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (iv) bound by any amendment or modification of this Lease subsequent to such mortgage, or by any previous prepayment of Rent for more than one (1) month, which was not approved in writing by the mortgagee, or bound by the representations set forth in Section 9.4, (v) liable beyond mortgagee’s interest in the Property, (vi) responsible for the performance of any work to be done by the Landlord under this Lease to render the Premises ready for occupancy by the Tenant or the payment of the TI Allowance, or (vii) required to remove any person occupying the Premises or any part thereof, except if such person claims under the mortgagee. Notwithstanding the foregoing, for any subordination, non-disturbance and attornment agreement delivered prior to completion of Landlord’s construction-related obligations for the Building under Exhibit B, any such agreement shall include provisions, substantially in the form set forth in Section 4.4(a) of Exhibit H, that recognize Tenant’s rent abatement remedies, term commencement delay remedies, off-set rights, and termination rights under Paragraphs 11.2(c), 12.2, and 12.3 of Exhibit B. Tenant agrees that any present or future mortgagee may at its option unilaterally elect to subordinate, in whole or in part and by instrument in form and substance satisfactory to such mortgagee alone, the lien of its mortgagee (or the priority of its ground lease) to some or all provisions of this Lease.

15.3 Rent Assignment. If from time to time Landlord assigns this Lease or the rents payable hereunder to any mortgagee, whether such assignment is conditional in nature or otherwise, such assignment shall not be deemed an assumption by the assignee of any obligations of Landlord; but, subject to the limitations herein including Section 15.1 and 16.4, the assignee shall be responsible only for non-performance of Landlord’s obligations that occur after it succeeds to, and only during the period it holds possession of, Landlord’s interest in the Property after foreclosure or voluntary deed in lieu of foreclosure, subject to the provisions of Section 15.2 above.

15.4 Other Instruments. The provisions of this Article 15 shall be self-operative; nevertheless, Tenant agrees to execute, acknowledge and deliver any subordination, attornment or priority agreements conforming to the provisions of this Article 15 from time to time requested by Landlord or any mortgagee, and further agrees that its failure to do so within ten (10) business days after written request shall be an Event of Default. Without limitation, where Tenant in this Lease has agreed to indemnify or otherwise make covenants for the benefit of Landlord’s mortgagee, such agreements are for the benefit of such mortgagee as third party beneficiaries; and at the request of Landlord or such mortgagee, Tenant from time to time will confirm such matters in a confirmatory instrument, in a commercially reasonable form consistent with the provisions of this Lease, directly with such mortgagee.

15.5 Estoppel Certificates. Within ten (10) business days after request by a party to this Lease, the other party shall execute, acknowledge and deliver a written statement certifying: (i) that none of the terms or provisions of this Lease has been changed (or if they have been changed, stating how); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of Base Rent and other charges and the time period covered; (iv) that to the knowledge of the party executing the certificate, the party requesting such certificate is not in default under this Lease (or, if in default, describing it in reasonable detail); and (v) such other information with respect this Lease as may be reasonably requested or which any prospective purchaser or encumbrancer of the Property may require. Any certificate delivered under this Section 15.5 shall be for the benefit of specified third parties and their respective successors and assigns, and neither party to this Lease shall have the right to rely on a certification delivered under this Section 15.5 by the other party to this Lease, except to the extent that Landlord relies on such statements when making any certifications, representations or warranties to such third parties. The party receiving any such statement may deliver the statement to any such prospective purchaser or encumbrancer, which may rely conclusively upon such statement as true and correct.

ARTICLE 16.

MISCELLANEOUS PROVISIONS

16.1 Landlord’s and Tenant’s Consent. Tenant shall pay to Landlord, as Additional Rent, all reasonable out-of-pocket third-party fees and expenses incurred in connection with any act or request by Tenant that requires Landlord’s consent or approval under this Lease during the Term. Landlord shall reimburse Tenant for all reasonable out-of-pocket third-party fees and expenses incurred in connection with any act or request by Landlord that requires Tenant’s consent or approval under this Lease during the Term. The provisions of this Section 16.1 shall not apply to any matters arising under the Work Letter attached hereto as Exhibit B.

16.2 Notice of Landlord’s Default. Tenant shall give notice of Landlord’s failure to perform any of its obligations under this Lease to Landlord and any mortgagee whose name and address have been given to Tenant. Landlord shall not be in default under this Lease unless Landlord (or such mortgagee or beneficiary) fails to cure such non-performance within thirty (30) days after receipt of Tenant’s notice, provided that, if such non-performance requires more than thirty (30) days to cure, such period shall be reasonably extended in the case of any such non-performance that cannot be cured by the payment of money where such non-performance can be cured (but in any event shall not exceed 180 days in the aggregate) and Landlord begins promptly within said thirty (30) day period and thereafter diligently completes the cure. In addition to the other remedies expressly provided in this Lease, Tenant shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease by Landlord or to a decree compelling specific performance of any such covenants, conditions or provisions. No termination remedy that is not expressly set forth in this Lease for any breach or failure by Landlord to perform any obligation under this Lease shall be implied or applicable as a matter of law.

16.3 Quiet Enjoyment. Landlord agrees that, so long as Tenant performs all of its obligations under the terms of this Lease within any applicable notice and cure periods, Tenant shall lawfully and quietly hold, occupy and enjoy the Premises during the Term of this Lease without disturbance by Landlord or by any person claiming through or under Landlord, subject to the terms of this Lease.

16.4. Limitations on Liability.

(a) Landlord’s Interest in the Property. Tenant agrees that Landlord shall be liable only for breaches of its covenants occurring while it is owner of the Property (provided, however, that if Landlord from time to time is lessee of the ground or improvements constituting the Building, then Landlord’s period of ownership of the Property shall be deemed to mean only that period while Landlord holds such leasehold interest). Upon any sale or transfer of the Property (or Landlord’s interest as ground lessee, as applicable), the transferor Landlord (including any mortgagee) shall be freed of any liability or obligation thereafter arising to the extent that such liabilities and obligations are assumed by such transferee and, thereafter, Tenant shall look solely to the transferee Landlord as aforesaid for satisfaction of such liability or obligation. Tenant (and any person acting under or through Tenant) agrees to look solely to Landlord’s interest from time to time in the Property, including the rents, insurance proceeds and condemnation proceeds therefrom, for satisfaction of any claim against Landlord. No owner, trustee, beneficiary, partner, member, manager, agent, or employee of Landlord (or of any mortgagee or any lender or ground or improvements lessor) nor any person acting under any of them shall ever be personally or individually liable to Tenant or any person claiming under or through Tenant for or on account of any default by Landlord or failure by Landlord to perform any of its obligations hereunder, or for or on account of any amount or obligations that may be or become due under or in connection with this Lease or the Premises; nor shall it or they ever be answerable or liable in any equitable judicial proceeding or order beyond the extent of their interest in the Property. No deficit capital account of any member or partner of Landlord shall be deemed to be a liability of such member or partner or an asset of Landlord.

(b) No Indirect or Consequential Damages. In no event shall Landlord or Tenant ever be liable to the other for indirect or consequential damages (including loss of revenue, profits, or data); provided, however, that the provisions of this Section 16.4 shall not apply to Section 9.4 or to the remedies expressly set forth in Article 14 of this Lease.

16.5. Notices. All notices, requests and other communications required under this Lease shall be in writing, addressed as specified in Section 1.12, and shall be (i) personally delivered, (ii) sent by certified mail, return receipt requested, postage prepaid, or (iii) delivered by a national overnight delivery service that maintains delivery records. All notices shall be effective upon delivery (or refusal to accept delivery). Either party may change its notice addresses under Section 1.12 upon written notice to the other party. Notices under this Lease may be given by counsel for either party.

16.6. Notice of Lease. Tenant shall not record this Lease. Either Landlord or Tenant may require that a statutory notice of lease executed by both parties be recorded with respect to this Lease, which will include (as provided in Section 2.4) notice of Tenant’s Extension Option rights and Expansion/Purchase Rights. In the event that any rights under this Lease (including, without limitation, any Extension Option rights or Expansion/Purchase Rights) shall expire, lapse, or be terminated in accordance with the applicable terms set forth herein, upon the request of Landlord (or, as applicable, the Project Declarant or its respective successors or assigns), Tenant shall execute and deliver a recordable instrument evidencing the expiration, lapse, or other applicable termination of such rights.

16.7. Corporate Authority. Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Tenant has duly executed and delivered this Lease; (d) the execution, delivery and performance by Tenant of this Lease (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Lease; and (e) this Lease is a valid and binding obligation of Tenant in accordance with its terms. This warranty and representation shall survive the termination of the Term.

Landlord represents and warrants that (a) Landlord is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Landlord has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Landlord has duly executed and delivered this Lease; (d) the execution, delivery and performance by Landlord of this Lease (i) are within the powers of Landlord, (ii) have been duly authorized by all requisite action, (iii) will not violate any provisions of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Landlord’s property, except by the provisions of this Lease; and (e) this Lease is a valid and binding obligation of Landlord in accordance with its terms. This warranty and representation shall survive the termination of the Term.

16.8. Joint and Several Liability. If more than one party signs this Lease as Tenant, they shall be jointly and severally liable for all obligations of Tenant.

16.9. Force Majeure. Except where Force Majeure (as defined below) is expressly excluded elsewhere in this Lease, if a party cannot perform any of its obligations due to an event of Force Majeure (other than the inability to make payments when due), the time provided for performing such obligations shall be extended by a period of time equal to the duration of the events. “Force Majeure” shall mean any cause that is beyond the reasonable control of a party and beyond the reasonable control of such party’s contractors, consultants or other agents or representatives, including acts of God; fire, explosion or other casualty; strikes, lockouts, labor disputes, labor shortages or material shortages; acts of terrorism or war; acts of public enemy; riots or civil disobedience; governmental acts or orders (as distinguished from inability to obtain permits in the ordinary course); blackouts or power shortages; epidemics; landslides; earthquakes; hurricanes and/or tornadoes; and floods.

16.10. Limitation of Warranties. Landlord and Tenant expressly agree that, other than those warranties expressly set forth in this Lease, there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease.

16.11. Brokers. Landlord and Tenant represent and warrant to each other that the Broker(s) named in Section 1.13 are the only agents, brokers, finders or other parties with whom such party has dealt who may be entitled to any commission or fee with respect to this Lease or the Premises or the Property. Each of Landlord and Tenant agrees to indemnify and hold the other harmless from any claim, demand, cost or liability, including without limitation attorneys’ fees and expenses, asserted by any party other than the Brokers named in Section 1.13 based upon dealings of that party with the indemnifying party. Landlord shall be responsible for the payment of any brokerage fees to the Brokers named in Section 1.13 pursuant to separate agreements with Landlord. The provisions of this Section shall survive the expiration of the Term or any earlier termination of this Lease.

16.12. Applicable Law and Construction. This Lease may be executed in one or more counterpart signature pages (all of which when signed shall constitute a single agreement), shall be construed as a sealed instrument, and shall be governed exclusively by the provisions hereof and by the laws of The Commonwealth of Massachusetts without regard to principles of choice of law or conflicts of law. A facsimile signature to this Lease shall be sufficient to prove the execution by a party. If any provisions shall to any extent be invalid, the remainder shall not be affected. Other than contemporaneous instruments executed and delivered of even date, if any, this Lease contains all of the agreements between Landlord and Tenant relating in any way to the Premises and supersedes all prior agreements and dealings between them. There are no oral agreements between Landlord and Tenant relating to this Lease or the Premises. This Lease may be amended only by instrument in writing executed and delivered by both Landlord and Tenant (and, as to any matters set forth in Section 2.4, Project Declarant or its respective successors and assigns as set forth therein). The provisions of this Lease shall bind Landlord and Tenant and their respective successors and assigns, and shall inure to the benefit of Landlord and its successors and assigns and of Tenant and its permitted successors and assigns, subject to Article 13. The titles are for convenience only and shall not be considered a part of this Lease. This Lease shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Landlord and Tenant have contributed substantially and materially to the preparation of this Lease. If Tenant is granted any extension or other option, to be effective the exercise (and notice thereof) shall be unconditional; and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the purported exercise shall be ineffective. The enumeration of specific examples of a general provision shall not be construed as a limitation of the general provision, and the use of “including” shall be deemed to mean “including without limitation”. Unless a party’s approval or consent is required by the express terms of this Lease not to be unreasonably withheld, such approval or consent may be withheld in the party’s sole discretion. The submission of a form of this Lease or any summary of its terms shall not constitute an offer by Landlord to Tenant; but a leasehold shall only be created and the parties bound when this Lease is executed and delivered by both Landlord and Tenant, together with the Project Declarant. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers, or any relationship other than landlord and tenant. This Lease and all consents, notices, approvals and all other related documents may be reproduced by any party by any electronic means or by facsimile, photographic, microfilm, microfiche or other reproduction process and the originals may be destroyed; and each party agrees that any reproductions shall be as admissible in evidence in any judicial or administrative proceeding as the original itself

(whether or not the original is in existence and whether or not reproduction was made in the regular course of business), and that any further reproduction of such reproduction shall likewise be admissible. If any payment in the nature of interest provided for in this Lease shall exceed the maximum interest permitted under controlling law, as established by final judgment of a court, then such interest shall instead be at the maximum permitted interest rate as established by such judgment.

16.13. Construction on the Property or Adjacent Property.

Tenant acknowledges that Project Declarant, Landlord, and/or its affiliates is or are undertaking or may hereafter undertake major renovations and/or construction at the Project pursuant to the Project Condominium Documents. For avoidance of doubt, in connection therewith, Project Declarant expressly reserves the right from time to time to amend the Project Site Plan, any Master Plan Permits, or any other Project Documents in accordance with the rights reserved to Project Declarant under the Project Condominium Documents with respect to any future development, redevelopment, alteration, improvement, operation, maintenance of the Project, provided that such amendment does not (1) materially adversely affect the use of the Premises for their intended purposes (or with access thereto or the appurtenant parking rights for the Building under Section 2.2(b) for their intended purposes) in each case as more particularly set forth under the terms and conditions of this Lease or (2) conflict with the Building 2 Rights (including, without limitation, any amendment to the Special Permit Amendment that conflicts with the rights for Building 2 granted to Tenant under Exhibit C-1 and Exhibit C-2) and Building 4 Rights under their respective express terms for so long as such respective rights have not lapsed or been terminated in accordance with their respective terms. Project Declarant and Landlord shall have the right, in connection with Project Declarant’s development, redevelopment, alteration, improvement, operation, maintenance, or repair of the Project, to subject the Property and its appurtenant rights to easements for the construction, reconstruction, alteration, improvement, operation, repair or maintenance of elements thereof, for access and egress, for parking, for the installation, maintenance, repair, replacement or relocation of utilities serving the Project and to subject the Property to such other rights, agreements, and covenants for such purposes as Landlord may determine; provided that such rights, agreements, and covenants do not materially adversely affect the use of the Premises for their intended purposes (or with access thereto or parking rights granted hereunder for their intended purposes) in each case as more particularly set forth under the terms and conditions of this Lease. Tenant hereby agrees that this Lease shall be subject and subordinate to any such matters that do not materially adversely affect the use of the Premises, access thereto, or parking rights granted hereunder for their intended purposes (in each case as more particularly set forth under the terms and conditions of this Lease). Neither Tenant nor any Related Entity shall take any action, directly or indirectly, to oppose the Project or any phase thereof, to the extent the same are not in violation of this Section 16.13. In the event of any municipal action under the Special Permit Amendment that seeks to revoke occupancy rights for the Building due to a failure to comply with applicable conditions of the Special Permit Amendment (other than as may have arisen in whole or in part from an act or omission by Tenant or any Tenant Party), Landlord will use diligent efforts to avert the application to the Building of any such revocation action, including if appropriate taking measures to remedy any such conditions that are within Landlord’s reasonable control on the Building Site or the seeking of appropriate injunctive relief against the party responsible for causing or curing such failure in other portions of the Project.

Project Declarant and Landlord and their respective affiliates and their respective agents, employees, licensees and contractors shall also have the right to enter on the Property or Building (or any Appurtenant Exterior Areas serving the Building) to undertake work pursuant to any easement granted pursuant to the above paragraph; to shore up the foundations and/or walls of the Building or any Appurtenant Exterior Area; to erect scaffolding and protective barricades around, within or adjacent to the Building or any Appurtenant Exterior Area; and to do any other act necessary for the safety of the Building or any Appurtenant Exterior Area or the expeditious completion of such work. Landlord shall not be liable to Tenant for any compensation or reduction of Rent by reason of inconvenience or annoyance or for loss of business resulting from any act by Landlord pursuant to this Section 16.13 provided that Landlord complies with this Section 16.13. Landlord shall use reasonable efforts to minimize the extent and duration of any inconvenience, annoyance or disturbance to Tenant resulting from any work pursuant to this Section 16.13 in or about the Building or any Appurtenant Exterior Area, consistent with accepted construction practice. Landlord shall inform Tenant and work reasonably with Tenant to create an operating plan to ensure the minimization of inconvenience, annoyance and disturbance to Tenant and shall continue such consultative process throughout the course of completion of the work.

16.14. Confidentiality of Information.

Landlord agrees to hold any proprietary information identified as confidential by Tenant in writing and supplied to Landlord pursuant to this Lease, excluding any information required to be filed with a governmental agency (“Confidential Information”) in confidence. Notwithstanding the foregoing, Landlord may disclose such Confidential Information to its attorneys, accountants, property managers, real estate brokers, current or prospective purchasers, investors, or lenders, or their respective attorneys and consultants in connection with the financing or sale of the Property or Landlord’s review of such information to the extent such parties need to know the Confidential Information for the purpose of evaluating the proposed transaction and Landlord informs such parties of the confidential nature of the Confidential Information. The term “Confidential Information” does not include information that (i) is publicly known at the time of delivery, (ii) subsequently becomes publicly known through no breach of this Section 16.14 by Landlord or its representatives, (iii) Landlord can demonstrate was in its possession at the time of disclosure and was not acquired by it directly or indirectly from Tenant on a confidential basis, (iv) becomes available to Landlord on a non-confidential basis from a source other than the Tenant and which source, to the best of Landlord’s knowledge, is not under an obligation of confidence to Tenant or (v) is disclosed in the course of litigation between Landlord and Tenant or Landlord and any other third party.

[BALANCE OF PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned have caused this Lease to be executed as of the Lease Date set forth above.

LANDLORD:

NORMANDY GAP-V NEEDHAM BUILDING 3, LLC, a Delaware limited liability company

By:	/s/ David T. Welsh
Name:	David T. Welsh
Title:	Authorized Person

TENANT:

TRIPADVISOR LLC, a Delaware limited liability company

By:	/s/ Julie M.B. Bradley
Name:	Julie M.B. Bradley
Title:	Authorized Person

JOINDER BY PROJECT DECLARANT

The undersigned, in its capacity as the Project Declarant under the Project Condominium Documents, hereby joins in this Lease solely for the purposes set forth in Section 2.4(b) and Exhibits C-1, C-2, C-3, C-4, and N.

PROJECT DECLARANT:

NORMANDY GAP-V DEVELOPMENT NEEDHAM, LLC, a Delaware limited liability company

By:	/s/ David T. Welsh
Name:	David T. Welsh
Title:	Authorized Person

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